Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:

We have audited the accompanying Consolidated Balance Sheet of Ally Financial Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related Consolidated Statements of Income, Changes in Equity, and Cash Flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

February 25, 2011 (March 31, 2011 as to the earnings per share information described in Note 1, Description of

Business and Significant Accounting Policies, and Note 20, Equity and Earnings per Common Share)

Consolidated Statement of Income

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$6,555	$6,395	$8,432
Interest on loans held-for-sale	664	447	837
Interest on trading securities	15	132	127
Interest and dividends on available-for-sale investment securities	362	226	376
Interest-bearing cash	70	99	375
Other interest income, net	1	86	325
Operating leases	3,780	5,715	7,582

Total financing revenue and other interest income	11,447	13,100	18,054
Interest expense
Interest on deposits	660	700	707
Interest on short-term borrowings	447	566	1,451
Interest on long-term debt	5,729	6,008	8,283

Total interest expense	6,836	7,274	10,441
Depreciation expense on operating lease assets	2,030	3,748	5,478
Impairment of investment in operating leases	—	—	1,218

Net financing revenue	2,581	2,078	917
Other revenue
Servicing fees	1,563	1,549	1,747
Servicing asset valuation and hedge activities, net	(394)	(1,104)	(263)

Total servicing income, net	1,169	445	1,484
Insurance premiums and service revenue earned	1,865	1,977	2,710
Gain on mortgage and automotive loans, net	1,267	811	159
(Loss) gain on extinguishment of debt	(123)	665	12,628
Other gain (loss) on investments, net	505	166	(378)
Other (loss) gain on trading securities, net	(6)	173	(689)
Other income, net of losses	644	180	(643)

Total other revenue	5,321	4,417	15,271
Total net revenue	7,902	6,495	16,188
Provision for loan losses	442	5,604	3,102
Noninterest expense
Compensation and benefits expense	1,622	1,576	1,916
Insurance losses and loss adjustment expenses	876	1,042	1,402
Other operating expenses	3,783	5,232	5,031

Total noninterest expense	6,281	7,850	8,349
Income (loss) from continuing operations before income tax expense (benefit)	1,179	(6,959)	4,737
Income tax expense (benefit) from continuing operations	153	74	(136)

Net income (loss) from continuing operations	1,026	(7,033)	4,873

Income (loss) from discontinued operations, net of tax	49	(3,265)	(3,005)

Net income (loss)	$1,075	$(10,298)	$1,868

Net (loss) income attributable to common shareholders	$(786)	$(11,523)	$1,868

Statement continues on the next page.

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Basic and diluted earnings per common share (a)
Net (loss) income from continuing operations	$(1,042)	$(15,596)	$44,747
Income (loss) from discontinued operations, net of tax	61	(6,169)	(27,595)

Net (loss) income	$(981)	$(21,765)	$17,152

Weighted-average common shares outstanding	800,597	529,392	108,884

(a)	Due to the net loss attributable to common shareholders in 2010 and 2009, income attributable to common shareholders and basic weighted average common shares outstanding were used to calculate basic and diluted earnings per share.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

	December 31,
	2010	2009
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$1,714	$1,840
Interest-bearing	9,956	12,948

Total cash and cash equivalents	11,670	14,788
Trading securities	240	739
Investment securities	14,846	12,158
Loans held-for-sale, net ($6,424 and $5,545 fair value-elected)	11,411	20,625
Finance receivables and loans, net
Finance receivables and loans, net ($1,015 and $1,391 fair value-elected)	102,413	77,701
Allowance for loan losses	(1,873)	(2,445)

Total finance receivables and loans, net	100,540	75,256
Investment in operating leases, net	9,128	15,995
Mortgage servicing rights	3,738	3,554
Premiums receivable and other insurance assets	2,181	2,720
Other assets	17,564	19,887
Assets of operations held-for-sale	690	6,584

Total assets	$172,008	$172,306

Liabilities
Deposit liabilities
Noninterest-bearing	$2,131	$1,755
Interest-bearing	36,917	30,001

Total deposit liabilities	39,048	31,756
Short-term borrowings	7,508	10,292
Long-term debt ($972 and $1,294 fair value-elected)	86,612	88,021
Interest payable	1,829	1,637
Unearned insurance premiums and service revenue	2,854	3,192
Reserves for insurance losses and loss adjustment expenses	862	1,215
Accrued expenses and other liabilities	12,126	10,456
Liabilities of operations held-for-sale	680	4,898

Total liabilities	151,519	151,467
Equity
Common stock and paid-in capital	19,668	13,829
Mandatorily convertible preferred stock held by U.S. Department of Treasury	5,685	10,893
Preferred stock	1,287	1,287
Accumulated deficit	(6,410)	(5,630)
Accumulated other comprehensive income	259	460

Total equity	20,489	20,839

Total liabilities and equity	$172,008	$172,306

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit at December 31, 2010, were as follows.

($ in millions)
Assets
Loans held-for-sale, net	$21
Finance receivables and loans, net
Finance receivables and loans, net ($1,015 fair value-elected)	33,483
Allowance for loan losses	(238)

Total finance receivables and loans, net	33,245
Investment in operating leases, net	1,065
Other assets	3,194
Assets of operations held-for-sale	85

Total assets	$37,610

Liabilities
Short-term borrowings	$964
Long-term debt ($972 fair value-elected)	24,466
Interest payable	15
Accrued expenses and other liabilities	352
Liabilities of operations held-for-sale	45

Total liabilities	$25,842

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

	Members’ interests	Mandatorily convertible preferred interests held by U.S. Department of Treasury	Preferred interests	Retained earnings	Accumulated other comprehensive income (loss)	Total equity	Comprehensive income (loss)
	($ in millions)
Balance at December 31, 2007	$8,912		$1,052	$4,649	$952	$15,565
Cumulative effect of a change in accounting principle, net of tax (a)				(155)		(155)

Balance at January 1, 2008, after cumulative effect of adjustments	$8,912		$1,052	$4,494	$952	$15,410
Capital contributions (b)	758					758
Net income				1,868		1,868	$1,868
Dividends to members (b)				(79)		(79)
Issuance of preferred interests		$5,000	235			5,235
Other comprehensive loss					(1,341)	(1,341)	(1,341)
Other				3		3

Balance at December 31, 2008	$9,670	$5,000	$1,287	$6,286	$(389)	$21,854	$527

Capital contributions (b)	$1,247					$1,247
Net loss				$(4,578)		(4,578)	$(4,578)
Preferred interests dividends paid to the U.S. Department of Treasury				(160)		(160)
Preferred interests dividends				(195)		(195)
Dividends to members (b)				(119)		(119)
Issuance of preferred interests		$7,500				7,500
Other comprehensive income					$497	497	497

Balance at June 30, 2009, before conversion from limited liability company to a corporation (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)

Statement continues on the next page.

Consolidated Statement of Changes in Equity

	Common stock and paid-in capital	Mandatorily convertible preferred stock held by U.S. Department of Treasury	Preferred stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total equity	Comprehensive (loss) income
	($ in millions)
Balance at June 30, 2009, after conversion from limited liability company to a corporations (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)
Capital contributions (b)	55					55
Net loss				(5,720)		(5,720)	(5,720)
Preferred stock dividends paid to the U.S. Department of Treasury				(695)		(695)
Preferred stock dividends (b)				(175)		(175)
Dividends to shareholders (b)				(274)		(274)
Issuance of preferred stock		1,250				1,250
Conversion of preferred stock	2,857	(2,857)
Other comprehensive income					352	352	352

Balance at December 31, 2009	$13,829	$10,893	$1,287	$(5,630)	$460	$20,839	$(9,449)

Cumulative effect of a change in accounting principle, net of tax (d)				(57)	4	(53)

Balance at January 1, 2010, after cumulative effect of adjustments	$13,829	$10,893	$1,287	$(5,687)	$464	$20,786
Capital contributions	15					15
Net income				1,075		1,075	$1,075
Preferred stock dividends paid to the U.S. Department of Treasury				(963)		(963)
Preferred stock dividends (b)				(282)		(282)
Dividends to shareholders (b)				(11)		(11)
Conversion of preferred stock and related amendment (e)	5,824	(5,208)		(616)
Other comprehensive loss					(205)	(205)	(205)
Other (f)				74		74

Balance at December 31, 2010	$19,668	$5,685	$1,287	$(6,410)	$259	$20,489	$870

(a)	Relates to the adoption of ASC Topic 820, Fair Value Measurements and Disclosures, which increased retained earnings by $23 million and the adoption of ASC Topic 825, Financial Instruments, which decreased retained earnings by $178 million.

(b)	Refer to Note 26 to the Consolidated Financial Statements for further detail.

(c)	Effective June 30, 2009, we converted from a Delaware limited liability company into a Delaware corporation. Each unit of each class of common membership interest issued and outstanding immediately prior to the conversion was converted into an equivalent number of shares of common stock with substantially the same rights and preferences as the common membership interests. Upon conversion, holders of our preferred membership interests also received an equivalent number of preferred stock with substantially the same rights and preferences as the former preferred membership interests.

(d)	Relates to the adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to Note 1 for additional information.

(e)	Refer to Note 20 to the Consolidated Financial Statements for further detail.

(f)	Represents a reduction of the estimated payment accrued for tax distributions as a result of the completion of the GMAC LLC U.S. Return of Partnership Income for the tax period January 1, 2009, through June 30, 2009. Refer to Note 24 to the Consolidated Financial Statement for further details.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Operating activities
Net income (loss)	$1,075	$(10,298)	$1,868
Reconciliation of net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	4,100	5,958	6,722
Operating lease impairment	—	—	1,234
Impairment of goodwill and other intangible assets	—	607	58
Other impairment	170	1,516	—
Amortization and valuation adjustments of mortgage servicing rights	872	142	2,250
Provision for loan losses	469	6,173	3,683
(Gain) loss on sale of loans, net	(1,014)	(192)	1,825
Net (gains) losses on investment securities	(520)	(2)	1,203
Loss (gain) on extinguishment of debt	123	(665)	(12,628)
Originations and purchases of loans held-for-sale	(73,823)	(88,283)	(132,023)
Proceeds from sales and repayments of loans held-for-sale	80,093	78,673	141,312
Net change in
Trading securities	(39)	734	741
Deferred income taxes	(272)	(402)	(396)
Interest payable	177	83	(651)
Other assets	1,240	3,711	(1,213)
Other liabilities	(504)	(1,473)	178
Other, net	(540)	(1,414)	(68)

Net cash provided by (used in) operating activities	11,607	(5,132)	14,095

Investing activities
Purchases of available-for-sale securities	(24,116)	(21,148)	(16,202)
Proceeds from sales of available-for-sale securities	17,872	10,153	14,068
Proceeds from maturities of available-for-sale securities	4,527	4,527	7,502
Net (increase) decrease in finance receivables and loans	(17,306)	14,259	5,570
Proceeds from sales of finance receivables and loans	3,138	260	1,366
Change in notes receivable from GM	(38)	803	(62)
Purchases of operating lease assets	(3,551)	(732)	(10,544)
Disposals of operating lease assets	8,627	6,612	7,633
(Purchases) sales of mortgage servicing rights, net	(56)	—	797
Proceeds from sale of business units, net (a)	161	296	319
Other, net (b)	3,175	2,098	471

Net cash (used in) provided by investing activities	(7,567)	17,128	10,918

Statement continues on the next page.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Financing activities
Net change in short-term debt	(3,629)	(338)	(22,815)
Net increase in bank deposits	6,556	10,703	6,447
Proceeds from issuance of long-term debt	39,002	30,679	44,724
Repayments of long-term debt	(49,530)	(61,493)	(59,627)
Proceeds from issuance of common stock	—	1,247	—
Proceeds from issuance of preferred stock to the U.S. Department of Treasury	—	8,750	5,000
Dividends paid	(1,253)	(1,592)	(113)
Other, net	869	1,064	(1,784)

Net cash used in financing activities	(7,985)	(10,980)	(28,168)

Effect of exchange-rate changes on cash and cash equivalents	102	(602)	629

Net (decrease) increase in cash and cash equivalents	(3,843)	414	(2,526)
Adjustments for change in cash and cash equivalents of operations held-for-sale (a)(b)	725	(777)	—
Cash and cash equivalents at beginning of year	14,788	15,151	17,677

Cash and cash equivalents at end of year	$11,670	$14,788	$15,151

Supplemental disclosures
Cash paid for
Interest	$5,531	$7,868	$12,092
Income taxes	517	355	130
Noncash items
Increase in finance receivables and loans due to a change in accounting principle (c)	17,990	—	—
Increase in long-term debt due to a change in accounting principle (c)	17,054	—	—
Increase in equity (d)	—	—	235
Capital contributions from stockholders/members	—	34	758
Conversion of preferred stock to common equity	5,208	—	—
Other disclosures
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	1,324	1,010	1,747
Consolidation of loans, net	137	1,410	—
Consolidation of variable interest entity debt	78	1,184	—
Deconsolidation of loans, net	1,969	—	2,353
Deconsolidation of variable interest entity debt	1,903	—	2,539

(a)	The amounts for the year ended December 31, 2010, are net of cash and cash equivalents of $1.2 billion of business units at the time of disposition.

(b)	Cash flows of operations held-for-sale are reflected within operating, investing, and financing activities in the Consolidated Statement of Cash Flows. The cash balance of these operations are reported as assets of operations held-for-sale on the Consolidated Balance Sheet.

(c)	Relates to the adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to Note 1 for additional information.

(d)	Represents long term debt exchanged for preferred interests in 2008.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements

1. Description of Business and Significant Accounting Policies

Ally Financial Inc. (formerly GMAC Inc. and referred to herein as Ally, we, our, or us) is a leading, independent, globally diversified, financial services firm with $172 billion in assets and operations in 37 countries. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the Bank Holding Company Act of 1956, as amended (the BHC Act). Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (online and telephonic) banking market, with $33.9 billion of deposits at December 31, 2010.

Residential Capital, LLC

Residential Capital, LLC (ResCap), one of our mortgage subsidiaries, was negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. ResCap is highly leveraged relative to its cash flow and previously recognized credit and valuation losses resulting in a significant deterioration in capital. ResCap’s consolidated tangible net worth, as defined, was $846 million at December 31, 2010, and ResCap remained in compliance with all of its consolidated tangible net worth covenants. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity excluding intangible assets. There continues to be a risk that ResCap may not be able to meet its debt service obligations, may default on its financial debt covenants due to insufficient capital, and/or may be in a negative liquidity position in future periods.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs including debt maturing in the next twelve months and other risks and uncertainties. ResCap’s initiatives could include, but are not limited to, the following: continuing to work with key credit providers to optimize all available liquidity options; possible further reductions in assets and other restructuring activities; focusing production on conforming and government-insured residential mortgage loans; exploring strategic alternatives such as alliances, joint ventures, and other transactions with third parties with respect to certain ResCap assets and businesses; and continued exploration of opportunities for funding and capital support from Ally and its affiliates. The outcomes of most of these initiatives are to a great extent outside of ResCap’s control resulting in increased uncertainty as to their successful execution.

During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of this, we effectively exited the European mortgage market through the sale of our U.K. and continental Europe operations. The sale of these operations was completed on October 1, 2010. Certain components of the sale were completed on September 30, 2010. Refer to Note 2 for additional information on the sale. We also completed the sale of certain higher-risk legacy mortgage assets and settled representation and warranty claims with certain counterparties. The ongoing focus of our Mortgage Origination and Servicing operations will be predominately the origination of conforming and government-insured residential mortgages and mortgage servicing. While the opportunities for further risk mitigation remain, the risk in our Mortgage Legacy Portfolio and Other operations has been materially reduced as compared to recent levels.

In the future, Ally and ResCap may take additional actions with respect to ResCap as each party deems appropriate. These actions may include Ally providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

other hedging or similar transactions with respect to ResCap or its debt securities; Ally purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, a merger, sale, asset sales, consolidation, spin-off, distribution, or other business combination or reorganization or similar action with respect to all or part of ResCap and/or its affiliates. In this context, Ally and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations, and prospects of Ally and ResCap; ResCap’s ability to obtain third-party financing; tax considerations; the current and anticipated future trading price levels of ResCap’s debt instruments; conditions in the mortgage banking industry and general economic conditions; other investment and business opportunities available to Ally and/or ResCap; and any nonpublic information that ResCap may possess or that Ally receives from ResCap.

ResCap remains heavily dependent on Ally and its affiliates for funding and capital support, and there can be no assurance that Ally or its affiliates will continue such actions or that Ally will choose to execute any further strategic transactions with respect to ResCap, or that any transactions undertaken will be successful.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, there are currently no commitments or assurances for future capital support. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

Ally has extensive financing and hedging arrangements with ResCap that could be at risk of nonpayment if ResCap were to file for bankruptcy. At December 31, 2010, we had $1.9 billion in secured financing arrangements with ResCap of which $1.5 billion in loans was utilized. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, could be slower. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. It is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. In addition, should ResCap file for bankruptcy, our $846 million investment related to ResCap’s equity position would likely be reduced to zero. If a ResCap bankruptcy were to occur and a substantial amount of our credit exposure is not repaid to us, it would have an adverse impact on our near-term net income and capital position, but we do not believe it would have a materially adverse impact on Ally’s consolidated financial position over the longer term.

Consolidation and Basis of Presentation

The Consolidated Financial Statements include our accounts and accounts of our majority-owned subsidiaries after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 11 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries (excluding Venezuela due to hyperinflation) are translated into U.S. dollars at year-end exchange rates. The

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Certain amounts in prior periods have been reclassified to conform to the current presentation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and certain highly liquid investment securities with maturities of three months or less from the date of purchase. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Consolidated Balance Sheet. The book value of cash equivalents approximates fair value because of the short maturities of these instruments. Certain securities with original maturities less than 90 days that are held as a portion of longer-term investment portfolios, primarily held by our Insurance operations, are classified as investment securities.

Securities

Our portfolio of securities includes government securities, corporate bonds, asset- and mortgage-backed securities, interests in securitization trusts, equity securities, and other investments. Securities are classified based on management’s intent. Our trading securities primarily consist of retained and purchased interests in certain securitizations. The retained interests are carried at fair value with changes in fair value recorded in current period earnings. Debt securities that management has the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. All other securities are classified as available for sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income or loss, a component of equity, on an after-tax basis. Premiums and discounts on debt securities are amortized as an adjustment to investment yield generally over the contractual term of the security. We employ a systematic methodology that considers available evidence in evaluating potential other-than-temporary impairment of our investments classified as available-for-sale or held-to-maturity. If the cost of an investment exceeds its fair value, we evaluate, among other factors, the magnitude and duration of the decline in fair value. We also evaluate the financial health of and business outlook for the issuer, the performance of the underlying assets for interests in securitized assets, and our intent and ability to hold the investment.

Once a decline in fair value of an equity security is determined to be other-than-temporary, an impairment charge for the credit component is recorded to other gain (loss) on investments, net, in our Consolidated Statement of Income, and a new cost basis in the investment is established. Noncredit component losses of a debt security are recorded in other comprehensive income (loss) when we do not intend to sell the security or is not more likely than not to have to sell the security prior to the security’s anticipated recovery. Noncredit component losses are amortized over the remaining life of the debt security by offsetting the recorded value of the asset.

Realized gains and losses on investment securities are reported in other gain (loss) on investments, net, and are determined using the specific identification method.

For detail on trading securities refer to Note 6 and for detail on investment securities refer to Note 7.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Loans Held-for-sale

Loans held-for-sale may include consumer automobile, consumer mortgage, and commercial receivables and loans. Loans held-for-sale are carried at the lower of cost or estimated fair value. Loan origination fees, as well as discount points and incremental direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on sale of loans when sold. Fair value is determined by type of loan and is generally based on contractually established commitments from investors, current investor yield requirements, current secondary market pricing, or cash flow models using market-based yield requirements. Certain of our domestic consumer mortgages are reported at fair value as a result of the fair value option election. Refer to Note 8 for details on loans held-for-sale and Note 27 for details on fair value measurement.

Finance Receivables and Loans

Finance receivables and loans are reported at the principal amount outstanding, net of unearned income, premiums and discounts, and allowances. Unearned income, which includes deferred origination fees reduced by origination costs and unearned rate support received from an automotive manufacturer on certain automotive loans, is amortized over the contractual life of the related finance receivable or loan using the interest method. Loan commitment fees are generally deferred and amortized over the commitment period. For detail on finance receivables and loans, refer to Note 9.

We classify finance receivables and loans between loans held-for-sale and loans held-for-investment based on management’s assessment of our intent and ability to hold loans for the foreseeable future or until maturity. Management’s intent and ability with respect to certain loans may change from time to time depending on a number of factors including economic, liquidity, and capital conditions. Management’s view of the foreseeable future is generally a twelve-month period based on the longest reasonably reliable net income, liquidity, and capital forecast period.

Our portfolio segments are based on the level at which we develop and document our methodology for determining the allowance for loan losses. Additionally, the classes of finance receivables are based on several factors including the method for monitoring and assessing credit risk, the method of measuring carrying value, and the risk characteristics of the finance receivable. Based on an evaluation of our process for developing the allowance for loan losses including the nature and extent of exposure to credit risk arising from finance receivables, we have determined our portfolio segments to be consumer automobile, consumer mortgage, and commercial.

•	Consumer automobile — Consists of retail automobile financing for new and used vehicles.

•	Consumer mortgage — Consists of the following classes of finance receivables.

•	1st Mortgage — Consists of residential mortgage loans that are secured in a first-lien position and have priority over all other liens or claims on the respective collateral.

•	Home equity — Consists of residential home equity loans or mortgages with a subordinate-lien position.

•	Commercial — Consists of the following classes of finance receivables.

•	Commercial and Industrial

•

Automobile — Consists of financing operations to fund dealer purchases of new and used vehicle through wholesale or floorplan financing. Additional commercial offerings include automotive dealer term loans, revolving lines of credit, and dealer fleet financing.

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•	Mortgage — Consists primarily of warehouse lending.

•	Other — Consists of senior secured commercial lending and our resort finance portfolio. We sold our resort finance portfolio during the third quarter of 2010.

•	Commercial Real Estate

•	Automobile — Consists of term loans to finance dealership land and buildings.

•

Mortgage — Related primarily to activities within our business capital group, which provides financing to residential land developers and homebuilders. These activities are in wind-down and do not represent a material component of our business.

Nonaccrual Loans

Revenue recognition is suspended when all classes of finance receivables and loans are placed on nonaccrual status. Generally, all classes of finance receivables and loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when determined not to be probable of full collection. Exceptions include commercial real estate loans that are placed on nonaccrual status when delinquent for 60 days. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured. Typically, this requires a sustained period of repayment performance of at least six consecutive months by the borrower.

Generally, we recognize all classes of loans as past due when they are 30 days delinquent.

Impaired Loans

All classes of commercial loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. Income recognition is consistent with that of nonaccrual loans discussed above. For collateral dependent loans, if the recorded investment in impaired loans exceeds the fair value of the collateral, a valuation allowance is established as a component of the allowance for loan losses.

For all classes of consumer loans, impaired loans are loans that have been modified in troubled debt restructurings. Troubled debt restructurings typically result from our loss mitigation activities and could include rate reductions, principal forgiveness, forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. A troubled debt restructuring involving only a modification of terms requires that the restructured loan be measured at the present value of the expected future cash flows discounted at the effective interest rate at the time of modification, as based on the original loan terms. Alternately, the loan may be measured for impairment based on the fair value of the underlying collateral if the loan is collateral dependent. If the value of the loan is less than the recorded investment in the loan, we recognize an impairment by creating a valuation allowance or by adjusting an existing valuation allowance for the impaired loan. For loans held-for-investment that are not carried at fair value and are troubled debt restructurings, impairment is measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate prior to the restructuring. Loans with insignificant delays or insignificant short falls in the amount of payments expected not to be collected are not considered to be impaired.

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Notes to Consolidated Financial Statements — (Continued)

Our policy is to place all modified loans, including troubled debt restructured loans on nonaccrual status until the loan has been brought fully current, the collection of contractual principal and interest is reasonably assured, and six consecutive months of repayment performance is achieved.

Charge-offs

As a general rule, consumer automobile loans are written down to estimated collateral value, less costs to sell, once a loan becomes 120 days past due; and second-lien consumer mortgage loans within our home equity class are charged off at 180 days past due. Consumer first-lien mortgage loans, which consists of our entire 1st mortgage class and a subset of our home equity class that are secured by real estate are written down to estimated collateral value, less costs to sell, once a mortgage loan becomes 180 days past due. Consumer automobile and second-lien consumer mortgage loans in bankruptcy that are 60 days past due are fully charged off within 60 days of receipt of notification of filing from the bankruptcy court. First-lien consumer mortgage loans in bankruptcy that are 60 days past due are written down to estimated collateral value, less costs to sell, within 60 days of receipt of notification of filing from the bankruptcy court. Regardless of other timelines noted within this policy, loans are considered collateral dependent at the time foreclosure proceedings begin and are charged off to the fair value of the underlying collateral, less costs to sell at that time.

Commercial loans are individually evaluated and where collectability of the recorded balance is in doubt are written down to fair value of the collateral less costs to sell. Generally, all commercial loans, both collateral and noncollateral dependent, are charged off when they are 360 days or more past due.

Allowance for Loan Losses

The allowance for loan losses (the allowance) is management’s estimate of incurred losses in the lending portfolios. We determine the amount of the allowance required for each of our portfolio segments based on its relative risk characteristics. The evaluation of these factors for both consumer and commercial finance receivables and loans involves complex, subjective judgments. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, net of amounts recovered on previously charged-off accounts.

The allowance is comprised of two components: reserves established for specific loans evaluated as impaired and portfolio-level reserves established for large groups of typically smaller balance homogenous loans that are collectively evaluated for impairment. We evaluate the adequacy of the allowance based on the combined total of these two components. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Measurement of impairment for specific reserves is generally determined on a loan by loan basis. An individual loan should be considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the agreement. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the estimated fair value of the collateral less estimated costs to sell, whichever is determined to be the most appropriate. When these measurement values are lower than the carrying value of that loan, impairment is recognized. Loans that are deemed not to be individually impaired are pooled with other loans with similar risk characteristics for evaluation of impairment for the portfolio-level allowance.

For the purpose of calculating portfolio-level reserves, we have determined logical grouping of loans into three portfolio segments: consumer automobile, consumer mortgage, and commercial. The allowance consists of the

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Notes to Consolidated Financial Statements — (Continued)

combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, and a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of changes in underwriting standards, collections and account management effectiveness, geographic concentrations, and economic events, among other factors, that have occurred but are not yet reflected in the quantitative assessment component. All qualitative adjustments are adequately documented, reviewed and approved through our established risk governance processes. Refer to Note 9 for detail on the allowance for loan losses.

Consumer Loans

Our consumer automobile and consumer mortgage portfolio segments are reviewed for impairment based on an analysis of loans that are grouped into common risk categories (i.e., past due status, loan or lease type, collateral type, borrower, industry or geographic concentrations). We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectability of those portfolios. Loss models are utilized for these portfolios, which consider a variety of factors including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by loan type.

Consumer Automobile Portfolio Segment

The allowance for loan losses within the consumer automobile portfolio segment is calculated by leveraging proprietary statistical models and other risk indicators to pools of loans with similar risk characteristics, including credit bureau score, loan-to-value and vehicle type, to arrive at an estimate of incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated defaults based on portfolio trends, delinquencies, and general economic and business trends. These statistical models predict forecasted losses inherent in the portfolio based on both vintage and migration analyses.

The forecasted losses consider historical factors such as frequency (the number of contracts that we expect to default) and loss severity (the expected loss on a per vehicle basis). The loss severity within the consumer automobile portfolio segment is impacted by the market values of vehicles that are repossessed. Vehicle market values are affected by numerous factors including the condition of the vehicle upon repossession, the overall price and volatility of gasoline or diesel fuel, consumer preference related to specific vehicle segments, and other factors.

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our consumer automobile portfolio segment did not change during 2010.

Consumer Mortgage Portfolio Segment

The allowance for loan losses within the consumer mortgage portfolio segment is calculated by leveraging proprietary statistical models based on pools of loans with similar risk characteristics, including credit bureau score, loan-to-value, loan age, documentation type, product type, and loan purpose, to arrive at an estimate of

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Notes to Consolidated Financial Statements — (Continued)

incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated foreclosures or defaults based on portfolio trends, delinquencies, and general economic and business trends.

The forecasted losses are statistically derived based on a suite of loan-level behavior models linked into a state transition modeling framework. This transition framework predicts various stages of delinquency, default, and voluntary prepayment over the course of the life of the loan. The transition probability is a function of the loan and borrower characteristics and economic variables and considers historical factors such as frequency (the number of contracts that we except to default) and loss severity (the expected loss on a per property basis). When a default event is predicted, a severity model is applied to estimate future loan losses. The loss severity within the consumer mortgage portfolio segment is impacted by the market values of foreclosed properties, which is affected by numerous factors, including geographic considerations and the condition of the foreclosed property.

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our consumer mortgage portfolio segment did not change during 2010.

Commercial

The allowance for loan losses within the commercial portfolio is comprised of reserves established for specific loans evaluated as impaired and portfolio-level reserves based on nonimpaired loans grouped into pools based on similar risk characteristics and collectively evaluated.

A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement, when appropriate.

Nonimpaired loans are grouped into pools based on similar risk characteristics and collectively evaluated. Our risk rating models use historical loss experience, concentrations, current economic conditions, and performance trends. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. In assessing the risk rating of a particular loan, several factors are considered including an evaluation of historical and current information involving subjective assessments and interpretations. In addition, the allowance related to the commercial portfolio segment is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans.

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Notes to Consolidated Financial Statements — (Continued)

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our commercial portfolio segment did not change during 2010.

Securitizations and Variable Interest Entities

We securitize, sell, and service consumer automobile loans, operating leases, wholesale loans, and consumer mortgage loans. Securitization transactions typically involve the use of variable interest entities and are accounted for either as sales or secured financings. Economic interests in the securitized and sold assets are generally retained in the form of senior or subordinated interests, interest- or principal-only strips, cash reserve accounts, residual interests, and servicing rights.

In order to conclude whether or not a variable interest entity is required to be consolidated, careful consideration and judgment must be given to the continuing involvement with the variable interest entity. Subsequent to the implementation of ASU 2009-17 on January 1, 2010, in circumstances where we have both the power to direct the activities of the entity that most significantly impact the entity’s performance and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, we would conclude that we would consolidate the entity, which would also preclude us from recording an accounting sale on the transaction. In the case of a consolidated variable interest entity, the accounting is consistent with a secured financing, i.e., we continue to carry the loans and we record the securitized debt on our balance sheet. Further, there is no specific accounting record of our economic interests, but rather, they are captured as the difference between the loan and debt accounting.

In transactions where either one or both of the power or economic criteria mentioned above are not met, we then must determine whether or not we achieve a sale for accounting purposes. In order to achieve a sale for accounting purposes, the assets being transferred must be legally isolated, not be constrained by restrictions from further transfer, and be deemed to be beyond our control. If we were to fail any of the three criteria for accounting sale, the accounting would be consistent with the preceding paragraph (i.e., a secured borrowing). However, if we meet the criteria, the transaction would be recorded as a sale, and the variable interest entity would not be consolidated, refer to Note 11 for discussion on variable interest entities.

Prior to the implementation of ASU 2009-17, many of our securitization were performed utilizing qualifying special purpose entities, which were exempt from consideration for consolidation so long as the transaction would otherwise qualify as a sale. Therefore, these transactions were recorded as sales. Additionally, the gain or loss on sale was dependent on the previous carrying amount of the assets involved in the transfer and were allocated between the assets sold and the retained interests based on relative fair values except for certain servicing assets and liabilities, which were initially recorded at fair value on the date of the sale.

Subsequent to the implementation of ASU 2009-17, gains or losses on off-balance sheet securitizations take into consideration the fair value of the retained interests including the value of certain servicing assets or liabilities, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests and servicing requires us to exercise significant judgment about the timing and amount of future cash flows from the interests. Refer to the Note 27 for a discussion of fair value estimates.

Gains or losses on off-balance sheet securitizations and sales are reported in gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income for consumer automobile loans, wholesale loans,

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Notes to Consolidated Financial Statements — (Continued)

and consumer mortgage loans. Declines in the fair value of retained interests below the carrying amount are reflected in other comprehensive income, a component of equity, or as other (loss) gain on investments, net, in our Consolidated Statement of Income if such declines are determined to be other than temporary or if the interests are classified as trading. Retained interests, as well as any purchased securities, are generally included in available-for-sale investment securities, trading investment securities, or other assets. Designation as available for sale or trading depends on management’s intent. Securities that are noncertificated and cash reserve accounts related to securitizations are included in other assets on our Consolidated Balance Sheet.

We retain servicing responsibilities for all of our consumer automobile loan, operating lease, and wholesale loan securitizations and for the majority of our consumer mortgage loan securitizations. We may receive servicing fees based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees in the Consolidated Statement of Income. We also retain the right to service the consumer mortgage loans sold in securitization transactions involving the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae) (collectively the Government-sponsored Enterprises or GSEs) and private investors. We also serve as the collateral manager in the securitizations of commercial investment securities.

Whether on or off balance sheet, the investors in the securitization trusts generally have no recourse to our other assets outside of customary market representation and warranty repurchase provisions.

Mortgage Servicing Rights

Primary servicing rights represent our right to service consumer residential mortgages securitized by us or through the GSEs and third-party whole-loan sales. Primary servicing involves the collection of payments from individual borrowers and the distribution of these payments to the investors or master servicer. Master-servicing rights represent our right to service mortgage- and asset-backed securities and whole-loan packages issued for investors. Master servicing involves the collection of borrower payments from primary servicers and the distribution of those funds to investors in mortgage- and asset-backed securities and whole-loans packages. We also purchase and sell primary and master-servicing rights through transactions with other market participants.

We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as mortgage servicing rights (MSRs). These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. MSRs are not recorded on securitizations accounted for as secured financings.

We measure all mortgage servicing assets and liabilities at fair value. We define our servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities.

Since quoted market prices for MSRs are not readily available, we estimate the fair value of MSRs by determining the present value of future expected cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the MSRs, such as surety provider

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Notes to Consolidated Financial Statements — (Continued)

termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of MSRs, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our MSRs by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates. Refer to Note 12 for further discussion of our servicing activities.

Repossessed and Foreclosed Assets

Assets are classified as repossessed and foreclosed and included in other assets when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place. Repossessed and foreclosed assets are carried at the lower of the outstanding balance at the time of repossession or foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed and foreclosed assets are charged to the allowance for loan and lease losses at the time of repossession. Declines in value after repossession are charged to other operating expenses for loans and depreciation expense for lease contracts as incurred.

Goodwill and Other Intangibles

Goodwill and other intangible assets, net of accumulated amortization, are reported in other assets. In accordance with applicable accounting standards, goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired, including identifiable intangibles. Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires us to define the reporting units and compare the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units in our impairment test is determined based on various analyses including discounted cash flow projections using assumptions a market participant would use. If the carrying value is less than the fair value, no impairment exists, and the second step does not need to be completed. If the carrying value is higher than the fair value or there is an indication that impairment may exist, a second step must be performed to compute the amount of the impairment, if any. Applicable accounting standards require goodwill to be tested for impairment annually at the same time every year and whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill impairment assessment is performed as of August 31 of each year. Refer to Note 14 for a discussion of the related goodwill impairment charge in 2009 and 2008. There was no goodwill impairment charge in 2010.

Investment in Operating Leases

Investment in operating leases is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over the lease term. Rate support payments that we receive from manufacturers are treated as a reduction to the cost-basis in the underlying lease asset and are recognized over the life of the contract as a reduction to depreciation expense. We periodically evaluate our depreciation rate for leased vehicles based on projected residual values. Income from operating lease assets that includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term.

We have significant investments in the residual values of assets in our operating lease portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are initially determined based on residual values established at contract inception by consulting independently published residual value guides. Realization of the residual values is dependent on our future ability to market the vehicles

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under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the depreciation rates to the extent the expected value of the vehicle (including any residual support payments from GM) at lease termination changes. In addition to estimating the residual value at lease termination, we also evaluate the current value of the operating lease asset and test for impairment to the extent necessary based on market considerations and portfolio characteristics. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. If our operating lease assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Certain triggering events necessitated an impairment review of the investment in operating leases of our Global Automotive Services beginning in the second quarter of 2008. Refer to Note 10 for a discussion of the impairment charges recognized in 2008.

When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases to other assets and recorded at the lower-of-cost or estimated fair value, less costs to sell.

Impairment of Long-lived Assets

The carrying value of long-lived assets (including property and equipment) are evaluated for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a comparison of their carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Refer to the previous section of this note titled Investment in Operating Leases for a discussion pertaining to impairments related to our investment in operating leases in 2008. No material impairment was recognized in 2010 or 2009.

An impairment test on an asset group to be discontinued, held-for-sale, or otherwise disposed of is performed upon occurrence of a triggering event or when certain criteria are met (e.g., the asset can be disposed of within twelve months, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer). Long-lived assets held-for-sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying value of the assets held-for-sale exceeds the fair value less cost to sell, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets less cost to sell. During 2010 and 2009, impairment losses were recognized on asset groups that were classified as held-for-sale or disposed of by sale. Refer to Note 2 for a discussion of held-for-sale and discontinued operations.

Property and Equipment

Property and equipment stated at cost, net of accumulated depreciation and amortization, are reported in other assets. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which generally ranges from 3 to 30 years. Capitalized software is generally amortized on a straight-line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

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Notes to Consolidated Financial Statements — (Continued)

Private Debt Exchange and Cash Tender Offers

In 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of outstanding notes held by eligible holders for cash, newly issued notes of Ally, and in some cases preferred stock of a wholly owned Ally subsidiary. Refer to Note 17 for additional information related to the exchange and cash tender offers.

In evaluating the accounting for the private debt exchange and cash tender offers (the Offers), management was required to make a determination as to whether the Offers should be accounted for as a troubled debt restructuring (TDR) or an extinguishment of Ally and ResCap debt. In concluding on the accounting, management evaluated applicable accounting guidance. The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors considered to be indicators of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties, and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

In assessing whether Ally was experiencing financial difficulties for the purpose of accounting for the Offers, management applied applicable accounting guidance. Our assessment considered internal analyses such as our short- and long-term liquidity projections, net income forecasts, and runoff projections. These analyses were based upon our consolidated financial condition and our comprehensive ability to service both Ally and ResCap obligations and were based only on our current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loans originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all Ally and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with applicable fair value accounting guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing Ally unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their face value, which was estimated to be $234 million on

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Notes to Consolidated Financial Statements — (Continued)

December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of the newly issued bonds. In the aggregate, the offers resulted in an $11.7 billion increase to our consolidated equity position.

Unearned Insurance Premiums and Service Revenue

Insurance premiums, net of premiums ceded to reinsurers, and service revenue are earned over the terms of the policies. The portion of premiums and service revenue written applicable to the unexpired terms of the policies is recorded as unearned insurance premiums or unearned service revenue. For extended service and maintenance contracts, premiums and service revenues are earned on a basis proportionate to the anticipated loss emergence. For other short duration contracts, premiums and unearned service revenue are earned on a pro rata basis. For further detail, refer to Note 3.

Deferred Policy Acquisition Costs

Commissions, including compensation paid to producers of automotive service contracts and other costs of acquiring insurance that are primarily related to and vary with the production of business, are deferred and recorded in other assets. Deferred policy acquisition costs are amortized over the terms of the related policies and service contracts on the same basis as premiums and revenue are earned except for direct response advertising costs, which are amortized over their expected future benefit. We group costs incurred for acquiring like contracts and consider anticipated investment income in determining the recoverability of these costs.

Reserves for Insurance Losses and Loss Adjustment Expenses

Reserves for insurance losses and loss adjustment expenses are established for the unpaid cost of insured events that have occurred as of a point in time. More specifically, the reserves for insurance losses and loss adjustment expenses represent the accumulation of estimates for both reported losses and those incurred, but not reported, including claims adjustment expenses relating to direct insurance and assumed reinsurance agreements. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against provision for insurance losses and loss adjustment expenses. Reserves are established for each business at the lowest meaningful level of homogeneous data. Since the reserves are based on estimates, the ultimate liability may vary from such estimates. The estimates are regularly reviewed and adjustments, which can potentially be significant, are included in earnings in the period in which they are deemed necessary. Refer to Note 18 for detail on these reserves.

Loan Repurchase and Obligations Related to Loan Sales

Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and whole-loan purchasers. In addition, we infrequently sell securities to investors through private-label securitizations. In connection with these activities we provide to the GSEs, investors, whole-loan purchasers, and financial guarantors (monolines) various representations and warranties related to the loans sold. These representations and warranties generally relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, ability to deliver required documentation and compliance with applicable laws. Generally, the representations and warranties described in Note 30 may be enforced at any time over the life of the loan. ResCap assumes all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided a guarantee to Ally Bank that covers it from liability.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Upon a breach of a representation, we correct the breach in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or to indemnify (make-whole) a party for incurred losses or provide other recourse to a GSE or investor. Repurchase demands and claims for indemnification payments are reviewed on a loan-by-loan basis to validate if there has been a breach requiring repurchase or a make-whole payment. We actively contest claims to the extent we do not consider them valid. In cases where we repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. We seek to manage the risk of repurchase and associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards.

The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, because it is difficult to predict the level and timing of future demands, if any, losses cannot currently be reasonably estimated, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Consolidated Balance Sheet, and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Consolidated Statement of Income.

Derivative Instruments and Hedging Activities

We use derivative instruments for risk management purposes. Some of our derivative instruments are designated in qualifying hedge accounting relationships; other derivatives instruments do not qualify for hedge accounting or are not elected to be designated in a qualifying hedging relationship. In accordance with applicable accounting standards, all derivative financial instruments, whether designated for hedge accounting or not, are required to be recorded on the balance sheet as assets or liabilities and measured at fair value. Additionally, we generally report derivative financial instruments in the Consolidated Balance Sheet on a gross basis. However, in certain instances we report our position on a net basis where we have asset and liability derivative positions with a single counterparty, we have a legally enforceable right of offset, and we intend to settle the position on a net basis. For additional detail on derivative instruments and hedging activities, refer to Note 23.

At inception of a hedging relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge); as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as a hedge of the foreign-currency exposure of a net investment in a foreign operation. We formally document all relationships between hedging instruments and hedged items and risk management objectives for undertaking various hedge transactions. Both at the hedge’s inception and on an ongoing basis, we formally assess whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items.

Changes in the fair value of derivative financial instruments that are designated and qualify as fair value hedges along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

the current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instruments is recorded in accumulated other comprehensive income, a component of equity, and recognized in the income statement when the hedged cash flows affect earnings. For a derivative designated as hedging the foreign-currency exposure of a net investment in a foreign operation, the gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment with the exception of the spot to forward difference, which is recorded in current period earnings. The ineffective portions of fair value, cash flow, and net investment hedges are immediately recognized in earnings, along with the portion of the change in fair value that is excluded from the assessment of hedge effectiveness, if any.

The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the asset or liability and are recognized into income over the remaining life of the asset or liability. For terminated cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in other comprehensive income, a component of equity, and are reclassified into earnings in the same period that the hedged cash flows affect earnings. The previously recognized net derivative gain or loss for a net investment hedge continues to remain in accumulated other comprehensive income until earnings are impacted by sale or liquidation of the associated foreign operation. In all instances, after hedge accounting is no longer applied, any subsequent changes in fair value of the derivative instrument will be recorded into earnings.

Changes in the fair value of derivative financial instruments held for risk management purposes that are not designated as hedges under GAAP are reported in current period earnings.

Loan Commitments

We enter into commitments to make loans whereby the interest rate on the loans is set prior to funding (i.e., interest rate lock commitments). Interest rate lock commitments for mortgage loans to be originated for sale are derivative financial instruments carried at fair value in accordance with applicable accounting standards with changes in fair value included within current period earnings. The fair value of the interest rate lock commitments, which include expected net future cash flows related to the associated servicing of the loan, are accounted for through earnings for all written loan commitments accounted for at fair value. Servicing assets are recognized as distinct assets once they are contractually separated from the underlying loan by sale or securitization. Day-one gains or losses on derivative interest rate lock commitments are recognized when applicable.

Income Taxes

Effective June 30, 2009, we converted from an LLC to a Delaware corporation, thereby ceasing to be a pass-through entity for income tax purposes. As a result, we recorded our deferred tax assets and liabilities using the estimated corporate effective tax rate. Our banking, insurance, and foreign subsidiaries were generally always corporations and continued to be subject to tax and provide for U.S. federal, state, and foreign income taxes.

Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

which they arise we consider all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income (loss). For the years ended December 31, 2010 and 2009, we have concluded that the negative evidence is more objective and therefore outweighs the positive evidence, and therefore we have recorded total valuation allowances on net deferred tax assets of $2.0 billion and $2.5 billion, respectively. For additional information regarding our provision for income taxes, refer to Note 24.

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively.

Stock-based Compensation

Under accounting guidance for stock compensation, compensation cost recognized includes cost for stock-based awards. For certain stock-based awards compensation cost is ratably charged to expense over the applicable service periods. For other stock-based awards the awards require liability treatment and are remeasured quarterly at fair value until they are paid, with changes in fair value charged to compensation expense in the period in which the change occurs. Refer to Note 25 for a discussion of our share-based compensation plans.

Earnings per Common Share

We compute earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period. We compute diluted earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period plus the dilution resulting from the conversion of convertible preferred stock, if applicable.

Foreign Exchange

Foreign-denominated assets and liabilities resulting from foreign-currency transactions are valued using period end foreign-exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income in the Consolidated Statement of Changes in Equity. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign exchange rates. Refer to Derivative Instruments and Hedging Activities above for a discussion of our hedging activities of the foreign-currency exposure of a net investment in a foreign operation.

Recently Adopted Accounting Standards

Transfers and Servicing — Accounting for Transfers of Financial Assets (ASU 2009-16)

As of January 1, 2010, we adopted Accounting Standards Update (ASU) 2009-16 (formerly Statement of Financial Accounting Standards Board (SFAS) No. 166), which amended Accounting Standards Codification

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(ASC) Topic 860, Transfers and Servicing. This standard removes the concept of a qualifying special-purpose entity (QSPE) and creates more stringent conditions for reporting a sale when a portion of a financial asset is transferred. To determine if a transfer is to be accounted for as a sale, the transferor must assess whether the transferor and all of the entities included in the transferor’s consolidated financial statements surrendered control of the assets. For partial asset transfers, the transferred portion must represent a pro rata component of the entire asset with no form of subordination. This standard is applied prospectively for transfers that occur on or after the effective date; however, the elimination of the QSPE concept required us to retrospectively assess all current off-balance sheet QSPE structures for consolidation under ASC Topic 810, Consolidation, and record a cumulative-effect adjustment to retained earnings for any consolidation change. Retrospective application of ASU 2009-16, specifically the QSPE removal, was assessed as part of the analysis required by ASU 2009-17, Consolidations — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to the section below for further information related to ASU 2009-17.

Consolidations — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (ASU 2009-17)

As of January 1, 2010, we adopted ASU 2009-17 (formerly SFAS No. 167), which amended ASC Topic 810, Consolidation. This standard addresses the primary beneficiary assessment criteria for determining whether an entity is required to consolidate a variable interest entity (VIE). This standard requires an entity to determine whether it is the primary beneficiary by performing a qualitative assessment rather than using the quantitative-based model that was required under the previous accounting guidance. The qualitative assessment consists of determining whether the entity has both the power to direct the activities that most significantly impact the VIE’s economic performance and the right to receive benefits or obligation to absorb losses that could potentially be significant to the VIE. As a result of the implementation of ASU 2009-16 and ASU 2009-17, several of our securitization structures previously held off-balance sheet were recognized as consolidated entities resulting in a day-one increase of $17.6 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase related to operations classified as held-for-sale). As part of the day-one entry, there was an immaterial adjustment to our opening equity balance.

Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements (ASU 2010-06)

As of March 31, 2010, we adopted the majority of ASU 2010-06, which amends ASC Topic 820, Fair Value Measurements and Disclosures. The ASU requires fair value disclosures for each asset and liability class, disclosures related to inputs and valuation methods for measurements that use Level 2 or Level 3 inputs, disclosures of significant transfers between Levels 1 and 2, and the gross presentation of significant transfers into or out of Level 3 within the Level 3 rollforward. The ASU also requires the gross presentation of purchases, sales, issuances, and settlements within the Level 3 rollforward; however, this specific requirement will be effective for us during the three months ended March 31, 2011. The disclosure requirement by class is a greater level of disaggregation compared to the previous requirement, which was based on the major asset or liability category. While the adoption of ASU 2010-06 expanded our disclosures related to fair value measurements, it did not modify the accounting treatment or measurement of items at fair value and, as such, did not have a material impact on our consolidated financial condition or results of operation.

Derivatives and Hedging — Scope Exception Related to Embedded Credit Derivatives (ASU 2010-11)

As of July 1, 2010, we adopted ASU 2010-11, which clarifies that the transfer of credit risk that is only in the form of subordination of one financial instrument to another financial instrument (such as the subordination of one beneficial interest to another tranche of a securitization) is the only embedded derivative feature that does not

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

require an analysis for bifurcation or separate accounting under ASC 815, Derivatives and Hedging. In addition, the ASU provides guidance on whether other embedded credit derivatives in financial instruments are subject to bifurcation and separate accounting. The adoption did not have a material impact on our consolidated financial condition or results of operation.

Receivables — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20)

As of December 31, 2010, we adopted ASU 2010-20, which requires expanded disclosures related to the credit quality of finance receivables and loans. This disclosure will be effective for us during the December 31, 2010, reporting period. The ASU also requires a rollforward of the allowance for loan losses, additional activity based disclosures for both financing receivables, and the allowance for each reporting period and certain new disclosures about troubled debt restructurings all of which would be effective for us during the March 31, 2011, reporting period. We have early adopted the rollforward requirement in the December 31, 2010, reporting period. As of January 19, 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, which effectively defers the disclosure requirements in ASU 2010-20 related to trouble debt restructurings while they deliberate other potential changes to the accounting for troubled debt restructurings. This deferral will end when the deliberations conclude and the guidance is issued. This is anticipated to be for reporting periods ended after June 15, 2011. Since the guidance relates only to disclosures, adoption will not have a material effect on our consolidated financial condition or results of operation.

Recently Issued Accounting Standards

Revenue Recognition — Revenue Arrangements with Multiple Deliverables (ASU 2009-13)

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. The guidance significantly changes the accounting for revenue recognition in arrangements with multiple deliverables and eliminates the residual method, which allocated the discount of a multiple deliverable arrangement among the delivered items. Under the guidance, entities will be required to allocate the total consideration to all deliverables at inception using the relative selling price and to allocate any discount in the arrangement proportionally to each deliverable based on each deliverable’s selling price. ASU 2009-13 is effective for revenue arrangements that we enter into or materially modify on or after January 1, 2011. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

Intangibles — Goodwill and Other (ASU 2010-28)

In December 2010, the FASB issued ASU 2010-28, which amends ASC Topic 350, Intangibles — Goodwill and Other, to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test. Additionally, when determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU 2010-28 is effective for us on January 1, 2011. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

Financial Services — Insurance — Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In December 2010, the FASB issued ASU 2010-26, which amends ASC 944, Financial Services — Insurance. The amendments in this ASU specify which costs incurred in the acquisition of new and renewal insurance

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

contracts should be capitalized. All other acquisition-related costs should be expensed as incurred. If the initial application of the amendments in this ASU results in the capitalization of acquisition costs that had not been previously capitalized, an entity may elect not to capitalize those types of costs. The ASU is effective for us on January 1, 2012. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

2. Discontinued and Held-for-sale Operations

Discontinued Operations

We classified certain operations as discontinued using generally accepted accounting principles in the United States of America, as the associated operations and cash flows will be eliminated from our ongoing operations and we will not have any significant continuing involvement in their operations after the respective sale transactions. For all periods presented, all of the operating results for these operations were removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to the Consolidated Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Select Mortgage — Legacy Portfolio and Other Operations

During 2009, we committed to sell certain international operations. These operations included residential mortgage loan origination, acquisition, servicing, asset management, sale, and securitizations in the United Kingdom and continental Europe (the Netherlands and Germany). On September 30, 2010, and October 1, 2010, we completed the sale of these operations.

Select Insurance Operations

During 2009, we committed to sell the U.S. and U.K. consumer property and casualty insurance business. These operations provided vehicle and home insurance through a number of distribution channels including independent agents, affinity groups, and the internet. The sale of our U.S. consumer property and casualty insurance business was completed during the first quarter of 2010. We are in active negotiations and expect to complete the sale of our U.K. consumer property and casualty insurance business during the first half of 2011.

Select International Automotive Finance Operations

During 2010, we ceased operations of our International Automotive Finance operations in Australia and Russia and classified them as discontinued. During the fourth quarter of 2010, we also committed to sell our operations in Venezuela, which resulted in a pretax loss of $108 million during the three months ended December 31, 2010. The loss represents the impairment recognized to present the operations at the lower-of-cost or fair value. The fair value was determined using an internally developed discounted cash flow model (a Level 3 fair value input). The impairment loss was primarily driven by the realization of an unfavorable accumulated translation adjustment of $94 million. We expect to complete the sale of our Venezuela operations during 2011.

During 2009, we committed to sell certain operations of our International Automotive Finance operations including our Argentina, Poland, and Ecuador operations and our Masterlease operations in Australia, Belgium, France, Italy, Mexico, the Netherlands, Poland, and the United Kingdom. Our Masterlease operations provide full-service individual leasing and fleet leasing products including maintenance, fleet, and accident management services as well as fuel programs, short-term vehicle rental, and title and licensing services. During 2009, we completed the sale of the Masterlease operations in Italy, Mexico, and the Netherlands. During 2010, we completed the sale of our automotive finance operations in Poland and our Masterlease operations in Australia,

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Poland, Belgium, and France. In July and December 2010, we completed the sale of our Argentina operations and our Masterlease operations in the United Kingdom, respectively. We completed the sale of our Ecuador operations during the first quarter of 2011.

Select Commercial Finance Group Operations

During 2009, we committed to sell the North American-based factoring business of our Commercial Finance Group. On April 30, 2010, the sale of the North American-based factoring business was completed.

Select Financial Information

The pretax income or loss recognized for the discontinued operations, including the direct costs to transact a sale, could differ from the ultimate sales price due to the fluidity of ongoing negotiations, price volatility, changing interest rates, changing foreign-currency rates, and future economic conditions.

Selected financial information of discontinued operations is summarized below.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Select Mortgage — Legacy and Other operations
Total net revenue (loss)	$60	$(637)	$(2,073)
Pretax income (loss) including direct costs to transact a sale	47	(2,234)	(2,955)
Tax (benefit) expense	(3)	—	100
Select Insurance operations
Total net revenue	$417	$1,448	$1,780
Pretax (loss) income including direct costs to transact a sale (a)	(23)	(810)	97
Tax (benefit) expense	(1)	(99)	25
Select International operations
Total net revenue	$117	$352	$432
Pretax income (loss) including direct costs to transact a sale (a)	10	(323)	15
Tax (benefit) expense	(4)	(26)	13
Select Commercial Finance operations
Total net revenue	$11	$39	$49
Pretax income (loss) including direct costs to transact a sale (a)	7	(32)	(23)
Tax (benefit) expense	—	(9)	1

(a)	Includes certain income tax activity recognized by Corporate and Other.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Held-for-sale Operations

The assets and liabilities of operations held-for-sale are summarized below.

	December 31, 2010
	Select Insurance operations (a)	Select International operations (b)	Total held-for-sale operations
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$5	$14	$19
Interest-bearing	—	33	33

Total cash and cash equivalents	5	47	52
Investment securities	435	—	435
Finance receivables and loans, net
Finance receivables and loans, net	—	242	242
Allowance for loan losses	—	(3)	(3)

Total finance receivables and loans, net	—	239	239
Premiums receivable and other insurance assets	169	—	169
Other assets	138	16	154
Impairment on assets of held-for-sale operations	(224)	(135)	(359)

Total assets	$523	$167	$690

Liabilities
Interest-bearing deposit liabilities	$—	$6	$6
Short-term borrowings	—	47	47
Long-term debt	—	115	115
Interest payable	—	2	2
Unearned insurance premiums and service revenue	115	—	115
Reserves for insurance losses and loss adjustment expenses	362	—	362
Accrued expenses and other liabilities	33	—	33

Total liabilities	$510	$170	$680

(a)	Includes the U.K. consumer property and casualty insurance business.

(b)	Includes the International Automotive Finance operations of Ecuador and Venezuela.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009
	Select Mortgage – Legacy and Other operations (a)	Select Insurance operations (b)	Select International operations (c)	Select Commercial Finance Group operations (d)	Total held-for-sale operations
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$4	$578	$33	$—	$615
Interest-bearing	151	—	11	—	162

Total cash and cash equivalents	155	578	44	—	777
Trading securities	36	—	—	—	36
Investment securities	—	794	—	—	794
Loans held-for-sale, net	214	—	—	—	214
Finance receivables and loans, net
Finance receivables and loans, net	2,650	—	660	233	3,543
Allowance for loan losses	(89)	—	(11)	—	(100)

Total finance receivables and loans, net	2,561	—	649	233	3,443
Investment in operating leases, net	—	—	885	—	885
Mortgage servicing rights	(26)	—	—	—	(26)
Premiums receivable and other insurance assets	—	1,126	—	—	1,126
Other assets	512	176	135	—	823
Impairment on assets of held-for-sale operations	(903)	(231)	(324)	(30)	(1,488)

Total assets	$2,549	$2,443	$1,389	$203	$6,584

Liabilities
Short-term borrowings	$—	$34	$57	$—	$91
Long-term debt	1,749	—	237	—	1,986
Interest payable	3	—	1	—	4
Unearned insurance premiums and service revenue	—	517	—	—	517
Reserves for insurance losses and loss adjustment expenses	—	1,471	—	—	1,471
Accrued expenses and other liabilities	430	84	128	187	829

Total liabilities	$2,182	$2,106	$423	$187	$4,898

(a)	Includes the operations in continental Europe and the United Kingdom.

(b)	Includes the U.S. and U.K. consumer property and casualty insurance businesses.

(c)	Includes the International Automotive Finance operations of Argentina, Ecuador, and Poland and Masterlease in Australia, Belgium, France, Poland, and the United Kingdom.

(d)	Includes the North American-based factoring business of our Commercial Finance Group.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Recurring Fair Value

The following tables display the assets and liabilities of our held-for-sale operations measured at fair value on a recurring basis. Refer to Note 27 for descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to these models, and significant assumptions used.

	Recurring fair value measurements
	December 31, 2010
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Investment securities
Available-for-sale securities
Debt securities
Foreign government	$256	$—	$—	$256
Other	—	179	—	179

Total assets	$256	$179	$—	$435

	Recurring fair value measurements
	December 31, 2009
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$—	$—	$36	$36

Total trading securities	—	—	36	36
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	243	2	—	245
States and political subdivisions	—	24	—	24
Foreign government	329	—	—	329
Corporate debt securities	—	7	—	7
Other	—	189	—	189

Total debt securities	572	222	—	794
Mortgage servicing rights	—	—	(26)	(26)
Other assets
Interests retained in financial asset sales	—	—	153	153
Fair value of derivative contracts in receivable position
Interest rate contracts	—	60	—	60

Total assets	$572	$282	$163	$1,017

Liabilities
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	$—	$(40)	$—	$(40)

Total liabilities	$—	$(40)	$—	$(40)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present the reconciliation for all Level 3 assets and liabilities of our held-for-sale operations measured at fair value on a recurring basis.

	Level 3 recurring fair value measurements
	Fair value at January 1, 2010	Net realized/ unrealized gains (losses) included in earnings (a)	Purchases, issuances, and settlements, net		Fair value at December 31, 2010	Net unrealized gains included in earnings still held at December 31, 2010 (a)
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$36	$3	$(39)		$—	$—

Total trading securities	36	3	(39)		—	—
Consumer mortgage finance receivables and loans, net (b)	—	422	(422	)(c)	—	—
Mortgage servicing rights	(26)	—	26		—	—
Other assets
Interests retained in financial asset sales	153	—	(153)		—	—

Total assets	$163	$425	$(588)		$—	$—

Liabilities
Secured debt
On balance sheet securitization debt (b)	$—	$(57)	$57	(c)	$—	$—

Total liabilities	$—	$(57)	$57		$—	$—

(a)	Reported as income (loss) from discontinued operations, net of tax, in the Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections.

(c)	Includes a $10.1 billion increase due to the adoption of ASU 2009-17 on January 1, 2010. This increase was subsequently offset when the operations were sold on September 30, 2010.

3. Insurance Premiums and Service Revenue Earned

The following table is a summary of insurance premiums and service revenue written and earned.

	Year ended December 31,
	2010		2009		2008
	Written	Earned	Written	Earned	Written	Earned
	($ in millions)
Insurance premiums
Direct	$882	$807	$795	$854	$982	$1,054
Assumed	233	299	604	680	737	682

Gross insurance premiums	1,115	1,106	1,399	1,534	1,719	1,736
Ceded	(268)	(267)	(604)	(695)	(481)	(321)

Net insurance premiums	847	839	795	839	1,238	1,415
Service revenue	770	1,026	685	1,138	964	1,295

Insurance premiums and service revenue written and earned	$1,617	$1,865	$1,480	$1,977	$2,202	$2,710

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

4. Other Income, Net of Losses

Details of other income, net of losses, were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Mortgage processing fees and other mortgage income (loss)	$234	$128	$(257)
Late charges and other administrative fees (a)	140	156	159
Remarketing fees	137	128	120
Full-service leasing fees	72	128	154
Income (loss) from equity-method investments (b)	56	17	(496)
Real estate services, net	9	(267)	(62)
Fair value adjustment on derivatives (c)	(162)	(56)	(99)
Change due to fair value option elections (d)	(217)	(215)	(237)
Other, net	375	161	75

Total other income, net of losses	$644	$180	$(643)

(a)	Includes nonmortgage securitization fees.

(b)	During 2008, we recognized $765 million in losses related to an investment accounted for using the equity method. The losses included $195 million as an estimate of our share of the investee’s net loss and the impairment of our remaining investment interests of $570 million. At December 31, 2008, we had no remaining balance in our investment, no further financial obligations, and ceased equity-method accounting.

(c)	Refer to Note 23 for a description of derivative instruments and hedging activities.

(d)	Refer to Note 27 for a description of fair value option elections.

5. Other Operating Expenses

Details of other operating expenses were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Mortgage representation and warranty, net	$670	$1,494	$238
Insurance commissions	587	635	803
Technology and communications	500	593	565
Professional services	303	505	607
Vehicle remarketing and repossession	188	194	287
Advertising and marketing	172	202	154
Lease and loan administration	160	164	151
Regulatory and licensing fees	119	90	15
State and local nonincome taxes	111	118	95
Occupancy	97	107	157
Premises and equipment depreciation	92	85	123
Restructuring	80	63	192
Full-service leasing vehicle maintenance costs	64	132	150
Other	640	850	1,494

Total other operating expenses	$3,783	$5,232	$5,031

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

6. Trading Securities

The fair value for our portfolio of trading securities was as follows.

	December 31,
	2010	2009
	($ in millions)
U.S. Treasury	$77	$—
Mortgage-backed
Residential	69	143
Asset-backed	94	596

Total trading securities	$240	$739

Net unrealized gains on securities held at December 31, (a)	$21	$203

(a)	Net unrealized losses totaled $1,864 million at December 31, 2008.

7. Investment Securities

Our portfolio of investment securities includes bonds, equity securities, asset- and mortgage-backed securities, interests in securitization trusts, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale and held-to-maturity securities were as follows.

	December 31,
	2010				2009
	Cost	Gross unrealized		Fair value	Cost	Gross unrealized		Fair value
		gains	losses			gains	losses
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$3,307	$22	$(11)	$3,318	$3,501	$15	$(6)	$3,510
States and political subdivisions	3	—	(1)	2	779	36	(4)	811
Foreign government	1,231	19	(2)	1,248	1,161	20	(8)	1,173
Mortgage-backed Residential (a)	5,844	60	(79)	5,825	3,404	76	(19)	3,461
Asset-backed	1,934	15	(1)	1,948	1,000	7	(2)	1,005
Corporate debt	1,537	34	(13)	1,558	1,408	74	(9)	1,473
Other	152	—	(1)	151	47	—	—	47

Total debt securities (b)	14,008	150	(108)	14,050	11,300	228	(48)	11,480
Equity securities	766	60	(30)	796	631	52	(8)	675

Total available-for-sale securities (c)	14,774	210	(138)	14,846	11,931	280	(56)	12,155

Held-to-maturity securities
Total held-to-maturity securities	—	—	—	—	3	—	—	3

Total investment securities	$14,774	$210	$(138)	$14,846	$11,934	$280	$(56)	$12,158

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Residential mortgage-backed securities include agency-backed bonds totaling $4,503 million and $2,248 million at December 31, 2010 and 2009, respectively.

(b)	In connection with certain borrowings and letters of credit relating to certain assumed reinsurance contracts, $153 million and $164 million of primarily U.K. Treasury securities were pledged as collateral at December 31, 2010 and 2009, respectively.

(c)	Certain entities related to our Insurance operations are required to deposit securities with state regulatory authorities. These deposited securities totaled $12 million and $15 million at December 31, 2010 and 2009, respectively.

The maturity distribution of available-for-sale debt securities outstanding is summarized in the following tables. Prepayments may cause actual maturities to differ from scheduled maturities.

	December 31, 2010
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,318	1.4%	$124	1.2%	$3,094	1.3%	$100	3.7%	$—	—%
States and political subdivisions	2	8.7	—	—	—	—	—	—	2	8.7
Foreign government	1,248	3.1	7	2.2	1,092	3.1	149	3.5	—	—
Mortgage-backed Residential	5,825	3.8	—	—	57	3.2	64	4.4	5,704	3.8
Asset-backed	1,948	2.5	—	—	1,146	2.2	500	2.4	302	4.0
Corporate debt	1,558	3.9	22	5.7	811	3.5	593	4.3	132	4.0
Other	151	1.5	151	1.5	—	—	—	—	—	—

Total available-for-sale debt securities	$14,050	3.0	$304	1.7	$6,200	2.1	$1,406	3.5	$6,140	3.8

Amortized cost of available-for-sale debt securities	$14,008		$305		$6,152		$1,388		$6,163

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.
(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,510	1.9%	$103	1.1%	$3,390	1.9%	$17	4.1%	$—	—%
States and political subdivisions	811	7.0	9	7.0	175	7.2	147	7.0	480	6.9
Foreign government	1,173	3.8	66	1.7	872	3.8	229	4.5	6	5.3
Mortgage-backed Residential	3,461	6.5	—	—	2	6.5	36	13.0	3,423	6.4
Asset-backed	1,005	2.5	34	5.2	735	2.3	186	2.6	50	3.9
Corporate debt	1,473	5.2	283	3.4	575	5.8	570	5.4	45	6.9
Other	47	3.6	—	—	32	3.4	15	4.0	—	—

Total available-for-sale debt securities	$11,480	4.3	$495	2.8	$5,781	2.8	$1,200	5.2	$4,004	6.5

Amortized cost of available-for-sale debt securities	$11,300		$473		$5,728		$1,169		$3,930

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.

(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

The balance of cash equivalents was $5.3 billion and $1.8 billion at December 31, 2010 and 2009, respectively and are composed primarily of money market accounts and short-term securities, including U.S. Treasury bills.

The following table presents gross gains and losses realized upon the sales of available-for-sale securities and other-than-temporary impairment.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Gross realized gains	$541	$350	$109
Gross realized losses	(35)	(129)	(264)
Other-than-temporary impairment	(1)	(55)	(223)

Net realized gains (losses)	$505	$166	$(378)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents interest and dividends on available-for-sale securities.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Taxable interest	$335	$180	$307
Taxable dividends	17	9	26
Interest and dividends exempt from U.S. federal income tax	10	37	43

Interest and dividends on available-for-sale securities	$362	$226	$376

Certain available-for-sale securities were sold at a loss in 2010, 2009, and 2008 as a result of market conditions within these respective periods (e.g., a downgrade in the rating of a debt security). The table below summarizes available for sale securities in an unrealized loss position in accumulated other comprehensive income. Based on the methodology described below that has been applied to these securities, we believe that the unrealized losses relate to factors other than credit losses in the current market environment. At December 31, 2010, we do not have the intent to sell the debt securities with an unrealized loss position in accumulated other comprehensive income, and it is not more likely than not that we will not be required to sell these securities before recovery of their amortized cost basis. Also, at December 31, 2010, we had the ability and intent to hold equity securities with an unrealized loss position in accumulated other comprehensive income. As a result, we believe that the securities with an unrealized loss position in accumulated other comprehensive income are not considered to be other-than-temporarily impaired at December 31, 2010. Refer to Note 1 to the Consolidated Financial Statements for further information related to investment securities and our methodology for evaluating potential other-than-temporary impairment.

	December 31,
	2010				2009
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$702	$(11)	$—	$—	$1,430	$(6)	$—	$—
States and political subdivisions	2	(1)	—	—	82	(2)	8	(2)
Foreign government	323	(2)	—	—	536	(8)	—	—
Mortgage-backed	3,159	(77)	11	(2)	811	(14)	6	(5)
Asset-backed	238	(1)	2	—	202	(1)	22	(1)
Corporate debt	653	(13)	5	—	47	(1)	120	(8)
Other	80	(1)	—	—	7	—	—	—

Total temporarily impaired debt securities	5,157	(106)	18	(2)	3,115	(32)	156	(16)
Total temporarily impaired equity securities	250	(27)	26	(3)	115	(5)	52	(3)

Total temporarily impaired available-for-sale securities	$5,407	$(133)	$44	$(5)	$3,230	$(37)	$208	$(19)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

8. Loans Held-for-sale, Net

The composition of loans held-for-sale, net, reported at carrying value was as follows.

	December 31,
	2010			2009
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer automobile	$—	$—	$—	$9,417	$184	$9,601
Consumer mortgage
1st Mortgage	10,191	364	10,555	9,269	530	9,799
Home equity	856	—	856	1,068	—	1,068

Total consumer mortgage (a)	11,047	364	11,411	10,337	530	10,867
Commercial
Commercial and industrial
Other	—	—	—	—	157	157

Total commercial	—	—	—	—	157	157

Total loans held for sale (b)	$11,047	$364	$11,411	$19,754	$871	$20,625

(a)	Fair value option-elected domestic consumer mortgages were $6.4 billion and $5.5 billion at December 31, 2010 and 2009, respectively. Refer to Note 27 for additional information.

(b)	Totals are net of unamortized premiums and discounts and deferred fees and costs of $161 million and $318 million at December 31, 2010 and 2009, respectively.

During the year ended December 31, 2009, our Mortgage operations reclassified loans with an unpaid principal balance of $8.5 billion from finance receivables and loans, net, to loans held-for-sale, net, on our Consolidated Balance Sheet. Due to capital preservation strategies, business divestitures, and future liquidity considerations, we changed our intent to hold these mortgage loans for the foreseeable future. These loans were measured at fair value immediately prior to the transfer resulting in a valuation loss of $3.4 billion during the year ended December 31, 2009. We recognized the credit and noncredit component of these losses in provision for loan losses and gain (loss) on mortgage loans, net, respectively, in our Consolidated Statement of Income.

The following table summarizes held-for-sale mortgage loans reported at carrying value by higher-risk loan type.

	Year ended December 31,
	2010	2009
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$331	$390
Payment-option adjustable rate mortgage loans	16	47
Interest-only mortgage loans	481	1,360
Below-market rate (teaser) mortgages	151	183

Total (a)	$979	$1,980

(a)	The majority of these loans are held by our Mortgage Legacy Portfolio and Other operations at December 31, 2010 and 2009.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

9. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

	December 31,
	2010			2009
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer automobile	$34,604	$16,650	$51,254	$12,514	$17,731	$30,245
Consumer mortgage
1st Mortgage	6,917	390	7,307	6,921	405	7,326
Home equity	3,441	—	3,441	3,886	1	3,887

Total consumer mortgage	10,358	390	10,748	10,807	406	11,213
Commercial
Commercial and industrial
Automobile	24,944	8,398	33,342	19,604	7,943	27,547
Mortgage	1,540	41	1,581	1,572	96	1,668
Other	1,795	312	2,107	2,688	437	3,125
Commercial real estate
Automobile	2,071	216	2,287	2,008	221	2,229
Mortgage	1	78	79	121	162	283

Total commercial	30,351	9,045	39,396	25,993	8,859	34,852
Loans at fair value (a)	663	352	1,015	1,391	—	1,391

Total finance receivables and loans (b)	$75,976	$26,437	$102,413	$50,705	$26,996	$77,701

(a)	Includes domestic consumer mortgages at fair value as a result of fair value option election. Refer to Note 27 for additional information.

(b)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $2.9 billion and $2.4 billion at December 31, 2010 and 2009, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2010	$1,024	$640	$781	$2,445
Cumulative effect of change in accounting principles (a)	222	—	—	222
Charge-offs
Domestic	(776)	(239)	(282)	(1,297)
Foreign	(194)	(4)	(151)	(349)

Total charge-offs	(970)	(243)	(433)	(1,646)

Recoveries
Domestic	319	26	18	363
Foreign	71	1	13	85

Total recoveries	390	27	31	448

Net charge-offs	(580)	(216)	(402)	(1,198)
Provision for loan losses	304	164	(26)	442
Discontinued operations	—	—	(4)	(4)
Other	—	(8)	(26)	(34)

Allowance at December 31, 2010	$970	$580	$323	$1,873

Allowance for loan losses
Individually evaluated for impairment	$—	$100	$127	$227
Collectively evaluated for impairment	970	480	196	1,646
Loans acquired with deteriorated credit quality	20	—	—	20
Finance receivables and loans at historical cost
Ending balance	51,254	10,748	39,396	101,398
Individually evaluated for impairment	—	487	1,308	1,795
Collectively evaluated for impairment	51,254	10,261	38,088	99,603
Loans acquired with deteriorated credit quality	170	—	—	170

(a)	Effect of change in accounting principle due to adoption of ASU 2009-17. Refer to Note 1 for additional information.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2009	$1,394	$1,142	$897	$3,433
Charge-offs
Domestic	(1,001)	(1,424)	(955)	(3,380)
Foreign	(372)	(185)	(76)	(633)
Write downs related to transfers to held-for-sale	(11)	(3,417)	(10)	(3,438)

Total charge-offs	(1,384)	(5,026)	(1,041)	(7,451)

Recoveries
Domestic	189	68	19	276
Foreign	71	—	5	76

Total recoveries	260	68	24	352

Net charge-offs	(1,124)	(4,958)	(1,017)	(7,099)
Provision for loan losses	755	3,951	898	5,604
Discontinued operations	13	556	(3)	566
Other	(14)	(51)	6	(59)

Allowance at December 31, 2009	$1,024	$640	$781	$2,445

Allowance for loan losses
Individually evaluated for impairment	$—	$80	$471	$551
Collectively evaluated for impairment	1,024	560	310	1,894
Loans acquired with deteriorated credit quality	37	—	—	37
Finance receivables and loans at historical cost
Ending balance	30,245	11,213	34,852	76,310
Individually evaluated for impairment	—	263	2,121	2,384
Collectively evaluated for impairment	30,245	10,950	32,731	73,926
Loans acquired with deteriorated credit quality	320	—	—	320

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present information about our impaired finance receivables and loans.

	December 31,
	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
	($ in millions)
2010
Consumer mortgage
1st Mortgage	$410	$404	$—	$404	$59
Home equity	82	83	—	83	40

Total consumer mortgage	492	487	—	487	99
Commercial
Commercial and industrial
Automobile	340	356	33	323	23
Mortgage	44	40	—	40	14
Other	135	133	20	113	51
Commercial real estate
Automobile	206	197	108	89	29
Mortgage	71	71	28	43	10

Total commercial	796	797	189	608	127

Total consumer and commercial	$1,288	$1,284	$189	$1,095	$226

2009
Consumer mortgage
1st Mortgage	$228	$225	$11	$214	$62
Home equity	37	38	—	38	18

Total consumer mortgage	265	263	11	252	80
Commercial
Commercial and industrial
Automobile	428	512	61	451	56
Mortgage	72	—	—	—	—
Other (a)	987	981	101	880	251
Commercial real estate
Automobile	367	280	136	144	44
Mortgage	271	269	5	264	111

Total commercial	2,125	2,042	303	1,739	462

Total consumer and commercial	$2,390	$2,305	$314	$1,991	$542

(a)	Primarily reflects the resort finance portfolio with an unpaid principal balance of $782 million, a carrying value before allowance of $779 million, an impaired with no allowance balance of $99 million, an impaired with an allowance balance of $680 million, and an allowance for impaired loans balance of $148 million.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Consumer mortgage
Average balance of impaired loans during the year	$484	$610	$203
Interest income recognized on impaired loans during the year	19	25	18
Commercial
Average balance of impaired loans during the year	1,450	2,818	1,600
Interest income recognized on impaired loans during the year	30	60	9
Total consumer and commercial
Average balance of impaired loans during the year	1,934	3,428	1,803
Interest income recognized on impaired loans during the year	49	85	27

The following table presents an analysis of our past due finance receivables and loans.

	December 31, 2010
	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
	($ in millions)
Consumer automobile	$828	$175	$197	$1,200	$50,054	$51,254
Consumer mortgage
1st Mortgage	115	67	205	387	6,920	7,307
Home equity	20	12	13	45	3,396	3,441

Total consumer mortgage	135	79	218	432	10,316	10,748
Commercial
Commercial and industrial
Automobile	21	19	85	125	33,217	33,342
Mortgage	—	36	4	40	1,541	1,581
Other	—	—	20	20	2,087	2,107
Commercial real estate
Automobile	—	4	78	82	2,205	2,287
Mortgage	—	—	71	71	8	79

Total commercial	21	59	258	338	39,058	39,396

Total consumer and commercial	$984	$313	$673	$1,970	$99,428	$101,398

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the carrying amount of our finance receivables and loans on nonaccrual status.

	December 31,
	2010	2009
	($ in millions)
Consumer automobile	$207	$386
Consumer mortgage
1st Mortgage	500	359
Home equity	61	71

Total consumer mortgage	561	430
Commercial
Commercial and industrial
Automobile	296	347
Mortgage	40	72
Other (a)	134	987
Commercial real estate
Automobile	199	280
Mortgage	71	197

Total commercial	740	1,883

Total consumer and commercial	$1,508	$2,699

(a)	Amount at December 31, 2009, includes the resort finance portfolio with a nonaccrual loan balance of $779 million. We sold our resort finance portfolio during the third quarter of 2010.

Management performs a quarterly analysis of the consumer automobile, consumer mortgage, and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present select credit quality indicators that are used in the determination of allowance for our consumer automobile, consumer mortgage, and commercial portfolios.

The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans.

	December 31,
	2010			2009
	Performing	Non- performing	Total	Performing	Non- performing	Total
	($ in millions)
Consumer automobile	$51,047	$207	$51,254	$29,859	$386	$30,245
Consumer mortgage
1st Mortgage	6,807	500	7,307	6,967	359	7,326
Home equity	3,380	61	3,441	3,816	71	3,887

Total consumer mortgage	$10,187	$561	$10,748	$10,783	$430	$11,213

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents pass and criticized credit quality indicators based on regulatory definitions for our commercial finance receivables and loans.

	December 31,
	2010			2009
	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
	($ in millions)
Commercial
Commercial and industrial
Automobile	$31,254	$2,088	$33,342	$25,512	$2,035	$27,547
Mortgage	1,504	77	1,581	1,532	136	1,668
Other	1,041	1,066	2,107	945	2,180	3,125
Commercial real estate
Automobile	2,013	274	2,287	1,965	264	2,229
Mortgage	—	79	79	13	270	283

Total commercial	$35,812	$3,584	$39,396	$29,967	$4,885	$34,852

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that are of higher default risk.

Concentration Risk

Consumer

We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of loans in the United States are in California and Texas, which represent 16.4% of our total outstanding consumer loans at December 31, 2010.

Concentrations in our mortgage portfolio are closely monitored given the volatility of the housing markets. Our consumer mortgage loan concentrations in California, Florida, and Michigan receive particular attention as the real estate value depreciation in these states has been the most severe.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table shows consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses by state and foreign concentration.

	December 31,
	2010 (a)		2009
	Automobile	1st Mortgage and home equity	Automobile	1st Mortgage and home equity
Texas	9.2%	4.4%	7.5%	2.9%
California	4.6	24.5	2.7	23.3
Florida	4.4	4.1	2.1	4.4
Michigan	3.7	5.0	1.4	5.4
New York	3.4	2.4	2.4	2.9
Illinois	2.8	4.7	1.9	4.4
Pennsylvania	3.2	1.7	2.4	1.8
Ohio	2.5	1.0	1.6	1.2
Georgia	2.2	1.8	1.4	2.0
North Carolina	2.0	2.0	1.3	2.2
Other United States	29.4	44.7	16.7	45.9
Canada	14.2	3.6	20.1	3.6
Germany	5.7	—	13.3	—
Brazil	5.2	—	6.8	—
Other foreign	7.5	0.1	18.4	—

Total consumer loans	100.0%	100.0%	100.0%	100.0%

(a)	Presentation is in descending order as a percentage of total consumer finance receivables and loans at December 31, 2010.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table includes our five largest state and foreign concentrations within our higher-risk finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	High original loan-to-value (greater than 100%) mortgage loans	Payment- option adjustable- rate mortgage loans	Interest-only mortgage loans	Below-market rate (teaser) mortgages	All higher- risk loans
	($ in millions)
December 31,
2010
California	$—	$1	$993	$89	$1,083
Virginia	—	—	330	12	342
Maryland	—	—	256	7	263
Michigan	—	—	225	10	235
Illinois	—	—	197	8	205
All other domestic and foreign	5	4	1,680	158	1,847

Total	$5	$5	$3,681	$284	$3,975

2009
California	$1	$2	$1,128	$102	$1,233
Virginia	—	—	397	13	410
Maryland	—	—	309	8	317
Michigan	—	—	259	11	270
Illinois	—	—	230	9	239
All other domestic and foreign	6	5	2,023	188	2,222

Total	$7	$7	$4,346	$331	$4,691

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commercial Real Estate

The commercial real estate portfolio consists of loans issued primarily to automotive dealers, homebuilders, and commercial real estate firms. The following table shows commercial real estate finance receivables and loans reported at carrying value before allowance for loan losses by geographic region and property type.

	December 31,
	2010	2009
Geographic region
Texas	10.5%	11.2%
Florida	10.3	11.8
Michigan	10.1	8.5
California	9.6	9.8
Virginia	4.4	3.9
New York	3.8	3.7
Pennsylvania	3.7	3.4
Oregon	3.1	2.1
Georgia	2.7	2.1
Alabama	2.4	2.1
Other United States	26.9	26.2
United Kingdom	5.0	7.3
Canada	4.4	4.3
Germany	0.5	0.6
Other foreign	2.6	3.0

Total outstanding commercial real estate loans	100.0%	100.0%

Property type
Automobile dealers	91.8%	84.3%
Residential	2.5	2.7
Land and land development	0.8	5.7
Apartments	0.1	2.9
Other	4.8	4.4

Total outstanding commercial real estate loans	100.0%	100.0%

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commercial Criticized Exposure

Exposures deemed criticized represent loans that are classified by regulatory authorities as special mention, substandard, or doubtful. The following table shows industry concentrations commercial criticized finance receivables and loans reported at carrying value before allowance for loan losses.

	December 31,
	2010	2009
Industry
Automotive	66.5%	49.7%
Real estate (a)	12.1	23.4
Health/medical	7.3	7.9
Manufacturing	3.5	3.1
Services	1.9	2.1
Hardgoods	1.8	1.1
Retail	1.5	2.6
All other	5.4	10.1

Total commercial criticized finance receivables and loans	100.0%	100.0%

(a)	Includes resort finance, which represented 17.3% of the portfolio at December 31, 2009.

10. Investment in Operating Leases, Net

Investments in operating leases were as follows.

	December 31,
	2010	2009
	($ in millions)
Vehicles and other equipment, after impairment	$13,571	$23,919
Accumulated depreciation	(4,443)	(7,924)

Investment in operating leases, net	$9,128	$15,995

Depreciation expense on operating lease assets includes remarketing gains and losses recognized on the sale of operating lease assets. The following summarizes the components of depreciation expense on operating lease assets.

	Year ended December 31
	2010	2009	2008
	($ in millions)
Depreciation expense on operating lease assets (excluding remarketing gains)	$2,734	$4,264	$5,100
Gross remarketing (gains) losses	(704)	(516)	378

Depreciation expense on operating lease assets	$2,030	$3,748	$5,478

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the future lease nonresidual rental payments due from customers for equipment on operating leases.

Year ended December 31,
($ in millions)
2011	$1,513
2012	648
2013	454
2014	173
2015 and after	343

Total	$3,131

Our investment in operating lease assets represents the net book value of our leased assets based on the expected residual value upon remarketing the vehicle at the end of the lease. As described in Note 26, GM may sponsor residual support programs that result in the contractual residual value being in excess of our standard residual value. GM reimburses us if remarketing sales proceeds are less than the customer’s contract residual value limited to our standard residual value. In addition to residual support programs, GM also participates in a risk-sharing arrangement whereby GM shares equally in residual losses to the extent that remarketing proceeds are below our standard residual rates (limited to a floor). In connection with the sale of 51% ownership interest in Ally, GM settled its estimated liabilities with respect to residual support and risk sharing on a portion of our operating lease portfolio. Based on the December 31, 2010, outstanding U.S. operating lease portfolio, the maximum amount that could be paid by GM under the residual support programs and the risk-sharing arrangement was $475 million and $996 million, respectively, as more fully discussed in Note 26. We did not receive any residual support or risk-sharing incentives from GM or Chrysler on leases originated in 2010 or 2009.

In light of the significant declines in used vehicle prices during 2008 in the United States, Canada, and several international markets, we concluded certain triggering events occurred during the year ended December 31, 2008, requiring an evaluation of recoverability for certain operating lease assets within our Global Automotive Services. We grouped these operating lease assets at the lowest level that we could reasonably estimate the identifiable cash flows. In assessing for recoverability, we compared our estimates of future cash flows related to these lease assets to their corresponding carrying values. We considered all of the expected cash flows including customer payments, the expected residual value upon remarketing the vehicle at lease termination, and any payments from GM under residual and risk-sharing agreements. To the extent these undiscounted cash flows were less than their respective carrying values, we discounted the cash flows to arrive at an estimated fair value. As a result of this evaluation, during the year ended December 31, 2008, we reduced our carrying values to equal the estimated fair values and realized impairment charges of $1,234 million. Impairments recognized by our North American Automotive Finance operations consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $42 million for full-service leasing portfolio. During the year ended December 31, 2009, $16 million of the 2008 impairment charges related to the full-service leasing portfolio were reclassified to discontinued operations.

While we believe our estimates of discounted future cash flows used for the impairment analysis were reasonable based on current market conditions, the process required the use of significant estimates and assumptions. In developing these estimates and assumptions, management used all available evidence. However, because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes, the actual cash flows could ultimately differ from those estimated as part of the recoverability and impairment analyses.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Imbedded in our residual value projections are estimates of projected recoveries from GM relative to residual support and risk-sharing agreements. No adjustment to these estimates has been made for the collectability of the projected recoveries from GM. At December 31, 2010, expected residual values included estimates of payments from GM of $322 million related to residual support and risk sharing agreements. To the extent GM is not able to fully honor its obligations relative to these agreements, our depreciation expense and remarketing performance would be negatively impacted.

11. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special-purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity and favorable capital treatment by securitizing certain of our financial assets.

The SPEs involved in securitization and other financing transactions are generally considered VIEs. VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of automobile loans or installment contracts and operating leases and mortgage loan products to a diverse customer base. We often securitize these originated loans and leases (which we collectively describe as loans or financial assets) through the use of securitization entities, which may or may not be consolidated on our Consolidated Balance Sheet. We securitize consumer automobile loans through private-label securitizations. We securitize consumer mortgage loans through either the GSEs or nonagency mortgages securitization. During 2010, our consumer mortgage loans were primarily securitized through the GSEs.

In executing a securitization transaction, we typically sell pools of financial assets to a wholly owned, bankruptcy-remote SPE, which then transfers the financial assets to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates which are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations, and nonconforming mortgage loans through nonagency securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., bond insurance) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. Additionally, the securitization entity is required to service the assets it holds and the beneficial interests it issues. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to perform these functions. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to provide these servicing advances when applicable. Refer to Note 1 and Note 12 for additional information regarding our servicing rights.

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity, and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain nonagency securitization transactions, a liquidity facility may exist to provide temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain nonagency securitizations, the servicer is required to advance scheduled principal and interest payments due on the beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain nonagency securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our nonagency securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan or contract if it exceeds a certain prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Our obligation to provide support is limited to the customary representation and warranty provisions. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. Refer to Note 30 for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during 2010 or 2009.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Other Variable Interest Entities

Servicer Advance Funding Entity

To assist in the financing of our servicer advance receivables, we formed an SPE that issues term notes to third-party investors that are collateralized by servicer advance receivables. These servicer advance receivables are transferred to the SPE and consist of delinquent principal and interest advances we made as servicer, to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third-party investors and subordinated loans or an equity contribution from our mortgage activities. This SPE is consolidated on our balance sheet at December 31, 2010 and 2009. The beneficial interest holder of this SPE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during 2010 or 2009.

Other

In 2010, we sold a portfolio of resort finance backed receivables to a third party that financed the acquisition through an SPE. We provided seller financing for the purchase of these assets and also hold a contingent value right in the SPE, which were both recorded at fair value. We do not consolidate the SPE because we have no control over the activities of the SPE.

We have involvements with various other on-balance sheet, immaterial SPEs. Most of these SPEs are used for additional liquidity, whereby we sell certain financial assets into the VIE and issue beneficial interests to third parties for cash.

We also provide long-term guarantee contracts to certain nonconsolidated affordable housing entities. Since we do not have control over the entities or the power to make decisions, we do not consolidate the entities and our involvement is limited to the guarantee.

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. Prior to the adoption of ASU 2009-17, which amended ASC 810, we were deemed the primary beneficiary and therefore consolidated VIEs when we absorbed the majority of the expected losses or expected residual returns of the entity, and the entity was not considered a qualified special-purpose entity (QSPE). Subsequent to the adoption of ASU 2009-17, we are deemed the primary beneficiary and therefore consolidate VIEs (including entities previously considered QSPEs) for which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis. Refer to the section in this note titled Changes in Accounting for Variable Interest Entities for additional information.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Our involvement with consolidated and nonconsolidated VIEs in which we hold variable interests is presented below.

December 31,	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs, net (b)		Maximum exposure to loss in nonconsolidated VIEs (c)
	($ in millions)
2010
On-balance sheet variable interest entities
Consumer automobile	$20,064		$—		$—
Consumer mortgage — nonagency	1,397		—		—
Commercial automobile	15,114		—		—
Other	1,035		—		—
Off-balance sheet variable interest entities
Consumer mortgage — Ginnie Mae	2,909	(b)	43,595		43,595	(c)
Consumer mortgage — CMHC	124	(b)	4,222		124	(d)
Consumer mortgage — nonagency	183	(b)	5,371		5,371	(c)
Commercial other	483	(e)	—	(f)	698

Total	$41,309		$53,188		$49,788

2009
On-balance sheet variable interest entities
Consumer automobile	$23,957		$—		$—
Consumer mortgage — nonagency	3,856		—		—
Commercial automobile	8,225		—		—
Other	1,930		—		—
Off-balance sheet variable interest entities
Consumer automobile	—		7,899		7,899	(c)
Consumer mortgage — Ginnie Mae	2,258	(b)	35,049		35,049	(c)
Consumer mortgage — CMHC	117	(b)	3,740		117	(d)
Consumer mortgage — nonagency	388	(b)	31,428		31,428	(c)
Commercial other	(47	) (g)	—	(f)	177

Total	$40,684		$78,116		$74,670

(a)	Asset values represent the current unpaid principal balance of outstanding consumer finance receivables and loans within the VIEs.

(b)	Includes $2.5 billion and $2.0 billion classified as consumer finance receivables and loans, $162 million and $268 million classified as trading securities or other assets, and $569 million and $542 million classified as MSRs at December 31, 2010 and 2009, respectively. CMHC is the Canada Mortgage and Housing Corporation.

(c)	Maximum exposure to loss represents the current unpaid principal balance of outstanding loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(d)	Due to combination of the credit loss insurance on the mortgages and the guarantee by CMHC on the issued securities, the maximum exposure to loss would be limited to the amount of the retained interests. Additionally, the maximum loss would occur only in the event that CMHC dismisses ResMor as servicer of the loans due to servicer performance or insolvency.

(e)	Includes $515 million and $20 million classified as commercial finance receivables and loans and other assets, respectively, net of liabilities of $52 million classified as other liabilities on our Consolidated Balance Sheet.

(f)	Includes VIEs for which we have no management oversight and therefore we are not able to provide the total assets of the VIEs. However, in 2010 we sold loans with an unpaid principal balance of $1.5 billion into these VIEs.

(g)	This amount is classified as accrued expenses and other liabilities on our Consolidated Balance Sheet.

On-balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off-balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represents a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Consolidated Balance Sheet.

Prior to the adoption of ASU 2009-17, we consolidated certain securitization entities that were not QSPEs because we either did not meet sale accounting requirements or held the first loss position in these securitization entities and, as a result, absorbed the majority of the expected losses and expected residual returns of the VIE. Subsequent to adoption of ASU 2009-17 as of January 1, 2010, we consolidate certain of these entities because we had a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. Under ASC 810, as amended by ASU 2009-17, we are generally the primary beneficiary of automobile securitization entities, as well as certain mortgage nonagency securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting under current guidance as we are not permitted to revisit sale accounting guidelines under the current guidance. In cases where substantive modifications are made, we then reassess the transaction under the amended guidance, based on the new circumstances. Refer to the section in this note titled Changes in Accounting for Variable Interest Entities for additional information.

The following table presents the carrying amounts and classifications of assets and liabilities of consolidated VIEs as reported on our Consolidated Balance Sheet. The consolidated VIEs included in the tables below represent separate entities with which we are involved. The third party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions or when we are the counterparty to certain derivative transactions involving the VIE. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. Refer to Note 27 for discussion of the assets and liabilities for which the fair value option has been elected.

	December 31,
	2010	2009
	($ in millions)
Assets
Loans held-for-sale, net	$21	$237
Finance receivables and loans, net
Consumer	18,744	15,293
Commercial	14,739	6,623
Allowance for loan losses	(238)	(573)

Total finance receivables and loans, net	33,245	21,343
Investment in operating leases, net	1,065	9,996
Other assets	3,194	4,252
Assets of operations held-for-sale	85	2,140

Total assets	$37,610	37,968

Liabilities
Short-term borrowings	$964	$1,530
Long-term debt	24,466	24,220

Interest payable	15	27
Accrued expenses and other liabilities	352	562
Liabilities of operations held-for-sale	45	2,083

Total liabilities	$25,842	$28,422

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 30.

Prior to the adoption of ASU 2009-17, we did not consolidate securitization entities that met the requirements of a QSPE. Subsequent to the adoption of ASU 2009-17 as of January 1, 2010, nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off-balance sheet treatment, transfers of financial assets must meet the sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSEs and nonagency securitizations. Under ASU 2009-17, we are not the primary beneficiary of any GSE loan securitization transaction because we do not have the power to direct the significant activities of such entities. Additionally, under ASU 2009-17, we do not consolidate certain nonagency mortgage securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. As an accounting policy election, we elected fair value treatment for our existing MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes all pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Consumer automobile	$—	$—	$(68)
Consumer mortgage — GSEs	1,065	854	369
Consumer mortgage — nonagency	17	21	(161)
Commercial automobile	—	110	269

Total pretax gain	$1,082	$985	$409

Key economic assumptions used in measuring the initial fair value of retained interests related to sales of financial assets to nonconsolidated securitization entities were as follows during 2010, 2009, and 2008. Refer to Note 12 for servicing-related assumptions and to Note 27 for fair value assumptions and classifications.

Year ended December 31,
	Consumer automobile (a)	Consumer mortgage (b)
2010 (c)
Key assumptions (d)
Prepayment speed (e)	(f)	2.4–48.1%
Weighted average life (in years)	(f)	0.2–5.0
Expected credit losses	(f)	0.2–9.3%
Discount rate	(f)	0.3–60.0%

2009 (g)
Key assumptions (d)
Prepayment speed (e)	(f)	10.0–12.0%
Weighted average life (in years)	(f)	4.6–6.3
Expected credit losses	(f)	11.0%
Discount rate	(f)	0.6–16.0%

2008 (g)
Key assumptions (d)
Prepayment speed (e)	1.2–1.4%	1.9–30.0%
Weighted average life (in years)	1.9–2.0	2.4–9.1
Expected credit losses	1.6–2.5%	0.0–3.5%
Discount rate	22.0–25.0%	2.8–25.0%

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	The fair value of retained interests in commercial automobile securitization approximates carrying value because of the short-term and floating-rate nature of commercial automobile loans.

(b)	Consumer residential mortgage loans include home equity loans and lines, high loan-to-value loans, and residential first and second mortgage loans. Assumptions on GSE loans are not included as we do not hold a retained interest in those transactions.

(c)	Includes retained interests related to securitization entities deconsolidated in the current year.

(d)	The assumptions used to measure the expected yield on variable-rate retained interests are based on a benchmark interest rate yield curve plus a contractual spread, as appropriate. The actual yield curve utilized varies depending on the specific retained interests.

(e)	Based on monthly prepayment speeds for consumer automobile loans and constant prepayment rate (CPR) for consumer mortgage loans.

(f)	During 2010 and 2009, no consumer automobile loans were sold into nonconsolidated securitization entities.

(g)	Includes sales to entities that are now consolidated under ASU 2009-17.

Refer to Note 30 for initial fair value assumptions involving our customary representation and warranty liabilities.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarize cash flows received from and paid related to securitization entities, asset-backed financings, or other similar transfers of financial assets where the transfer is accounted for as a sale and we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding in 2010, 2009, and 2008. Cash flows presented below may not be comparable because the prior two years include cash flows related to securitization entities that are now consolidated. Additionally, these tables contain information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each year.

	Consumer automobile	Commercial automobile	Consumer mortgage GSEs	Consumer mortgage nonagency
	($ in millions)
Year ended December 31,
2010
Cash proceeds from transfers completed during the year	$—	$—	$68,822	$1,090
Cash flows received on retained interests in securitization entities	—	—	—	81
Cash proceeds from collections reinvested in revolving securitization entities	—	—	—	—
Servicing fees	1	—	1,081	209
Purchases of previously transferred financial assets	—	—	(1,865)	(282)
Representations and warranties obligations	—	—	(389)	(18)
Other cash flows	(6)	—	(39)	(22)

2009
Cash proceeds from transfers completed during the year	$—	$—	$56,251	$1,258
Cash flows received on retained interests in securitization entities	269	1,009	—	119
Cash proceeds from collections reinvested in revolving securitization entities	—	5,998	—	—
Servicing fees	111	39	643	272
Purchases of previously transferred financial assets	—	—	(385)	(1)
Representations and warranties obligations	—	—	(343)	(64)
Other cash flows	(64)	—	(177)	(123)

2008
Cash proceeds from transfers completed during the year	$4,916	$—	$49,483	$2,333
Cash flows received on retained interests in securitization entities	301	505	—	193
Cash proceeds from collections reinvested in revolving securitization entities	—	57,022	—	—
Servicing fees	165	117	513	385
Purchases of previously transferred financial assets	—	—	(481)	(2)
Representations and warranties obligations	—	—	(148)	(160)
Other cash flows	(75)	—	(166)	(50)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarizes the key economic assumptions and the sensitivity of the fair value of retained interests to immediate 10% and 20% adverse changes in those assumptions.

	Consumer automobile (a)	Consumer mortgage nonagency
	($ in millions)
2010
Carrying value/fair value of retained interests (b)	$—	$162
Weighted average life (in years)	—	0.1–11.6
Annual prepayment rate	–%WAM	2.4–48.1%WAM
Impact of 10% adverse change	$—	$(2)
Impact of 20% adverse change	—	(3)
Loss assumption	–%	0.0–46.4%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	—
Discount rate	–%	0.3–80.0%
Impact of 10% adverse change	$—	$(2)
Impact of 20% adverse change	—	(4)
Market interest rate	—%	0.3—4.1%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	(1)

2009 (c) (d)
Carrying value/fair value of retained interests (b)	$661	$268
Weighted average life (in years)	0.0–0.9	0.0–4.6
Annual prepayment rate	0.2–1.1%WAM	0.6–97.5%WAM
Impact of 10% adverse change	$(1)	$(20)
Impact of 20% adverse change	(2)	(36)
Loss assumption	1.1–4.8%	0.0–100.0%
Impact of 10% adverse change	$(13)	$(4)
Impact of 20% adverse change	(26)	(8)
Discount rate	40%	0.2–102.5%
Impact of 10% adverse change	$(23)	$(10)
Impact of 20% adverse change	(44)	(20)
Market interest rate	(e)	(e)
Impact of 10% adverse change	$—	$(3)
Impact of 20% adverse change	—	(4)

(a)	There were no retained interests in consumer or commercial automobile securitizations at December 31, 2010.

(b)	These amounts are recorded in trading securities or other assets at fair value. Refer to Note 27 for fair value valuation methods.

(c)	Amounts include items that were consolidated after the adoption of ASU 2009-17.

(d)	There were no retained interests in commercial automobile securitizations at December 31, 2009.

(e)	Forward benchmark interest rate yield curve plus contractual spread.

These sensitivities are hypothetical and should be viewed with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses), which may magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets. Refer to Note 12 for further detail on sensitivities related to our mortgage servicing rights.

Expected static pool net credit losses include actual incurred losses plus projected net loan losses divided by the original balance of the outstandings comprising the securitization pool. The following table displays the expected static pool net credit losses on our securitization transactions.

	December 31, (a)
	2010		2009	2008
Consumer automobile	(b	)	2.9%	1.9%
Consumer mortgage (c)	0.0–46.4%		0.0–100.0%	0.0–59.0%

(a)	Static pool losses not applicable to commercial automobile finance receivable securitizations because of their short term nature.

(b)	There were no consumer automobile off-balance sheet securitization entities at December 31, 2010.

(c)	Consumer residential mortgage loan securitizations do not include static pool losses for the GSE securitizations due to the GSE guarantees.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table represents on-balance sheet loans held-for-sale and finance receivable and loans, off-balance sheet securitizations, and whole loan sales where we have continuing involvement. The table presents quantitative information about delinquencies and net credit losses. Refer to Note 12 for further detail on total serviced assets.

	Total finance receivables and loans		Amount 60 days or more past due		Net credit losses
	December 31,
	2010	2009	2010	2009	2010	2009
	($ in millions)
On-balance sheet loans
Consumer automobile	$51,254	$39,846	$373	$564	$613	$1,185
Consumer mortgage (a)	23,174	23,471	3,437	5,945	335	4,958
Commercial automobile	35,629	29,776	186	89	84	94
Commercial mortgage	1,660	1,951	110	256	91	790
Commercial other	2,107	3,282	20	1,006	227	133

Total on-balance sheet loans	113,824	98,326	4,126	7,860	1,350	7,160

Off-balance sheet securitization entities
Consumer automobile	—	7,475	—	144	1	260
Consumer mortgage — GSEs (b)	253,192	229,781	13,990	13,471	n/m	n/m
Consumer mortgage — nonagency	73,638	103,201	12,220	18,962	4,605	7,478

Total off-balance sheet securitization entities	326,830	340,457	26,210	32,577	4,606	7,738

Whole-loan transactions (c)	38,212	44,219	2,950	2,051	300	556

Total	$478,866	$483,002	$33,286	$42,488	$6,256	$15,454

n/m = not meaningful

(a)	Includes loans subject to conditional repurchase options of $2.3 billion and $1.7 billion guaranteed by the GSEs, and $146 million and $237 million sold to certain nonagency mortgage securitization entities at December 31, 2010 and 2009, respectively. These loans are initially recorded at fair value.

(b)	Anticipated credit losses are not meaningful due to the GSE guarantees.

(c)	Whole-loan transactions are not part of a securitization transaction, but represent automobile and consumer mortgage pools of loans sold to nonagency investors.

Changes in Accounting for Variable Interest Entities

During 2009, we executed an amendment to a commercial automobile securitization entity that was previously considered as a QSPE and, therefore, was not consolidated. The amendment contractually required us to deposit additional cash into a collateral account held by the securitization entity. Management determined the amendment caused the entity to no longer be considered a QSPE, and therefore we consolidated the entity. We continued to consolidate this entity after adoption of ASU 2009-17.

ASU 2009-17 became effective on January 1, 2010, and upon adoption, we consolidated certain securitization entities that were previously held off balance sheet. On January 1, 2010, we recognized a net increase of $17.6 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase relates to operations classified as held-for-sale that were ultimately sold). Refer to Note 1 for further discussion of the requirements of ASC 860 and ASC 810, including changes to the accounting requirements related to transfers of financial assets and consolidation of VIEs.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We previously held on our Consolidated Balance Sheet certain mortgage securitization entities, which were on-balance sheet prior to the adoption of ASU 2009-17 because we did not meet the sale accounting requirements at the inception of the transactions. Specific provisions inherent in these deals, included but were not limited to, the ability of the trust to enter into a derivative contract and the inclusion of a loan repurchase right. The existence of the ability to enter into a derivative precluded the entities from being deemed a QSPE and the existence of the loan repurchase right precluded sale accounting treatment. These two provisions, when used in combination, were deemed substantive and precluded sale accounting. We also retained servicing and, in most cases, retained an economic interest in the entities in the form of economic residuals, subordinate bonds, and/or IO strips. During 2010, we completed the sale of 100% of our retained residuals and subordinate bonds related to certain of these on-balance sheet securitization entities. In addition, any repurchase rights associated with these structures were removed from these deals through exercise of such right. These collective actions were deemed to be substantial to warrant a re-characterization of the original transactions and, as such, they were reassessed under ASC 860 and it was concluded that the securitization entities satisfied sale accounting requirements. Furthermore, the sale of the 100% economic interests resulted in the loss of a controlling financial interest in the securitization entities and accordingly consolidation was not required. The combination of these actions resulted in the derecognition of assets previously sold to these securitization entities. Consolidated assets and consolidated liabilities of $1.2 billion and $1.2 billion, respectively, associated with this transaction were derecognized and a gain of $51 million was recorded.

During 2010, we further completed the sale of our significant retained residuals and subordinate bonds related to certain other on-balance sheet securitization entities, which were consolidated upon adoption of ASU 2009-17 (but were not consolidated prior to the adoption of ASU 2009-17). Since we disposed of our variable interests in these securitization entities to unrelated third parties, a reassessment was required to determine whether we continued to hold a controlling financial interest. All subordinate retained economic interests in these entities were sold and therefore we no longer held a controlling financial interest. All assets and liabilities associated with the trust were derecognized and all retained interests in the entities, including insignificant retained senior interests and mortgage servicing rights, were recorded at their fair values at the date of deconsolidation. Consolidated assets and consolidated liabilities of $709 million and $707 million, respectively, associated with this transaction were derecognized and a gain of $1 million was recorded.

Related to these deconsolidations above, we continue to hold servicing rights associated with these transactions, however retained servicing does not preclude deconsolidation because the retained servicing we hold does not absorb a potentially significant level of variability in the securitization entities. Upon completion of the sale, $9 million of servicing rights and $1 million of retained interests associated with this transaction were recorded.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

12. Servicing Activities

Mortgage Servicing Rights

The following table summarizes activity related to MSRs which are carried at fair value.

	Year ended December 31,
	2010	2009
	($ in millions)
Estimated fair value at January 1,	$3,554	$2,848
Additions recognized on sale of mortgage loans	1,006	807
Additions from purchases of servicing rights	56	19
Subtractions from sales of servicing assets	(1)	(19)
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	23	1,120
Other changes in fair value	(894)	(1,261)
Transfer to assets of operations held-for-sale	—	25
Decrease due to change in accounting principle	(19)	—
Other changes that affect the balance	13	15

Estimated fair value at December 31,	$3,738	$3,554

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic runoff of the portfolio. The decrease due to change in accounting principle reflects the effect of the initial adoption of ASU 2009-17. Refer to Note 1 for additional information.

The key economic assumptions and sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

	December 31,
	2010	2009
	($ in millions)
Weighted average life (in years)	7.0	5.2
Weighted average prepayment speed	9.8%	15.6%
Impact on fair value of 10% adverse change	$(155)	$(167)
Impact on fair value of 20% adverse change	(295)	(321)
Weighted average discount rate	12.3%	10.3%
Impact on fair value of 10% adverse change	$(80)	$(82)
Impact on fair value of 20% adverse change	(156)	(160)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rates and prepayment risks associated with these assets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Risk Mitigation Activities

The primary risk of our servicing rights is interest rate risk and the resulting impact on prepayments. A significant decline in interest rates could lead to higher-than-expected prepayments that could reduce the value of the MSRs. We economically hedge the impact of these risks with both derivative and nonderivative financial instruments. Refer to Note 23 for additional information regarding the derivative financial instruments used to economically hedge MSRs.

The components of servicing valuation and hedge activities, net, were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Change in estimated fair value of mortgage servicing rights	$(872)	$(106)	$(2,227)
Change in fair value of derivative financial instruments	478	(998)	1,964

Servicing valuation and hedge activities, net	$(394)	$(1,104)	$(263)

Mortgage Servicing Fees

The components of mortgage servicing fees were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Contractual servicing fees, net of guarantee fees and including subservicing	$1,065	$1,071	$1,196
Late fees	77	77	112
Ancillary fees	190	164	144

Total mortgage servicing fees	$1,332	$1,312	$1,452

Mortgage Servicing Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicing advances including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate-owned property, thus making their collection reasonably assured. These servicing advances are included in other assets on the Consolidated Balance Sheet and totaled $1.9 billion and $1.8 billion at December 31, 2010 and 2009, respectively. We maintain an allowance for uncollected primary servicing advances of $25 million and $23 million at December 31, 2010 and 2009, respectively. Our potential obligation is influenced by the loan’s performance and credit quality. Additionally, we have a fiduciary responsibility for mortgage escrow and custodial funds that totaled $4.2 billion and $3.7 billion at December 31, 2010 and 2009, respectively. A portion of these balances are included in deposit liabilities on our Consolidated Balance Sheet. Refer to Note 15 for additional information.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services. As the subservicer, we would have the same responsibilities of a primary servicer in that we would make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

principal and interest payments before collecting them from individual borrowers. At December 31, 2010 and 2009, outstanding servicer advances related to subserviced loans were $140 million and $155 million, respectively, and we had a reserve for uncollected subservicer advances of $1 million and $2 million, respectively.

At December 31, 2010 and 2009, we were the master servicer (i.e., servicer of beneficial interests issued by mortgage securitization entities) for 528,249 and 682,148 loans, respectively, having an aggregate unpaid principal balance of $72.6 billion and $94.6 billion, respectively. In many cases, where we act as master servicer, we also act as primary servicer. In connection with our master-servicing activities, we service the mortgage-backed and mortgage-related asset-backed securities and whole-loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in the mortgage-backed and mortgage-related-asset backed securities and whole-loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole-loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole-loan investors. Master-servicing advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole-loan investors. We had outstanding master-servicing advances of $90 million and $47 million at December 31, 2010 and 2009, respectively. We had no reserve for uncollected master-servicing advances at December 31, 2010 or 2009.

Serviced Mortgage Assets

Our total serviced mortgage assets consist of primary, master and subservicing activities as follows.

•

Loans owned by us and we are the primary servicer. — These loans are categorized as loans held-for-sale or consumer finance receivables and loans. Included in consumer finance receivables and loans are on-balance sheet securitization entities. Our loans held-for-sale and consumer finance receivable and loan portfolios are discussed in further detail in Note 8 and Note 9, respectively.

•

Loans sold to third-party investors where we have retained primary servicing. —The loans sold to a third-party investor were sold through an off-balance sheet securitization entity or a whole-loan transaction.

•

Loans that have never been and currently are not owned by us but the primary servicing rights have been purchased. — In the case of purchased servicing rights, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.

•

Loans that have never been and currently are not owned by us but for which we act as subservicer under contractual agreements with the primary servicer. — In these cases, loans are not recorded on our Consolidated Balance Sheet. In the case of subservicing rights, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.

In many cases we act as both the primary and master servicer. However, in certain cases, we also service loans that have been purchased and subsequently sold through a securitization trust or whole-loan sale whereby the originator retained the primary servicing rights and we retained the master-servicing rights.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The unpaid principal balance of our serviced mortgage assets were as follows.

	December 31,
	2010	2009
	($ in millions)
On-balance sheet mortgage loans
Held-for-sale and investment	$20,224	$26,333
Operations held-for-sale	—	3,160
Off-balance sheet mortgage loans
Loans sold to third-party investors
Nonagency	63,685	71,505
GSEs	255,388	231,310
Whole-loan	17,524	21,120
Purchased servicing rights	3,946	4,800
Operations held-for-sale	—	17,526

Total primary serviced mortgage loans	360,767	375,754
Subserviced mortgage loans	24,173	28,357
Subserviced operations held-for-sale	—	293

Total subserviced mortgage loans	24,173	28,650
Master-servicing-only mortgage loans	10,548	14,865

Total serviced mortgage loans	$395,488	$419,269

Our Mortgage operations that conduct primary and master-servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with GSEs. At December 31, 2010, our Mortgage operations were in compliance with the servicer-rating requirements of the master agreements.

In certain domestic securitizations of our Mortgage operations, the surety or other provider of contractual credit support is entitled to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative-loss thresholds. Our Mortgage operations received notice of termination from surety providers with respect to securitizations having an unpaid principal balance of $346 million and $4.8 billion during the years ended December 31, 2010 and 2009, respectively.

Automobile Servicing Activities

We service consumer automobile contracts. Historically, we have sold a portion of the consumer automobile contracts that we originated. With respect to contracts we sell, we retain the right to service and earn a servicing fee for our servicing function. Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. We recognized automobile servicing fees of $231 million, $237 million, and $295 million during the years ended December 31, 2010, 2009, and 2008, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Automobile Serviced Assets

The total serviced automobile assets were as follows.

	Outstanding
	December 31,
	2010	2009
	($ in millions)
On-balance sheet automobile loans
Consumer automobile	$51,254	$39,846
Commercial automobile	35,629	29,776
Operating leases	9,128	15,995
Operations held-for-sale	242	660
Off-balance sheet automobile loans
Loans sold to third-party investors
Securitizations	—	7,251
Whole-loan	18,126	18,768
Other	979	1,365

Total serviced automobile loans	$115,358	$113,661

13. Premiums Receivable and Other Insurance Assets

Premiums receivable and other insurance assets consisted of the following.

	December 31,
	2010	2009
	($ in millions)
Prepaid reinsurance premiums	$249	$346
Reinsurance recoverable on unpaid losses	487	670
Reinsurance recoverable on paid losses	54	114
Premiums receivable	341	388
Deferred policy acquisition costs	1,050	1,202

Total premiums receivable and other insurance assets	$2,181	$2,720

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

14. Other Assets

The components of other assets were as follows.

	December 31,
	2010	2009
	($ in millions)
Property and equipment at cost	$1,315	$1,416
Accumulated depreciation	(939)	(1,080)

Net property and equipment	376	336
Fair value of derivative contracts in receivable position	3,966	2,654
Servicer advances	2,137	2,180
Restricted cash collections for securitization trusts (a)	1,705	3,654
Collateral placed with counterparties	1,569	1,760
Restricted cash and cash equivalents	1,323	1,590
Cash reserve deposits held-for-securitization trusts (b)	1,168	1,594
Debt issuance costs	704	829
Other accounts receivable	641	573
Prepaid expenses and deposits	638	749
Interests retained in financial asset sales	568	471
Goodwill	525	526
Nonmarketable equity securities	504	715
Investment in used vehicles held-for-sale	386	522
Real estate and other investments	280	340
Accrued interest and rent receivable	238	326
Repossessed and foreclosed assets	211	336
Other assets	625	732

Total other assets	$17,564	$19,887

(a)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.

(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions we have executed.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The changes in the carrying amounts of goodwill for the periods shown were as follows.

	North American Automotive Finance operations	International Automotive Finance operations	Insurance operations		Other	Total
	($ in millions)
Goodwill acquired prior to December 31, 2008	$14	$527	$953		$1,541	$3,035
Accumulated impairment losses	(14)	—	(42)		(1,541)	(1,597)
Foreign-currency translation	—	(37)	(44)		—	(81)

Goodwill at December 31, 2008	$—	$490	$867		$—	$1,357
Sale of reporting unit	—	—	(107)		—	(107)
Impairment losses (a)	—	—	(607	) (b)	—	(607)
Transfer of assets of discontinued operations held-for-sale	—	(22)	(108)		—	(130)
Foreign-currency translation	—	1	12		—	13

Goodwill at December 31, 2009 (c)	$—	$469	$57		$—	$526
Transfer of assets of discontinued operations held-for-sale	—	(1)	(1)		—	(2)
Foreign-currency translation	—	—	1		—	1

Goodwill at December 31, 2010	$—	$468	$57		$—	$525

(a)	The impairment losses of our Insurance operations were reported as loss from discontinued operations, net of tax, in the Consolidated Statement of Income. All other impairment losses were reported as other operating expenses in the Consolidated Statement of Income.

(b)	During the three months ended December 31, 2008, and the three months ended June 30, 2009, our Insurance operations initiated an evaluation of goodwill for potential impairment, which was in addition to our annual impairment evaluation. These tests were initiated in light of a more-than-likely expectation that a reporting unit or a significant portion of a reporting unit will be sold. The fair value was determined using offers provided by willing purchasers. Based on the preliminary results of the assessments, our Insurance operations concluded that the carrying value of these reporting units exceeded the fair value resulting in an impairment loss during both 2008 and 2009.

(c)	Net of accumulated impairment losses of $649 million for Insurance operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

15. Deposit Liabilities

Deposit liabilities consisted of the following.

	December 31,
	2010	2009
	($ in millions)
Domestic deposits
Noninterest-bearing deposits	$2,108	$1,755
NOW and money market checking accounts	8,081	7,213
Certificates of deposit	23,728	19,861
Dealer deposits	1,459	1,041

Total domestic deposit liabilities	35,376	29,870

Foreign deposits
Noninterest-bearing deposits	23	—
NOW and money market checking accounts	961	165
Certificates of deposit	2,390	1,555
Dealer deposits	298	166

Total foreign deposit liabilities	3,672	1,886

Total deposit liabilities	$39,048	$31,756

Noninterest-bearing deposits primarily represent third-party escrows associated with our mortgage loan-servicing portfolio. The escrow deposits are not subject to an executed agreement and can be withdrawn without penalty at any time. At December 31, 2010 and 2009, certificates of deposit included $7.0 billion and $4.8 billion, respectively, of domestic certificates of deposit in denominations of $100 thousand or more.

The following table presents the scheduled maturity of total certificates of deposit.

Year ended December 31,
($ in millions)
2011	$12,842
2012	6,832
2013	2,554
2014	1,160
2015	2,730

Total certificates of deposit	$26,118

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

16. Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	December 31,
	2010			2009
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Demand notes	$2,033	$—	$2,033	$1,311	$—	$1,311
Bank loans and overdrafts	1,970	—	1,970	1,598	—	1,598
Federal Home Loan Bank	—	1,300	1,300	—	—	—
Federal Reserve bank advances	—	—	—	—	5,000	5,000
Other (a)	224	1,981	2,205	356	2,027	2,383

Total short-term borrowings	$4,227	$3,281	$7,508	$3,265	$7,027	$10,292

Weighted average interest rate (b)			3.5%			2.0%

(a)	Other primarily includes nonbank secured borrowings at our Mortgage and International Automotive Finance operations.

(b)	Based on the debt outstanding and the interest rate at December 31 of each year.

17. Long-term Debt

The following tables present the composition of our long-term debt portfolio.

December 31,	Amount	Interest rate	Weighted average interest rate (a)	Due date range
	($ in millions)
2010
Senior debt
Fixed rate (b)	$45,905
Variable rate	2,314

Total senior debt (c)	48,219	0.00–16.21%	6.56%	2011–2049
Subordinated debt
Fixed rate	4,227
Variable rate (d)	6,632

Total subordinated debt (e)	10,859	0.83–17.05%	4.76%	2011–2018
VIE secured debt
Fixed rate	10,706
Variable rate	13,760

Total VIE secured debt	24,466	0.30–8.30%	2.62%	2011–2016
Trust preferred securities
Fixed rate	2,621	8.00%	8.00%	2040
Fair value adjustment (f)	447

Total long-term debt (g)	$86,612

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

December 31,	Amount	Interest rate	Weighted average interest rate (a)	Due date range
	($ in millions)
2009
Senior debt
Fixed rate (b)	$45,357
Variable rate	4,133

Total senior debt (c)	49,490	0.00–15.31%	6.47%	2010–2049
Subordinated debt
Fixed rate	4,778
Variable rate (d)	6,387

Total subordinated debt (e)	11,165	1.36–17.05%	5.53%	2010–2018
VIE secured debt
Fixed rate	4,461
Variable rate	19,756

Total VIE secured debt	24,217	0.31–14.99%	2.85%	2010–2016
Trust preferred securities
Fixed rate	2,620
Fair value adjustment (f)	529	8.00%	8.00%	2040

Total long-term debt (g)	$88,021

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.

(b)	Includes $7.4 billion at both December 31, 2010 and 2009, guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program (TLGP).

(c)	Includes secured long-term debt of $4.0 billion and $6.7 billion at December 31, 2010 and 2009, respectively.

(d)	Includes $6.4 billion of debt outstanding from the Ally Bank, U.S. and Canadian automotive secured revolving credit facilities at December 31, 2010, and $6.1 billion outstanding from our syndicated U.S. and Canadian automotive secured revolving credit facility at December 31, 2009.

(e)	Includes secured long-term debt of $10.6 billion and $10.8 billion at December 31, 2010 and 2009, respectively.

(f)	Amount represents the hedge accounting adjustment of fixed-rate debt.

(g)	Includes fair value option-elected secured long-term debt of $972 million and $1.3 billion at December 31, 2010 and 2009, respectively. Refer to Note 27 for additional information.

	December 31,
	2010			2009
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Long-term debt
Due within one year	$8,555	$13,603	$22,158	$7,429	$18,898	$26,327
Due after one year	38,499	25,508	64,007	38,331	22,834	61,165
Fair value adjustment	447	—	447	529	—	529

Total long-term debt	$47,501	$39,111	$86,612	$46,289	$41,732	$88,021

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the scheduled maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
	($ in millions)
Unsecured
Long-term debt	$9,530	$12,637	$1,884	$1,974	$3,650	$20,548	$447	$50,670
Original issue discount	(975)	(350)	(263)	(191)	(57)	(1,333)	—	(3,169)

Total unsecured	8,555	12,287	1,621	1,783	3,593	19,215	447	47,501

Secured
Long-term debt	13,502	9,145	8,631	3,261	2,514	1,711	—	38,764
Troubled debt restructuring concession (a)	101	105	82	46	13	—	—	347

Total secured	13,603	9,250	8,713	3,307	2,527	1,711	—	39,111

Total long-term debt	$22,158	$21,537	$10,334	$5,090	$6,120	$20,926	$447	$86,612

(a)	In the second quarter of 2008, ResCap executed an exchange offer that resulted in a concession being recognized as an adjustment to the carrying value of certain new secured notes. This concession is being amortized over the life of the new notes through a reduction to interest expense using an effective yield methodology.

The following table presents the scheduled maturity of long-term debt held by ResCap, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	($ in millions)
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
ResCap
Unsecured debt
Long-term debt	$209	$357	$529	$100	$114	$—	$33	$1,342
Original issue discount	—	—	—	—	—	—	—	—

Total unsecured	209	357	529	100	114	—	33	1,342

Secured debt
Long-term debt	508	—	707	707	707	1,234	—	3,863
Troubled debt restructuring concession	101	105	82	46	13	—	—	347

Total secured debt	609	105	789	753	720	1,234	—	4,210

ResCap — Total long-term debt	$818	$462	$1,318	$853	$834	$1,234	$33	$5,552

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. The use of these derivative financial instruments had the effect of synthetically converting $24.0 billion of our fixed-rate debt into variable-rate obligations and $17.5 billion of our variable-rate debt into fixed-rate obligations at December 31, 2010. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

	December 31,
	2010		2009
	Total	Ally Bank (a)	Total	Ally Bank (a)
	($ in millions)
Loans held-for-sale	$1,035	$—	$1,420	$—
Mortgage assets held-for-investment and lending receivables	12,451	11,137	11,356	9,410
Consumer automobile finance receivables	27,164	14,927	24,082	6,812
Commercial automobile finance receivables	19,741	15,034	21,447	5,095
Investment securities	2,227	2,190	2,676	2,613
Investment in operating leases, net	3,199	—	13,323	—
Mortgage servicing rights	2,801	1,746	2,474	1,015
Other assets	3,990	1,700	4,273	1,264

Total assets restricted as collateral (b)	$72,608	$46,734	$81,051	$26,209

Secured debt (c)	$42,392	$20,199	$48,759	$11,777

(a)	Ally Bank is a component of the total column.

(b)	Ally Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window. Ally Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $15.2 billion and $22.4 billion at December 31, 2010 and 2009, respectively. These assets were composed of consumer and commercial mortgage finance receivables and loans, net, consumer automobile finance receivables and loans, net, and investment securities. Under the agreement with the FHLB, Ally Bank also had assets pledged as collateral under a blanket lien totaling $5.3 billion and $1.9 billion at December 31, 2010 and 2009, respectively. These assets were primarily composed of mortgage servicing rights, consumer automobile finance receivables and loans, net, and other assets. Availability under these programs is generally only for the operations of Ally Bank and cannot be used to fund the operations or liabilities of Ally or its subsidiaries.

(c)	Includes $3,281 million and $7,027 million of short-term borrowings at December 31, 2010 and 2009, respectively.

Trust Preferred Securities

On December 30, 2009, we entered into a Securities Purchase and Exchange Agreement with the U.S. Department of Treasury (Treasury) and GMAC Capital Trust I, a Delaware statutory trust (the Trust), which is a finance subsidiary that is wholly owned by Ally. As part of the agreement, the Trust sold to Treasury 2,540,000 trust preferred securities (TRUPS) issued by the Trust with an aggregate liquidation preference of $2.5 billion. Additionally, we issued and sold to Treasury a ten-year warrant to purchase up to 127,000 additional TRUPS with an aggregate liquidation preference of $127 million, at an initial exercise price of $0.01 per security, which Treasury immediately exercised in full. The TRUPS have no stated maturity date but must be redeemed upon the redemption or maturity (February 15, 2040) of the Debentures. The TRUPS are generally nonvoting, other than voting on certain matters under certain circumstances, including generally, the adverse amendment of the amended and restated declaration of trust governing the TRUPS (the Declaration), and with respect to certain actions to be taken upon the occurrence of certain events of default on the TRUPS or, under certain

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

circumstances, on the Debentures. During any period in which TRUPS remain outstanding but in which distributions on the TRUPS have not been fully paid, Ally is not permitted to (i) declare or pay dividends on; make any distributions with respect thereto; or redeem, purchase, or otherwise acquire, any of Ally’s capital stock or (ii) make any payments of principal, interest, or premium on, or repay, repurchase, or redeem any debt securities that rank on a parity with or junior in interest to the Debentures with certain specified exceptions.

Covenants and Other Requirements

We are subject to a leverage ratio under a revolving syndicated credit facility secured by U.S. and Canadian automotive receivables. The leverage ratio covenant requires our reporting segments, excluding our Mortgage operations, to have a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1. At December 31, 2010, the leverage ratio was 3.3:1.

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of receivables, such as delinquency ratios, loss ratios, commercial payment rates. There were no trigger events in 2010.

When we issue debt securities in private offerings we are generally subject to registration rights agreements. Under these agreements, we agree to use reasonable efforts to cause the consummation of a registered exchange offer or to file a shelf registration statement within a prescribed period. In the event that we fail to meet these obligations, we may be required to pay additional penalty interest with respect to the covered debt during the period in which we fail to meet our contractual obligations.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Consolidated Balance Sheet.

The total capacity in our committed funding facilities is provided by banks through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At December 31, 2010, $28.8 billion of our $32.2 billion of committed capacity was revolving. Generally, our revolving facilities have a tenor of 364 days and are renewed annually.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Committed Funding Facilities

	December 31,
	Outstanding		Unused capacity (a)		Total capacity
	2010	2009	2010	2009	2010	2009
	($ in billions)

Bank funding
Secured	$6.4	$—	$1.9	$—	$8.3	$—
Nonbank funding
Unsecured
Automotive Finance operations	0.8	0.7	—	0.1	0.8	0.8
Secured
Automotive Finance operations and other	8.3	23.0	9.1	9.0	17.4	32.0
Mortgage operations	1.0	1.7	0.6	0.4	1.6	2.1

Total nonbank funding	10.1	25.4	9.7	9.5	19.8	34.9

Shared capacity (b)	0.2	0.8	3.9	3.2	4.1	4.0

Total committed facilities	16.7	26.2	15.5	12.7	32.2	38.9

Whole-loan forward flow agreements (c)	—	—	—	9.4	—	9.4

Total	$16.7	$26.2	$15.5	$22.1	$32.2	$48.3

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(b)	Funding is generally available for assets originated by Ally Bank or the parent company, Ally Financial Inc.

(c)	Represents commitments of financial institutions to purchase U.S. automotive retail assets.

Uncommitted Funding Facilities

	December 31,
	Outstanding		Unused capacity		Total capacity
	2010	2009	2010	2009	2010	2009
	($ in billions)
Bank funding
Secured
Federal Reserve funding programs	$—	$5.0	$4.0	$2.8	$4.0	$7.8
FHLB advances	5.3	5.1	0.2	0.8	5.5	5.9

Total bank funding	5.3	10.1	4.2	3.6	9.5	13.7

Nonbank funding
Unsecured
Automotive Finance operations	1.4	0.8	0.6	0.1	2.0	0.9
Secured
Automotive Finance operations	0.1	0.3	—	0.1	0.1	0.4
Mortgage operations	—	—	0.1	0.2	0.1	0.2

Total nonbank funding	1.5	1.1	0.7	0.4	2.2	1.5

Total uncommitted facilities	$6.8	$11.2	$4.9	$4.0	$11.7	$15.2

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Private Debt Exchange and Cash Tender Offers

On November 20, 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of our and our subsidiaries (the Ally Offers) and ResCap’s (the ResCap Offers) outstanding notes held by eligible holders for cash, newly issued notes of Ally, and in the case of the Ally Offers only, preferred stock of a wholly owned Ally subsidiary.

In the Ally Offers, we offered to purchase and/or exchange any and all of certain old Ally notes (the Ally Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) newly issued senior guaranteed notes of Ally on substantially the same terms as the applicable series of Ally Old Notes exchanged (the Guaranteed Notes), except for the Guaranteed Notes being guaranteed by certain subsidiaries of Ally, and (2) newly issued 9% perpetual senior preferred stock (which has been subsequently reduced to 7% pursuant to the terms of such securities) with a liquidation preference of $1,000 per share of a wholly owned nonconsolidated subsidiary of Ally (the New Preferred Stock) or (b) cash, in each case in the amounts per $1,000 principal amount of Ally Old Notes as specified in the related offering materials. To the extent that cash required to purchase all Ally Old Notes tendered pursuant to cash elections exceeded $2 billion, each eligible holder who made a cash election had the amount of Ally Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $2 billion, and the balance of Ally Old Notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

The Guaranteed Notes (the Note Guarantees) are guaranteed, on a joint and several basis, by GMAC Latin America Holdings LLC, GMAC International Holdings B.V., GMAC Continental LLC, IB Finance Holding Company LLC, and Ally US LLC (each a Note Guarantor), which are all wholly owned subsidiaries of Ally. The Note Guarantees are senior obligations of each Note Guarantor and rank equally with all existing and future senior debt of each Note Guarantor. The Note Guarantees rank senior to all subordinated debt of each Note Guarantor.

In the ResCap Offers, Ally offered to purchase and/or exchange any and all of certain ResCap notes (the ResCap Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) in the case of 8.50% notes of ResCap maturing on May 15, 2010, newly issued 7.50% senior notes of Ally due 2013 (the New Senior Notes) or (2) in the case of all other series of ResCap Old Notes, a combination of New Senior Notes and newly issued 8.00% subordinated notes of Ally due 2018 (the Subordinated Notes), or (b) cash, in all cases in the amount of $1,000 principal amount of ResCap Old Notes as specified in the related offering materials. To the extent that cash required to purchase all ResCap Old Notes tendered pursuant to cash elections exceeded $500 million, each eligible holder who made a cash election had the amount of ResCap Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $500 million, and the balance of ResCap Old notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

The Ally Offers and ResCap offers (collectively, the Offers) settled on December 31, 2008. Approximately $17.5 billion in the aggregate principal amount (or 59%) of the outstanding Ally Old Notes were validly tendered and accepted in the Ally Offers, and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding ResCap Old Notes were validly tendered and accepted in the ResCap Offers.

The Ally Offers and the ResCap Offers were accounted for as a debt modification and resulted in a pretax gain on extinguishment of debt of $11.5 billion. The gain on extinguishment consisted of a $3.8 billion principal discount, a $5.4 billion discount representing the difference between the face value and the estimated fair value

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

of the new Ally and ResCap notes, and a $2.3 billion discount representing the difference between the face value and estimated fair value of new preferred stock. The discount of the new Ally and ResCap notes will be amortized as interest expense over the terms of the new notes using the effective interest method. Refer to Note 1 for additional information related to the accounting policy.

18. Reserves for Insurance Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the activity in the reserves for insurance losses and loss adjustment expenses.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Balance at beginning of year	$1,215	$2,895	$3,089
Reinsurance recoverables	(670)	(1,660)	(893)

Net balance at beginning of year	545	1,235	2,196
Net reserves reclassified from liabilities of discontinued operations held-for-sale (a)	784	—	—
Net reserves ceded — retroactive reinsurance (b)	(85)	—	(703)
Net reserves sold (c)	(452)	(82)	—
Incurred from continuing operations related to
Current year	932	1,021	1,437
Prior years (d)	(56)	19	(41)

Total incurred from continuing operations	876	1,040	1,396
Incurred from discontinued operations related to
Current year	301	1,007	1,142
Prior years (e)	1	(4)	(16)

Total incurred from discontinued operations	302	1,003	1,126
Paid related to
Current year	(1,015)	(1,353)	(1,692)
Prior years	(316)	(583)	(931)

Total paid	(1,331)	(1,936)	(2,623)
Net reserves reclassified to liabilities of discontinued operations held-for-sale (f)	(269)	(784)	—
Effects of exchange-rate changes	5	69	(157)

Net balance at end of year	375	545	1,235
Reinsurance recoverables	487	670	1,660

Balance at end of year	$862	$1,215	$2,895

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Represents the fair value of reserves of discontinued operations held-for-sale at the beginning of the year.

(b)	On November 30, 2010, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our international reinsurance agency, which was sold on the same date. On November 3, 2008, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our U.S. reinsurance agency, which was sold on the same date. The loss portfolio transfers were accounted for as retroactive reinsurance. Retroactive reinsurance balances result from reinsurance placed to cover losses on insured events occurring prior to the inception of a reinsurance contract.

(c)	During 2010 and 2009, we completed the sale of our U.S. personal automotive insurance business.

(d)	Incurred losses and loss adjustment expenses from continuing operations were adjusted as a result of changes in prior years’ reserve estimates for certain assumed reinsurance coverages, international private passenger automobile coverages, or dealer-related products.

(e)	Incurred losses and loss adjustment expenses from discontinued operations were adjusted as a result of changes in prior year reserve estimates for certain private passenger automobile coverages.

(f)	Reclassification is net of reinsurance recoveries.

19. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

	December 31,
	2010	2009
	($ in millions)
Fair value of derivative contracts in payable position	$3,860	$1,895
Loan repurchase liabilities	2,500	1,953
Accounts payable	1,267	1,275
Collateral received from counterparties	916	432
Reserve for mortgage representation and warranty obligation	830	1,263
Current and deferred income taxes, net	647	1,058
Employee compensation and benefits	591	403
GM payable, net	202	179
Securitization trustee payable	179	528
Reinsurance payable	91	208
Deferred revenue	85	91
Other liabilities	958	1,171

Total accrued expenses and other liabilities	$12,126	$10,456

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

20. Equity and Earnings per Common Share

Common Stock

Our common stock has a par value of $0.01 and there are 2,021,384 shares authorized for issuance. Our common stock is not registered with the Securities and Exchange Commission, and there is no established trading market for the shares. Treasury holds 73.78% of Ally common stock. The following table presents changes in the number of shares issued and outstanding.

	2010	2009	2008
	(in shares)
Members’ interest / common stock (a)
January 1,	799,120	269,960	107,984
New issuances:
Conversion of Series F-2 Preferred Stock (b)	531,850	—	—
Common equity investments (c)	—	269,960	—
Conversion of Series F Preferred Stock (d)	—	259,200	—
Contributions of loan participations (e)	—	—	161,976

December 31,	1,330,970	799,120	269,960

(a)	On June 30, 2009, our members’ interests became common stock due to our conversion from a limited liability company to a corporation. As a result, each unit of each class of common and preferred membership interests issued and outstanding was converted into shares of capital stock with substantially the same rights and preferences as such membership interests. Refer to Note 24 for additional information regarding the tax impact of the conversion.

(b)	On December 30, 2010, 110,000,000 shares of Series F-2 Preferred Stock owned by Treasury were converted into 531,850 shares of Ally common stock.

(c)	On January 16, 2009, we completed a rights offering for $1.3 billion of common equity from existing Ally common shareholders.

(d)	On December 30, 2009, 60,000,000 shares of Series F Preferred Stock, all of which were owned by Treasury, were converted into 259,200 shares of Ally common stock.

(e)	On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to Ally $750 million of subordinated participations in a $3.5 billion senior secured credit facility between Ally and ResCap in exchange for additional common membership interests in Ally.

Mandatorily Convertible Preferred Stock held by Treasury

Series F-2 Preferred Stock

On December 30, 2009, Ally entered into a Securities Purchase and Exchange Agreement (the Purchase Agreement) with Treasury, pursuant to which a series of transactions occurred resulting in Treasury acquiring 228,750,000 shares of Ally’s newly issued Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the New MCP), with a total liquidation preference of $11,437,500,000. On December 30, 2010, Treasury converted 110,000,000 shares of the New MCP into 531,850 shares of Ally common stock. The conversion occurred at an agreed upon rate that exceeded the initial conversion rate as defined in Exhibit H to the Ally Certificate of Incorporation. The fair value of the additional shares was approximately $586 million and

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

represented an inducement. The fair value of the additional common shares issued to Treasury was determined using a combination of valuation techniques consistent with the market approach (Level 3 fair value inputs). The market approach we used to estimate the fair value of our common stock incorporated a combination of the tangible equity and earnings multiples from comparable publicly traded companies deemed similar to Ally (and its operating segments) and by observing comparable transactions in the marketplace. We also considered the implied valuation of our common stock based on the December 30, 2010, conversion with Treasury.

In connection with the conversion, the New MCP Certificate of Designation was amended to require us to deliver additional shares to the New MCP holders upon occurrence of certain specified events. The fair value associated with this provision was $30 million and was reflected in the New MCP balance at December 31, 2010. The fair value of the provision was determined utilizing an option pricing model using inputs and assumptions that management believes a willing market participant would use in estimating fair value (a Level 3 fair value input).

As a result, Treasury now holds 118,750,000 shares of the New MCP, with a total liquidation preference of $5,937,500,000. Dividends of the New MCP accrue at 9% per annum. Dividends are payable quarterly, in arrears, only if and when declared by Ally’s Board of Directors. The New MCP generally is nonvoting, other than class-voting on certain matters under certain circumstances, including generally, the authorization of senior capital stock, the adverse amendment of the New MCP, and any exchange or reclassification involving the New MCP or merger or consolidation of Ally. Upon conversion of the New MCP into Ally common stock, the holder would have the voting rights associated with the common stock.

The shares of the New MCP are convertible into common stock at the applicable conversion rate (as provided in the Certificate of Designation) either: (i) at Ally’s option, at any time or from time to time, with the prior approval of the Federal Reserve provided that Ally is not permitted to convert any shares of the New MCP held by Treasury except (a) with the prior written consent of Treasury (which consent may be granted in the sole discretion of Treasury with respect to each conversion considering such factors as it deems appropriate at such time, which may include seeking to condition the terms on which it may provide such consent, which may include seeking an alteration of the conversion rate) or (b) pursuant to an order of the Federal Reserve compelling such a conversion; or (ii) at the option of the holder, upon the occurrence of certain specified transactions. All shares of the New MCP that remain outstanding on December 30, 2016, will automatically convert into common stock at a conversion rate of 0.00432 common shares per share of the New MCP. Under any conversion of the New MCP, settlement will always occur by issuance of our common stock.

Subject to the approval of the Federal Reserve and the restrictions imposed by the terms of our other preferred stock, we may opt to redeem, in whole or in part, from time to time, the New MCP then outstanding at any time. On or before December 30, 2011, the New MCP may be redeemed at the liquidation preference, plus any accrued and unpaid dividends. After December 30, 2011, the New MCP may be redeemed at the greater of the liquidation preference, plus any accrued and unpaid dividends or the as-converted value, as defined in the Certificate of Designation.

Subject to certain exceptions, for so long as any shares of the New MCP are outstanding and owned by Treasury, Ally is generally prohibited from paying certain dividends or distributions on, or redeeming, repurchasing, or acquiring its capital stock or other equity securities without the consent of Treasury. Additionally, Ally is generally prohibited from making any dividends or distributions on, or redeeming, repurchasing, or acquiring its capital stock or other equity securities unless all accrued and unpaid dividends for all past dividend periods on the New MCP are fully paid.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes information about the New MCP.

	December 31,
	2010	2009
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$50	$50
Number of shares authorized	228,750,000	228,750,000
Number of shares issued and outstanding (a)	118,750,000	228,750,000

(a)	On December 30, 2010, 110,000,000 shares were converted into 531,850 shares of Ally common stock.

Preferred Stock

The following table summarizes information about our Series G and Series A preferred stock.

	December 31,
	2010	2009
Series G
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$1,000	$1,000
Number of shares authorized	2,576,601	2,576,601
Number of shares issued and outstanding	2,576,601	2,576,601
Series A
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$1,000	$1,000
Number of shares authorized	4,021,764	4,021,764
Number of shares issued and outstanding	1,021,764	1,021,764

Series G Preferred Stock

Effective June 30, 2009, and as previously disclosed, we converted (the Conversion) from a Delaware limited liability company into a Delaware corporation in accordance with applicable law. In connection with the Conversion, the 7% Cumulative Perpetual Preferred Stock (the Blocker Preferred) of Preferred Blocker Inc. (PBI), a wholly owned subsidiary, was required to be converted into or exchanged for preferred stock. For this purpose, we had previously authorized for issuance its 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G (the Series G Preferred Stock). Pursuant to the terms of a Certificate of Merger, effective October 15, 2009, PBI merged with and into Ally with Ally continuing as the surviving entity. At that time, each share of the Blocker Preferred issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive an equal number of newly issued shares of Series G Preferred Stock. In the aggregate, 2,576,601 shares of Series G Preferred Stock were issued to holders of the Blocker Preferred in connection with the merger. The Series G Preferred Stock ranks equally in right of payment with each of our outstanding series of preferred stock in accordance with the terms thereof.

The Series G Preferred Stock accrues dividends at a rate of 7% per annum. Dividends are payable quarterly, in arrears, only if and when declared by Ally’s Board of Directors. The Series G Preferred Stock may not be redeemed prior to December 31, 2011. Subject to any other restrictions contained in the terms of any other series of stock or other agreements that Ally is or may become subject to, on or after December 31, 2011, at Ally’s option and subject to Ally having obtained any required regulatory approvals, Ally may, subject to certain conditions, redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, upon proper notice given, at a redemption price equal to the liquidation amount plus the amount of any accrued and

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

unpaid dividends thereon through the date of redemption. The Series G Preferred Stock generally is nonvoting other than class-voting on certain matters under certain circumstances including generally, the authorization of senior capital stock or amendments that adversely impact the Series G Preferred Stock. Ally is generally prohibited from making any Restricted Payments on or prior to January 1, 2014, and may only make Restricted Payments after January 1, 2014, if certain conditions are satisfied. For this purpose, Restricted Payments include, subject to certain exceptions, any dividend payment or distribution of assets on any common stock or any redemption, purchase, or other acquisition of any shares of common stock.

Series A Preferred Stock

A subsidiary of GM currently holds 1,021,764 shares of Ally Fixed Rate Perpetual Preferred Stock, Series A (the Series A Preferred Stock). We are required to make distributions at a rate of 10% per annum for each fiscal quarter with respect to the Series A Preferred Stock if certain conditions are met. The Ally Board of Directors is permitted to reduce any distribution to the extent required to avoid a reduction of the equity capital of Ally below a minimum amount of equity capital as specified in our Certificate of Incorporation. In addition, with the consent of GM, the Ally Board of Directors may suspend the payment of distributions with respect to any one or more fiscal quarters. Distributions not made do not accumulate. Ally’s other series of outstanding preferred stock, outstanding debt, and certain agreements between Ally and Treasury, limit Ally’s ability to repurchase or redeem the Series A Preferred Stock. The terms of such other stock and agreements will, under a variety of circumstances, prohibit Ally from repurchasing or redeeming any shares of the Series A Preferred Stock or will require that Ally redeem such other series of preferred stock on a pro rata basis with any shares of the Series A Preferred Stock that it redeems. Subject to an applicable replacement capital covenant and any other restrictions contained in the terms of any other series of stock, Ally may redeem all or any portion of the outstanding shares of Series A Preferred Stock. Any such redemption shall be at a price equal to (i) at any time prior to November 30, 2011, the sum of the liquidation amount, multiplied by 1.03, plus any accrued but unpaid dividends, or (ii) at any time from and after November 30, 2011, the sum of the liquidation amount and any accrued but unpaid dividends. The Series A Preferred Stock generally is nonvoting other than class voting on certain matters under certain circumstances including generally, the authorization of senior capital stock or amendments that adversely impact the Series A Preferred Stock.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Earnings per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Net income (loss) from continuing operations	$1,026	$(7,033)	$4,873
Less: Preferred stock dividends — U.S. Department of Treasury	963	855	—
Less: Preferred stock dividends	282	370	—
Less: Impact of the conversion of preferred stock and related amendment	616	—	—

Net (loss) income from continuing operations attributable to common shareholders (a)	(835)	(8,258)	4,873

Income (loss) from discontinued operations, net of tax	49	(3,265)	(3,005)

Net (loss) income attributable to common shareholders	$(786)	$(11,523)	$1,868

Basic and diluted weighted-average common shares outstanding	800,597	529,392	108,884

	(per share data in whole dollars)
Basic and diluted earnings per common share (a)(b)
Net (loss) income from continuing operations	$(1,042)	$(15,596)	$44,747
Income (loss) from discontinued operations, net of tax	61	(6,169)	(27,595)

Net (loss) income	$(981)	$(21,765)	$17,152

(a)	Due to the net loss attributable to common shareholders in 2010 and 2009, loss attributable to common shareholders for basic earnings per common share was used to calculate diluted earnings per common share. Adding back the effect of dilutive securities would result in anti-dilution.

(b)	Due to the net loss attributable to common shareholders in 2010 and 2009, basic weighted-average common shares were used to calculate diluted earnings per common share. Adding dilutive securities to the denominator would result in anti-dilution.

The effects of converting the outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares are not included in the diluted earnings per share calculation for 2010 and 2009 as the effects would be anti-dilutive for those periods. As such, 987,050 and 416,655 of potential common stock equivalents were excluded for the years ended December 31, 2010 and 2009, respectively, from the diluted earnings per share calculation. There were no potential common stock equivalents for the year ended December 31, 2008.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

21. Accumulated Other Comprehensive Income (Loss)

The following table presents changes, net of tax, in each component of accumulated in other comprehensive income (loss).

	Unrealized gains (losses) on investment securities(a)	Translation adjustments and net investment hedges	Cash flow hedges	Defined benefit pension plans	Accumulated other comprehensive income (loss)
	($ in millions)
Balance at January 1, 2008	$92	$852	$(9)	$17	$952
Net unrealized losses arising during the period	(255)	(1,020)	(24)	(138)	(1,437)
Less: Net realized losses reclassified to net income	(91)	—	(5)	—	(96)

2008 net change	(164)	(1,020)	(19)	(138)	(1,341)

Balance at December 31, 2008	(72)	(168)	(28)	(121)	(389)
Net unrealized gains arising during the period	115	601	—	24	740
Less: Net realized losses reclassified to net income	(108)	—	(1)	—	(109)
2009 net change	223	601	1	24	849

Balance at December 31, 2009	151	433	(27)	(97)	460
Net unrealized gains (losses) arising during the period	320	(18)	33	(40)	295
Less: Net realized gains (losses) reclassified to net income	497	(1)	—	—	496
2010 net change	(177)	(17)	33	(40)	(201)

Balance at December 31, 2010	$(26)	$416	$6	$(137)	$259

(a)	Represents the after-tax difference between the fair value and amortized cost of our available-for-sale securities portfolio.

22. Regulatory Capital and Other Regulatory Matters

As a bank holding company, we and our wholly owned banking subsidiary, Ally Bank, are subject to risk based capital and leverage guidelines issued by federal and state banking regulators that require that our capital-to-assets ratios meet certain minimum standards. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements or the results of operations and financial condition of Ally Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The risk-based capital ratios are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories with higher levels of capital being required for the categories, which presents greater risk. Under the guidelines, total capital is divided into two tiers: Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common equity, minority interests, and qualifying preferred stock (including fixed-rate cumulative preferred stock issued and sold to Treasury) less goodwill and other

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

adjustments. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Under the guidelines, banking organizations are required to maintain a minimum Total risk-based capital ratio (total capital to risk-weighted assets) of 8% and a Tier 1 risk-based capital ratio of 4%.

The federal banking regulators also have established minimum leverage ratio guidelines. The leverage ratio is defined as Tier 1 capital divided by adjusted average total assets (which reflect adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

A banking institution meets the regulatory definition of “well-capitalized” when its Total risk-based capital ratio equals or exceeds 10% and its Tier 1 risk-based capital ratio equals or exceeds 6% unless subject to a regulatory directive to maintain higher capital levels and for insured depository institutions, a leverage ratio that equals or exceeds 5%.

In conjunction with the Supervisory Capital Assessment Program (S-CAP), the banking regulators have developed a new measure of capital called “Tier 1 common” defined as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities.

On October 29, 2010, Ally, IB Finance Holding Company, LLC, Ally Bank, and the FDIC entered into a Capital and Liquidity Maintenance Agreement (CLMA) that supersedes an original agreement dated July 21, 2008. The CLMA requires capital at Ally Bank to be maintained at a level such that Ally Bank’s leverage ratio is at least 15%, which is consistent with capital requirements currently applicable to Ally Bank and thus does not impose any additional capital requirements. For this purpose, the leverage ratio is determined in accordance with the FDIC’s regulations related to capital maintenance.

Additionally, on May 21, 2009, the Federal Reserve Board (FRB) granted Ally Bank an expanded exemption from Section 23A of the Federal Reserve Act and the FRB’s Regulation W. The exemption enables Ally Bank to make certain extensions of credit to consumers for the purchase of GM vehicles or vehicles floorplanned by Ally and to provide floorplan financing for the purchase of GM vehicles, subject to certain limitations. The exemption requires Ally to maintain a Total risk-based capital ratio of 15% and Ally Bank to maintain a Tier 1 leverage ratio of 15%.

On January 28, 2010, the federal banking agencies published a final rule amending the risk based capital guidelines associated with the implementation of ASU 2009-17. The rule permits banking organizations to phase in the effects of the consolidation on risk-weighted assets and also makes provisions associated with the impact of allowance for loan and lease losses effects on Tier 2 capital during 2010. Ally elected to utilize this optional phase-in approach. After full implementation of the phase-in on January 1, 2011, we will continue to be in compliance with all required minimum ratios. Refer to Note 1 for additional information related to the adoption of ASU 2009-17.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes our capital ratios.

	December 31,
	2010		2009		Required minimum	Well-capitalized minimum
	Amount	Ratio	Amount	Ratio
	($ in millions)
Risk-based capital
Tier 1 (to risk-weighted assets)
Ally Financial Inc.	$22,189	15.00%	$22,398	14.15%	4.00%	6.00%
Ally Bank	10,738	19.23%	7,768	20.85%	4.00%	6.00%
Total (to risk-weighted assets)
Ally Financial Inc.	$24,213	16.36%	$24,623	15.55%	15.00% (a)	10.00%
Ally Bank	11,438	20.48%	8,237	22.10%	8.00%	10.00%
Tier 1 leverage (to adjusted average assets) (b)
Ally Financial Inc.	$22,189	13.05%	$22,398	12.70%	3.00–4.00%	(c)
Ally Bank	10,738	15.81%	7,768	15.42%	15.00% (d)	5.00%
Tier 1 common (to risk-weighted assets)
Ally Financial Inc.	$12,677	8.57%	$7,678	4.85%	n/a	n/a
Ally Bank	n/a	n/a	n/a	n/a	n/a	n/a

n/a = not applicable

(a)	Ally, in accordance with the FRB exemption from Section 23A, is required to maintain a Total risk-based capital ratio of 15%.

(b)	Federal regulatory reporting guidelines require the calculation of adjusted average assets using a daily average methodology. We currently calculate using a combination of monthly and daily average methodologies. We are in the process of modifying information systems to address the daily average requirement.

(c)	There is no Tier 1 leverage component in the definition of a well-capitalized bank holding company.

(d)	Ally Bank, in accordance with the FRB exemption from Section 23A, is required to maintain a Tier 1 leverage ratio of at least 15%.

At December 31, 2010, Ally and Ally Bank were “well-capitalized” and met all capital requirements to which we were subject.

Basel Capital Accord

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord of the Bank for International Settlements’ Basel Committee on Banking Supervision (Basel Committee). The Capital Accord was published in 1988 and generally applies to depository institutions and their holding companies in the United States. In 2004, the Basel Committee published a revision to the Capital Accord (Basel II). The goal of the Basel II capital rules is to provide more risk-sensitive regulatory capital calculations and promote enhanced risk management practices among large, internationally active banking organizations. U.S. banking regulators published final Basel II rules in December 2007. Ally is required to comply with the Basel II rules, as implemented by the U.S. banking regulators. Prior to full implementation of the Basel II rules, Ally is required to complete a qualification period of four consecutive quarters during which it needs to demonstrate that it meets the requirements of the rules to the satisfaction of its primary U.S. banking regulator. The U.S. implementation timetable consists of the qualification period followed by a minimum transition period of three

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

years. During the transition period, Basel II risk-based capital requirements cannot fall below certain floors based on pre-existing capital regulations (Basel I). Ally is currently in the qualification period and expects to be in compliance with all relevant Basel II rules within the established timelines.

In addition to Basel II, the Basel Committee recently adopted new capital, leverage and liquidity guidelines under the Basel Accord (Basel III), which, when implemented in the United States, may have the effect of raising capital requirements beyond those required by current law and the Dodd-Frank Act. Basel III increases the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7.0%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer, and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3%, based on a measure of the total exposure rather than total assets, and new liquidity standards. The Basel III capital, leverage and liquidity standards will be phased in over a multiyear period. The Basel III rules, when implemented, will also impose a 15% cap on the amount of Tier 1 capital that can be met, in the aggregate, through significant investments in the common shares of unconsolidated financial subsidiaries. MSRs and deferred tax assets through timing differences. In addition, under Basel III rules, after a ten-year phase out period beginning on January 1, 2013, trust preferred and other “hybrid” securities will no longer qualify as Tier 1 capital.

International Banks, Finance Companies, and Other Foreign Operations

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. Total assets of our regulated international banks and finance companies were approximately $14.5 billion and $13.6 billion at December 31, 2010 and 2009, respectively. In addition, the Bank Holding Company Act imposes restrictions on Ally’s ability to invest equity abroad without FRB approval. Many of our other operations are also heavily regulated in many jurisdictions outside the United States.

Depository Institutions

On December 24, 2008, Ally Bank received approval from the Utah Department of Financial Institutions (UDFI) to convert from an industrial bank to a commercial nonmember state-chartered bank. Ally Bank’s deposits are insured by the FDIC, and Ally Bank is required to file periodic reports with the FDIC concerning its financial condition. Total assets of Ally Bank were $70.3 billion and $55.3 billion at December 31, 2010 and 2009, respectively.

Ally Bank is subject to Utah law (and, in certain instances, federal law) which places restrictions and limitations on the amount of dividends or other distributions. Ally did not receive any dividends from Ally Bank in 2010 or 2009.

The Federal Reserve Bank requires banks to maintain minimum average reserve balances. The amount of the required reserve balance for Ally Bank was $2.4 million and $34.3 million at December 31, 2010 and 2009, respectively.

U.S. Mortgage Business

Our U.S. mortgage business is subject to extensive federal, state, and local laws, rules, and regulations, in addition to judicial and administrative decisions that impose requirements and restrictions on this business. As a

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Federal Housing Administration lender, certain of our U.S. mortgage subsidiaries are required to submit audited financial statements to the Department of Housing and Urban Development on an annual basis. It is also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies, and procedures. The federal, state, and local laws, rules, and regulations to which our U.S. mortgage business is subject, among other things, impose licensing obligations and financial requirements; limit the interest rates, finance charges, and other fees that can be charged; regulate the use of credit reports and the reporting of credit information; impose underwriting requirements; regulate marketing techniques and practices; require the safeguarding of nonpublic information about customers; and regulate servicing practices, including the assessment, collection, foreclosure, claims handling, and investment and interest payments on escrow accounts.

Certain of our mortgage subsidiaries are required to maintain regulatory net worth requirements. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. These entities were in compliance with these requirements at December 31, 2010.

Insurance Companies

Our Insurance operations are subject to certain minimum aggregate capital requirements, net asset and dividend restrictions under applicable state and foreign insurance law, and the rules and regulations promulgated by various U.S. and foreign regulatory agencies. Under various state and foreign insurance regulations, dividend distributions may be made only from statutory unassigned surplus, with approvals required from the regulatory authorities for dividends in excess of certain statutory limitations. At December 31, 2010, the maximum dividend that could be paid by the insurance subsidiaries over the next twelve months without prior statutory approval was $190 million.

23. Derivative Instruments and Hedging Activities

We enter into interest rate and foreign-currency swaps, futures, forwards, options, and swaptions in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including investment securities, MSRs, debt, and deposits. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt, foreign exchange transactions, and our net investment in foreign subsidiaries. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable rate. We apply hedge accounting for certain derivative instruments used to hedge fixed-rate debt. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt. Our qualifying accounting hedges consist of hedges of fixed-rate debt obligations in which receive fixed swaps are designated as hedges of specific fixed-rate debt obligations.

We enter into economic hedges to mitigate exposure for the following categories.

•

MSRs and retained interests — Our MSRs and retained interest portfolios are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity that increases prepayments and results in a decline in the value of MSRs and retained

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivatives that increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of MSRs due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We use a multitude of derivative instruments to manage the interest rate risk related to MSRs and retained interests. They include, but are not limited to, interest rate futures contracts, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors, and interest rate caps. We monitor and actively manage our risk on a daily basis, and therefore trading volume can be large.

•

Mortgage loan commitments and mortgage and automobile loans held-for-sale — We are exposed to interest rate risk from the time an interest rate lock commitment (IRLC) is made until the time the mortgage loan is sold. Changes in interest rates impact the market price for our loans; as market interest rates decline, the value of existing IRLCs and loans held-for-sale go up and vice versa. Our primary objective in risk management activities related to IRLCs and mortgage loans held-for-sale is to eliminate or greatly reduce any interest rate risk associated with these items.

The primary derivative instrument we use to accomplish the risk management objective for mortgage loans and IRLCs is forward sales of mortgage-backed securities, primarily Fannie Mae or Freddie Mac to-be-announced securities. These instruments typically are entered into at the time the IRLC is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held-for-sale. We also use other derivatives, such as interest rate swaps, options, and futures, to economically hedge certain portions of the mortgage portfolio. Nonderivative instruments may also be periodically used to economically hedge the mortgage portfolio, such as short positions on U.S. Treasuries. We monitor and actively manage our risk on a daily basis. We do not apply hedge accounting to this derivative portfolio.

Our automotive whole-loan forward flow agreements, which represented the commitment of financial institutions to purchase U.S. automotive retail assets, expired during 2010. We completed the final transaction under these arrangements in October 2010.

•

Debt — As part of our previous on-balance sheet securitizations and/or secured aggregation facilities, certain interest rate swaps or interest rate caps were included within consolidated variable interest entities; these swaps or caps were generally required to meet certain rating agency requirements or were required by the facility lender or provider. The interest rate swaps and/or caps are generally entered into when the debt is issued; accordingly, current trading activity on this particular derivative portfolio is minimal. Additionally, effective January 1, 2010, the derivatives that were hedging certain of our off-balance sheet securitization activities are now hedging these securitizations as on-balance sheet securitization activities. We consolidated the off-balance sheet securitizations on January 1, 2010, due to accounting principle changes associated with ASU 2009-17. Refer to Note 1 and Note 11 for additional information related to the recent adoption and subsequent reassessments.

With the exception of a portion of our fixed-rate debt, we do not apply hedge accounting to our derivative portfolio held to economically hedge our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•

Other — We enter into futures, options, and swaptions to economically hedge our net fixed versus variable interest rate exposure. We also enter into equity options to economically hedge our exposure to the equity markets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Foreign Currency Risk

We enter into derivative financial instrument contracts to hedge exposure to variability in cash flows related to foreign-currency financial instruments. Currency swaps and forwards are used to hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate hedges, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

Our foreign subsidiaries maintain both assets and liabilities in local currencies; these local currencies are generally the subsidiaries’ functional currencies for accounting purposes. Foreign-currency exchange-rate gains and losses arise when the assets or liabilities of our subsidiaries are denominated in currencies that differ from its functional currency. In addition, our equity is impacted by the cumulative translation adjustments resulting from the translation of foreign subsidiary results; this impact is reflected in our other comprehensive income (loss). We enter into foreign-currency forwards and option-based contracts with external counterparties to hedge foreign exchange exposure on our net investments in foreign subsidiaries. Our net investment hedges are recorded at fair value with changes recorded to other comprehensive income (loss) with the exception of the spot to forward difference that is recorded in current period earnings. The net derivative gain or loss remains in other comprehensive income (loss) until earnings are impacted by the sale or the liquidation of the associated foreign operation.

In addition, we have a centralized lending program to manage liquidity for all of our subsidiary businesses. Foreign-currency-denominated loan agreements are executed with our foreign subsidiaries in their local currencies. We evaluate our foreign-currency exposure resulting from intercompany lending and manage our currency risk exposure by entering into foreign-currency derivatives with external counterparties. Our foreign-currency derivatives are recorded at fair value with changes recorded as income offsetting the gains and losses on the hedged foreign-currency transactions.

Except for our net investment hedges, we generally elected not to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Credit Risk

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contract completely fail to perform under the terms of those contracts, assuming no recoveries of underlying collateral as measured by the market value of the derivative financial instrument.

To further mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain collateral in the event the fair values of the derivative financial instruments meet established thresholds. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of their total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based on changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation rises or removes collateral when it falls. We also have unilateral collateral agreements whereby we are the only entity required to post collateral.

Certain derivative instruments contain provisions that require us to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit risk-related event.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

If a credit risk related event had been triggered at December 31, 2010, the amount of additional collateral required to be posted by us would have been insignificant.

We placed cash and securities collateral totaling $1.6 billion and $1.8 billion at December 31, 2010 and 2009, respectively, in accounts maintained by counterparties. We received cash collateral from counterparties totaling $916 million and $432 million at December 31, 2010 and 2009, respectively. The receivables for collateral placed and the payables for collateral received are included on our Consolidated Balance Sheet in other assets and accrued expenses and other liabilities, respectively. In certain circumstances, we receive or post securities as collateral with counterparties. We do not record such collateral received on our Consolidated Balance Sheet unless certain conditions are met. At December 31, 2010 and 2009, we received noncash collateral of $29 million and $107 million, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Balance Sheet Presentation

The following tables summarize the fair value amounts of derivative instruments reported on our Consolidated Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by derivatives that are designated and qualifying as hedging instruments or those that are not, and are further segregated by type of contract within those two categories.

	December 31,
	2010			2009
	Fair value of derivative contracts in			Fair value of derivative contracts in
	receivable position (a)	liability position (b)	Notional amount	receivable position (a)	liability position (b)	Notional amount
	($ in millions)
Qualifying accounting hedges
Interest rate risk
Fair value accounting hedges	$443	$114	$11,895	$478	$47	$16,938
Foreign exchange risk
Net investment accounting hedges	12	72	4,407	10	41	2,414
Cash flow accounting hedges	—	—	—	—	112	334

Total foreign exchange risk	12	72	4,407	10	153	2,748

Total qualifying accounting hedges	455	186	16,302	488	200	19,686

Economic hedges
Interest rate risk
MSRs and retained interests	2,896	3,118	325,768	805	816	153,818
Mortgage loan commitments and mortgage and automobile loans held-for-sale	232	80	38,788	225	132	45,470
Off-balance sheet securitization activities	—	—	—	139	—	4,440
Debt	160	107	21,269	392	548	53,501
Other	80	129	32,734	50	24	12,629

Total interest rate risk	3,368	3,434	418,559	1,611	1,520	269,858

Foreign exchange risk	143	240	14,359	555	175	22,927

Total economic hedges	3,511	3,674	432,918	2,166	1,695	292,785

Total derivatives	$3,966	$3,860	$449,220	$2,654	$1,895	$312,471

(a)	Reported as other assets on the Consolidated Balance Sheet. Includes accrued interest of $263 million and $314 million at December 31, 2010 and 2009, respectively.

(b)	Reported as accrued expenses and other liabilities on the Consolidated Balance Sheet. Includes accrued interest of $23 million and $91 million at December 31, 2010 and 2009, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Income Presentation and Accumulated Other Comprehensive Income

The following table summarizes the location and amounts of gains and losses reported in our Consolidated Statement of Income on derivative instruments.

	Year ended December 31,
	2010	2009
	($ in millions)
Qualifying accounting hedges
Gain (loss) recognized in earnings on derivatives(a)
Interest rate contracts
Interest on long-term debt	$171	$(311)
(Loss) gain recognized in earnings on hedged items(b)
Interest rate contracts
Interest on long-term debt	(129)	260

Total qualifying accounting hedges	42	(51)

Economic hedges
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Servicing asset valuation and hedge activities, net	478	(998)
Loss on mortgage and automotive loans, net	(332)	(156)
Other loss on investments, net	—	(4)
Other income, net of losses	(91)	20
Other operating expenses	(9)	(14)

Total interest rate contracts	46	(1,152)

Foreign exchange contracts (c)
Interest on long-term debt	(169)	(66)
Other income, net of losses	158	(806)

Total foreign exchange contracts	(11)	(872)

Gain (loss) recognized in earnings on derivatives	$77	$(2,075)

(a)	Amounts exclude gains of $329 million and $535 million for the year ended December 31, 2010 and 2009, respectively, related to interest for qualifying accounting hedges of debt, which are primarily offset by the fixed coupon payment on the long-term debt.

(b)	Amounts exclude gains of $210 million and $144 million related to amortization of deferred basis adjustments on the hedged items for the year ended December 31, 2010 and 2009, respectively.

(c)	Amounts exclude losses of $14 million and gains of $632 million for the year ended December 31, 2010, and 2009, respectively, related to the revaluation of the related foreign-denominated debt or receivable.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes derivative instruments used in cash flow hedge accounting relationships and net investment hedge accounting relationships.

	Year ended December 31,
	2010	2009
	($ in millions)
Cash flow hedges
Foreign exchange contracts

Net gain (loss) recognized in other comprehensive income (a)	$4	$10

Net investment hedges
Foreign exchange contracts
Gain reclassified from accumulated other comprehensive income to other income, net of losses	$12	$—
Loss recorded directly to other income, net of losses (b)	(18)	—

Total other income, net of losses	$(6)	$—

Loss recognized in other comprehensive income (c)	$(183)	$(32)

(a)	The amount for the year ended December 31, 2010, represents gains of $111 million related to the effective portion of cash flow hedges offset by the reclassification of accumulated gains totaling $107 million from accumulated other comprehensive income on our Consolidated Balance Sheet to other income, net of losses on the Consolidated Statement of Income. The amount for the year ended December 31, 2009, represents losses of $18 million related to the effective portion of cash flow hedges offset by the reclassification of accumulated losses totaling $28 million from accumulated other comprehensive income on our Consolidated Balance Sheet to other income, net of losses on the Consolidated Statement of Income. The reclassified amounts completely offset the effective portion related to the revaluation of the related foreign-denominated debt. The amount of hedge ineffectiveness on cash flow hedges during the years ended December 31, 2010, and 2009, was insignificant.

(b)	The amounts represent the forward points excluded from the assessment of hedge effectiveness.

(c)	The amounts represent the effective portion of net investment hedges during the years ended December 31, 2010 and 2009. There are offsetting gains recognized in accumulated other comprehensive income of $187 million and $1 million for the years ended December 31, 2010 and 2009, respectively, related to the revaluation of the related net investment in foreign operations. The amount of hedge ineffectiveness on net investment hedges during the years ended December 31, 2010, and 2009, was insignificant.

24. Income Taxes

Effective June 30, 2009, we converted from a limited liability company (LLC) to a corporation (the Conversion). Prior to the Conversion, most of our U.S. entities were pass-through entities for U.S. federal income tax purposes. U.S. federal, state, and local income taxes were generally not provided for these entities as they were not taxable entities except in a few local jurisdictions that tax LLCs or partnerships. LLC members were required to report their share of our taxable income on their respective income tax returns. As a result of the Conversion, we became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009.

Deferred tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The Conversion resulted in a $1.2 billion increase in income tax expense related to the establishment of deferred tax liabilities and assets of

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

$2.5 billion and $1.3 billion, respectively. Our banking, insurance, and foreign subsidiaries generally were and continue to be corporations that are subject to U.S. and foreign income taxes and are required to provide for these taxes. The Conversion did not change the tax status of these subsidiaries.

The significant components of income tax expense (benefit) from continuing operations were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Current income tax expense
U.S. federal	$12	$146	$148
Foreign	474	175	168
State and local	58	14	27

Total current expense	544	335	343

Deferred income tax benefit
U.S. federal	(6)	(109)	(166)
Foreign	(378)	(34)	(279)
State and local	(7)	(118)	(34)

Total deferred benefit	(391)	(261)	(479)

Total income tax expense (benefit) from continuing operations	$153	$74	$(136)

A reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate for continuing operations is shown in the following table.

	Year ended December 31,
	2010	2009	2008
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
Change in tax rate resulting from
Changes in unrecognized tax benefits	3.2	(0.1)	—
State and local income taxes, net of federal income tax benefit	0.2	4.1	0.6
Effect of valuation allowance change	(12.2)	(30.7)	2.9
Foreign income tax rate differential	(6.5)	(0.7)	0.2
Taxes on unremitted earnings of subsidiaries	(6.0)	0.4	—
Tax-exempt income	(0.5)	0.2	(0.2)
Foreign capital loss	(0.1)	15.0	—
Change in tax status	—	(17.9)	—
LLC results not subject to federal or state income taxes	—	(7.8)	(41.2)
Other	(0.1)	1.4	(0.2)

Effective tax rate	13.0%	(1.1)%	(2.9)%

At December 31, 2010, we had U.S. federal and state net operating and capital loss carryforwards of $1.4 billion and $2.3 billion, respectively. The federal net operating loss carryforwards expire in the years 2025–2030. The capital loss carryforwards expire in the years 2013–2015. The corresponding expiration periods for the state operating and capital loss carryforwards are 2014–2030 and 2014–2015, respectively. Additionally, foreign tax credits carryforwards of $123 million are available as of December 31, 2010, in the United States and expire in the years 2012–2020.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Also, at December 31, 2010, we had foreign net operating loss carryforwards of $1.7 billion. The foreign operating loss carryforwards of $1.1 billion in the United Kingdom, Austria, Belgium, Brazil, Denmark, and Sweden have an indefinite carryforward period. The Canadian loss carryforwards of $0.4 billion expire in the years 2024–2030. The remaining net operating loss carryforwards of $0.2 billion expire in the years 2011–2025.

We assessed the available positive and negative evidence to estimate if sufficient future taxable income of the appropriate character will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated for certain tax jurisdictions that have legal entities with net deferred tax assets was the cumulative loss incurred over the three-year period ended December 31, 2010 and the absence of any available tax-planning strategies. This objective negative evidence outweighed the positive evidence, which was more subjective in nature.

Based on this assessment, valuation allowances have been recorded against our domestic net deferred tax assets and certain international net deferred tax assets. However, the amount of the net deferred tax asset considered realizable could change in the future depending on actual taxable income or capital gains and other relevant factors. In particular, it is reasonably possible that we will reverse, within the next twelve months, a valuation allowance recorded on net deferred tax assets of our Canadian subsidiary totaling $92 million at December 31, 2010. Included within tax expense was a benefit of $144 million in 2010, and charges of $2.1 billion in 2009 and $139 million in 2008 to adjust valuation allowances reflecting our judgment that certain tax assets will not be realized.

The significant components of deferred tax assets and liabilities are reflected in the following table.

	December 31,
	2010	2009
	($ in millions)
Deferred tax assets
Tax loss carryforwards	$1,728	$1,121
Provision for loan losses	753	1,702
Mark-to-market on consumer loans	655	160
Contingency	223	207
Sales of finance receivables and loans	205	22
State and local taxes	170	242
Unearned insurance premiums	151	184
Tax credit carryforwards	132	18
Basis difference in subsidiaries	82	917
Other	363	330

Gross deferred tax assets	4,462	4,903

Valuation allowance	(1,993)	(2,503)

Net deferred tax assets	2,469	2,400

Deferred tax liabilities
Lease transactions	1,545	1,556
Deferred acquisition costs	332	401
Unrealized gains on securities	304	368
Debt transactions	84	—
MSRs	54	278
Tax on unremitted earnings	46	19
Other	101	80

Gross deferred tax liabilities	2,466	2,702

Net deferred tax assets (liabilities)	$3	$(302)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Foreign pretax income totaled $0.6 billion in 2010, and foreign pretax losses totaled $1.7 billion and $2.2 billion in 2009 and 2008, respectively. Foreign pretax income is subject to U.S. taxation when effectively repatriated. Through the Conversion date, our U.S. incorporated insurance and banking operations provided federal income taxes on the undistributed earnings of foreign subsidiaries to the extent these earnings were not deemed indefinitely reinvested outside the United States. It was the responsibility of our members to provide for federal income taxes on the undistributed foreign subsidiary earnings of our disregarded entities to the extent the earnings was not indefinitely reinvested. Subsequent to the Conversion date, all of our domestic subsidiaries fully provide for federal income taxes on the undistributed earnings of foreign subsidiaries except to the extent these earnings are indefinitely reinvested outside the United States. At December 31, 2010, $4.1 billion of accumulated undistributed earnings of foreign subsidiaries were indefinitely reinvested. Quantification of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration is not practicable.

Tax benefits related to positions considered uncertain are recognized only if, based on the technical merits of the issue, it is more likely than not that we will sustain the position and then at the largest amount that is greater than 50% likely to be realized upon ultimate settlement.

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits.

	2010	2009	2008
	($ in millions)
Balance at January 1,	$172	$150	$155
Additions based on tax positions related to the current year	69	27	8
Additions for tax positions of prior years	3	24	33
Reductions for tax positions of prior years	(23)	(24)	(19)
Settlements	(9)	(28)	(2)
Expiration of statute of limitations	(2)	—	—
Foreign-currency translation adjustments	4	23	(25)

Balance at December 31,	$214	$172	$150

At December 31, 2010, 2009, and 2008, the balance of unrecognized tax benefits that, if recognized, would affect our effective tax rate is $199 million, $157 million, and $148 million, respectively. Included in the unrecognized tax benefits balances are some items, the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences, the portion of gross state unrecognized tax benefits that would be offset by the tax benefit of the associated federal deduction and the portion of gross foreign unrecognized tax benefits that would be offset by tax reductions in other jurisdictions.

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the years ended December 31, 2010, 2009, and 2008, $26 million, $12 million, and $25 million, respectively, were accrued for interest and penalties with the cumulative accrued balance totaling $201 million at December 31, 2010; $170 million at December 31, 2009; and $132 million at December 31, 2008. In addition, the accrued balances for interest and penalties were impacted by translation adjustments on those denominated in foreign currencies.

We anticipate the examination of various U.S. income tax returns along with the examinations by various foreign, state, and local jurisdictions will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by $121 million which includes interest and penalties.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We file tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. For our most significant operations, at December 31, 2010, the following summarizes the oldest tax years that remain subject to examination.

Jurisdiction	Tax year
United States	2004
Canada	2003
Germany	2007
United Kingdom	1995
Mexico	2004
Brazil	2005

25. Employee Benefit and Compensation Plans

Defined Contribution Plan

A significant number of our employees are covered by defined contribution plans. Employer contributions vary based on criteria specific to each individual plan and amounted to $62 million, $61 million, and $76 million in 2010, 2009, and 2008, respectively. These costs were recorded in compensation and benefit expenses in our Consolidated Statement of Income. We expect contributions for 2011 to be similar to contributions made in 2010.

Defined Benefit Pension Plan

Certain of our employees are eligible to participate in separate retirement plans that provide for pension payments upon retirement based on factors such as length of service and salary. In recent years, we have transferred, frozen, or terminated a significant number of our other defined benefit plans. During 2009, we began the process of terminating certain of our international pension plans that resulted in a minimal impact on earnings. All income and expense noted for pension accounting was recorded in compensation and benefits expense in our Consolidated Statement of Income.

The following summarizes information related to our pension plans.

	Year ended December 31,
	2010	2009
	($ in millions)
Projected benefit obligation	$509	$457
Fair value of plan assets	388	356

Underfunded status	$(121)	$(101)

The underfunded status of our pension plans increased in 2010 primarily due to annual changes in actuarial assumptions, in particular, the discount rate, which were partially offset by an improvement of the fair value of plan assets as a result of market performance. The underfunded position is recognized on the Consolidated Balance Sheet and the change in the underfunded position was recorded in other comprehensive income (loss).

Net periodic pension expense (income) includes curtailment, settlement, and other gains and losses and was minimal for 2010, 2009, and 2008.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Other Postretirement Benefits

Certain of our subsidiaries participated in various postretirement medical, dental, vision, and life insurance plans. We have provided for certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as other postretirement benefits. Other postretirement benefits expense (income), which is recorded in compensation and benefits expense in our Consolidated Statement of Income, was minimal in 2010, 2009, and 2008. We expect our other postretirement benefit expense to continue to be minimal in future years.

Share-based Compensation Plans

Based on our transactions with Treasury during 2009, we are required to comply with the limitations on executive pay as determined by the Special Master of TARP Compensation (Special Master). As such, we established Deferred Stock Units (DSUs) and Incentive Restricted Stock Units (IRSUs) as forms of compensation to our senior executives, which were subsequently approved by the Special Master. We also grant Restricted Stock Units (RSUs) to executives under the Long-Term Equity Compensation Incentive Plan (LTIP). Each of our approved compensation plans and awards were designed to provide our executives with an opportunity to share in the future growth in value of Ally, which is necessary to attract and retain key executives. These compensation plans are share-based compensation plans accounted for under ASC 718, Compensation — Stock Compensation.

During 2010, Ally converted the awards associated with our share-based compensation plans from basis points to phantom shares, which resulted in each basis point being converted to approximately 80 phantom shares. This change did not affect the vesting, fair value, or any other features of the awards. Also in 2010, Ally amended its LTIP plan documents for retirement-eligible individuals. Individuals meeting the retirement criteria are now eligible to continue with the established vesting and payment schedule for their outstanding awards, should they retire. As such, Ally recorded an additional $6 million of compensation expense in 2010, which would have otherwise been recognized in future periods.

In December 2010, as part of the annual valuation process as required by the LTIP plan, Ally remeasured the award value for the outstanding stock awards from $7,812 per share to $10,342 per share. The new value was determined based on the share valuation used in the MCP conversion transaction with Treasury. See further discussion in Note 20. The increase in award value was approved by the Compensating, Nominating and Governance Committee (CNG Committee) and the Ally Board of Directors and resulted in additional compensation expense for RSU, DSU, and IRSU awards of $15 million, $25 million, and $3 million, respectively, recognized in December 2010.

RSU awards are incentive awards granted to executives as phantom shares of Ally. The majority of awards granted in 2008 and 2009 vest ratably on an annual basis based on continued service on December 31 with the final tranche vesting on December 31, 2012. Awards granted in 2010 vest ratably over a three-year period starting on the date the award was issued with the majority of the awards fully vesting in February 2013. Participants have the option at grant date to defer the valuation and payout for any tranche until the final year of the award. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the applicable service period. Changes in fair value related to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The fair value of the awards granted during 2008 was diluted by the capital transactions that occurred at the end of 2008. The total RSU awards outstanding at December 31, 2010, represented approximately 23,321 shares with 6,001 shares

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

awarded during 2008, 7,249 shares awarded during 2009, and 10,071 shares awarded during 2010. The total RSU awards outstanding at December 31, 2009, represented approximately 22,455 shares with 13,265 shares awarded during 2008 and 9,190 shares awarded during 2009. We recognized compensation expense of $63 million and $25 million for the years ended December 31, 2010 and 2009, respectively.

DSU awards are granted to senior executives as phantom shares of Ally and are included as part of their base salary. The DSU awards are granted ratably each pay period throughout the year, vest immediately upon grant, and are paid in cash ratably each year after grant for five years. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid, with each change in value fully charged to compensation expense in the period in which the change occurs. The total DSU awards outstanding at December 31, 2010 and 2009, represented approximately 10,035 shares and 4,555 shares respectively. We recognized compensation expense of $75 million and $35 million for the years ended December 31, 2010 and 2009, respectively, for the outstanding awards.

IRSU awards are incentive awards granted to senior executives as phantom shares of Ally. The IRSU awards cliff vest three years from the date of grant based on continued service with Ally. The IRSU awards are paid out in 25% increments once we pay Treasury a corresponding 25% increment of our TARP obligations. A participant must be employed by Ally at the time of the payback to receive a payout for their award. The payouts are based on the fair value of the phantom shares at the time of payback. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the requisite service period. Changes in fair value relating to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The total IRSU awards outstanding at December 31, 2010 and 2009, represented approximately 4,996 shares and 3,596 shares respectively. We recognized compensation expense of $10 million and $1 million for the years ended December 31, 2010 and 2009, respectively, for the outstanding awards.

26. Related Party Transactions

Related party activities represent transactions with GM, FIM Holdings LLC (FIM Holdings), and affiliated companies. GM and FIM Holdings have both a direct and indirect ownership interest in Ally.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Balance Sheet

A summary of the balance sheet effect of transactions with GM, FIM Holdings, and affiliated companies follows.

	December 31,
	2010	2009
	($ in millions)
Assets
Available-for-sale investment in asset-backed security — GM (a)	$—	$20
Secured
Finance receivables and loans, net
Commercial and industrial — Automobile
Wholesale automotive financing — GM (b)	253	280
Term loans to dealers — GM (b)	48	71
Lending receivables — affiliates of FIM Holdings	49	54
Notes receivable from GM (c)	438	884
Investment in operating leases, net — GM (d)	65	69
Other assets
Other — GM	22	102

Total secured	875	1,460
Unsecured
Commercial and industrial — Automobile
Notes receivable from GM (c)	45	27
Other assets
Subvention receivables (rate and residual support) — GM	200	165
Lease pull-ahead receivable — GM	1	21
Other — GM	22	26

Total unsecured	268	239
Liabilities
Unsecured short-term borrowings
Notes payable to GM	$25	$154
Accrued expenses and other liabilities
Wholesale payable — GM	113	161
Other payables — GM	89	18

(a)	In November 2006, Ally retained an investment in a note secured by operating lease assets transferred to GM. As part of the transfer, Ally provided a note to a trust, a wholly owned subsidiary of GM. The note was classified in investment securities on the Consolidated Balance Sheet.

(b)	Represents wholesale financing and term loans to certain dealerships wholly owned by GM or in which GM has an interest. The loans are generally secured by the underlying vehicles or assets of the dealerships.

(c)	Represents wholesale financing we provide to GM for vehicles, parts, and accessories in which GM retains title while consigned to us or dealers primarily in Italy and Germany in 2010 and in the United Kingdom and Italy in 2009. The financing to GM remains outstanding until the title is transferred to Ally or the dealers. The amount of financing provided to GM under this arrangement varies based on inventory levels. These loans are secured by the underlying vehicles or other assets (except loans relating to parts and accessories in Italy).

(d)	Primarily represents buildings classified as operating lease assets that are leased to GM-affiliated entities. These leases are secured by the underlying assets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Income

A summary of the income statement effect of transactions with GM, FIM Holdings, and affiliated companies follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Net financing revenue
GM and affiliates lease residual value support — North American operations (a)	$(82)	$195	$779
GM and affiliates rate support — North American operations	674	770	985
Wholesale subvention and service fees from GM	189	215	304
Interest earned on wholesale automotive financing	9	14	25
Interest earned on term loans to dealers	2	3	4
Interest expense on loans with GM	(4)	(46)	(52)
Interest earned on notes receivable from GM
Interest on notes receivable from GM and affiliates	9	63	122
Interest on wholesale settlements (b)	178	149	103
Interest income (expense) on loans with FIM Holdings affiliates, net	4	3	(40)
Consumer lease payments from GM (c)	15	78	66
Other revenue
Insurance premiums earned from GM	155	159	242
Service fees on transactions with GM	8	6	6
Revenues from GM-leased properties, net	2	9	13
Losses on model home asset sales with an affiliate of Cerberus	—	—	(27)
Other (d)	1	(3)	5
Servicing fees
U.S. automobile operating leases (e)	2	25	85
Servicing asset valuation
Losses on sales of securitized excess servicing to Cerberus	—	—	(24)
Expense
Off-lease vehicle selling expense reimbursement (f)	(14)	(26)	(47)
Other expenses for exclusivity and royalty fees and other services (g)	130	122	206

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Represents total amount of residual support and risk sharing (incurred) earned under the residual support and risk-sharing programs.

(b)	The settlement terms related to the wholesale financing of certain GM products are at shipment date. To the extent that wholesale settlements with GM are made before the expiration of transit, we receive interest from GM.

(c)	GM sponsors lease pull-ahead programs whereby consumers are encouraged to terminate lease contracts early in conjunction with the acquisition of a new GM vehicle with the customer’s remaining payment obligation waived. For certain programs, GM compensates us for the waived payments adjusted based on remarketing results associated with the underlying vehicle.

(d)	Includes income or (expense) related to derivative transactions that we enter into with GM as counterparty.

(e)	Represents servicing income related to automobile leases distributed as a dividend to GM on November 22, 2006.

(f)	An agreement with GM provides for the reimbursement of certain selling expenses incurred by us on off-lease vehicles sold by GM at auction.

(g)	We reimburse GM for certain services, rent, and marketing expenses provided to us. This amount includes rental payments for our primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Changes in Equity

A summary of the changes to the statement of changes in equity related to transactions with GM, FIM Holdings, and affiliated companies follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Equity
Capital contributions received (a)	$—	$1,280	$758
Dividends paid to shareholders/members (b)	11	393	79
Preferred stock dividends — GM	102	128	—
Other (c)	(74)	—	—

(a)	On January 16, 2009, we completed a $1.25 billion rights offering pursuant to which we issued additional common membership interests to FIM Holdings and a subsidiary of GM. On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to Ally $750 million subordinated participations in a $3.5 billion senior secured credit facility between Ally and ResCap in exchange for additional common membership interests in Ally.

(b)	Pursuant to an operating agreement, certain of our shareholders were permitted distributions to pay the taxes they incurred from ownership of their Ally interests prior to our conversion from a tax partnership to a corporation. In March 2009, we executed a transaction that had 2008 tax-reporting implications for our shareholders. In accordance with the operating agreement, the approvals of both our Ally Board of Directors and Treasury were obtained in advance for the payment of tax distributions to our shareholders. In 2010, the amount distributed to GM was $11 million. This represented an accrual for GM tax settlements and refunds received related to tax periods prior to the November 30, 2006, sale by GM of 51% interest in Ally (Sale Transactions). Amounts distributed to GM and FIM Holdings were $220 million and $173 million, respectively, for the year ended December 31, 2009. The 2009 amount includes $55 million of remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions. The 2008 amounts primarily represent remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions as required by the terms of the Purchase and Sale Agreement between GM and FIM Holdings.

(c)	Represents a reduction of the estimated payment accrued for tax distributions as a result of the completion of the GMAC LLC U.S. Return of Partnership Income for the tax period January 1, 2009, through June 30, 2009.

GM, GM dealers, and GM-related employees compose a significant portion of our customer base, and our Global Automotive Service operations are highly dependent on GM production and sales volume. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees could have a significant adverse effect on our profitability and financial condition.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We provide vehicle financing through purchases of retail automobile and lease contracts with retail customers of GM dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers, and offer other services to GM dealers. GM’s level of automobile production and sales directly impacts our financing and leasing volume; the premium revenue for wholesale vehicle inventory insurance; the volume of automotive extended service contracts; and the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans, and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of GM vehicles, which may be impacted by various factors relating to GM’s business such as brand image, the number of new GM vehicles produced, the number of used vehicles remarketed, or reduction in core brands, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-lease vehicles at lease termination.

At December 31, 2010, we had an estimated $875 million in secured credit exposure, which included primarily wholesale vehicle financing to GM-owned dealerships, notes receivable from GM, and vehicles leased directly to GM. We further had $691 million in unsecured exposure, which included estimates of payments from GM related to residual support and risk-sharing agreements. Under the terms of certain agreements between Ally and GM, Ally has the right to offset certain of its exposures to GM against amounts Ally owes to GM.

Retail and Lease Programs

GM may elect to sponsor incentive programs (on both retail contracts and operating leases) by supporting financing rates below the standard market rates at which we purchase retail contracts and leases. These marketing incentives are also referred to as rate support or subvention. When GM utilizes these marketing incentives, they pay us the present value of the difference between the customer rate and our standard rate at contract inception, which we defer and recognize as a yield adjustment over the life of the contract.

GM may also sponsor residual support programs as a way to lower customer monthly payments. Under residual support programs, the customer’s contractual residual value is adjusted above our standard residual values. In addition, under risk-sharing programs and eligible contracts, GM shares equally in residual losses at the time of the vehicle’s disposal to the extent that remarketing proceeds are below our standard residual values (limited to a floor).

For contracts where we are entitled to receive residual support, GM pays the present value of the expected residual support owed to us at contract origination as opposed to after contract termination at the time of sale of the related vehicle. The residual support amount GM ultimately owes us is finalized as the leases actually terminate. Under the terms of the residual support program, in cases where the estimate was incorrect, GM may be obligated to pay us, or we may be obligated to reimburse GM.

Based on the December 31, 2010, outstanding North American operating lease and retail balloon portfolios, the additional maximum contractual amount that could be paid by GM under the residual support programs was $475 million and would be paid only in the unlikely event that the proceeds from the entire portfolio of lease assets were lower than both the contractual residual value and our standard residual rates.

Based on the December 31, 2010, outstanding North American operating lease portfolio, the maximum contractual amount that could be paid under the risk-sharing arrangements was $996 million and would be paid only in the unlikely event that the proceeds from all outstanding lease vehicles were lower than our standard residual rates and no higher than the contractual risk-sharing floor.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Retail and lease contracts acquired by us that included rate subvention from GM as a percentage of total new GM retail and lease contracts acquired, were as follows.

	December 31,
	2010	2009
GM and affiliates subvented contracts acquired
North American operations	51%	69%
International operations (a)	43%	53%

(a)	Represents subvention for continuing operations only.

Distribution of Operating Lease Assets

In connection with the Sale Transactions, we transferred to GM certain U.S. lease assets, related secured debt, and other assets, respectively. We retained an investment in a note, which had an immaterial balance at December 31, 2010, which was secured by the lease assets distributed to GM. We continue to service the assets and related secured debt on behalf of GM and receive a fee for this service. As required for other securitization transactions, we are obligated as servicer to repurchase any lease asset that is in breach of any of the covenants of the securitization documents. In addition, in a number of the transactions securitizing the lease assets transferred to GM, the trusts issued one or more series of floating-rate debt obligations and entered into primary derivative transactions to remove the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, we entered into secondary derivative transactions with the primary derivative counterparties essentially offsetting the primary derivatives. As part of the distribution, GM assumed the rights and obligations of the primary derivatives whereas we retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. Ally and GM subsequently entered into derivative transactions with each other intended to offset the exposure each party has to its component of the primary and secondary derivatives. At December 31, 2010, these derivative transactions were expired.

Exclusivity Arrangement

On November 30, 2006, and in connection with the Sale Transactions, GM and Ally entered into several service agreements that codified the mutually beneficial historical relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the Financing Services Agreement). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through Ally. This requirement is effective through November 2016, and in consideration for this, Ally pays to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of Ally’s application to become a bank holding company, GM and Ally modified certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following: (1) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by such third party meets certain restrictions, and after such two-year period GM can offer any such incentive programs on a graduated basis through third parties on nonexclusive, side-by-side basis with Ally, provided that pricing of such third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease products; and (3) Ally will have no targets against which it could be assessed penalties. After December 31, 2013, GM will have the right to offer retail financing

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

incentive programs through any third-party financing source, including Ally, without any restrictions or limitations. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products.

Royalty Agreement

For certain insurance products, GM and Ally have entered into the Intellectual Property License Agreement for the right of Ally to use the GM name on certain insurance products. In exchange, Ally will pay to GM a minimum annual guaranteed royalty fee of $15 million.

Other

GM provides payment guarantees on certain commercial assets we have outstanding with certain third-party customers. At December 31, 2010 and 2009, commercial obligations guaranteed by GM were $122 million and $68 million, respectively. Additionally, GM is bound by repurchase obligations to repurchase new vehicle inventory under certain circumstances, such as dealer franchise termination.

27. Fair Value

Fair Value Measurements

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Leve1 l	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no significant transfers between any levels during the year ended December 31, 2010.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

•

Trading securities — Trading securities are recorded at fair value. Our portfolio includes U.S. Treasury, asset-backed, and mortgage-backed securities (including senior and subordinated interests) and may be investment-grade, noninvestment grade, or unrated securities. We base our valuation of trading securities on observable market prices when available; however, observable market prices may not be available for a significant portion of these assets due to illiquidity in the markets. When observable market prices are not available, valuations are primarily based on internally developed discounted cash flow models (an income approach) that use assumptions consistent with current market conditions. The valuation considers recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•

Available-for-sale securities — Available-for-sale securities are carried at fair value primarily based on observable market prices. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate and consider recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses).

•

Loans held-for-sale, net — Our automobile loans held-for-sale are accounted for at the lower-of-cost or fair value. The automobile loans at fair value are presented in the nonrecurring fair value measurement table. We based our valuation of automobile loans held-for-sale on internally developed discounted cash flow models (an income approach) and classified all these loans as Level 3. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending on characteristics of the loans may be the whole-loan market or the securitization market. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automobile loans held-for-sale as Level 3.

Our mortgage loans held-for-sale are accounted for at either fair value because of fair value option elections or they are accounted for at the lower-of-cost or fair value. Mortgage loans held for sale are typically pooled together and sold into certain exit markets depending on underlying attributes of the loan, such as GSE eligibility (domestic only), product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held-for-sale. The methodology used depends on the exit market as described below.

Level 2 mortgage loans — This includes all mortgage loans measured at fair value on a recurring basis due to fair value option elections. Refer to the section in this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information. Level 2 also includes all nonagency domestic loans or international loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As these valuations are derived from quoted market prices, we classify these valuations as Level 2 in the fair value disclosures.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Level 3 mortgage loans — This includes all mortgage loans measured at fair value on a nonrecurring basis. The fair value of these loans was determined using internally developed valuation models because observable market prices were not available. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending on characteristics of the loan may be the whole-loan or securitization market. Although we utilize and give priority to market observable inputs such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, the generation of these internal inputs requires the use of judgment and can have a significant impact on the determination of the loan’s fair value. Accordingly, we classify these valuations as Level 3 in the fair value disclosures.

•

Consumer mortgage finance receivables and loans, net — We elected the fair value option for certain consumer mortgage finance receivables and loans. The elected mortgage loans collateralized on-balance sheet securitization debt in which we estimated credit reserves pertaining to securitized assets that could have exceeded or already had exceeded our economic exposure. We also elected the fair value option for all mortgage securitization trusts required to be consolidated due to the adoption of ASU 2009-17. The elected mortgage loans represent a portion of the consumer finance receivable and loans consolidated upon adoption of ASU 2009-17. The balance that was not elected was reported on the balance sheet at the principal amount outstanding, net of charge-offs, allowance for loan losses, and premiums or discounts.

Securitized mortgage loans are legally isolated from us and are beyond the reach of our creditors. The loans are measured at fair value using a portfolio approach or an in-use premise. Values of loans held on an in-use basis may differ considerably from loans held-for-sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the asset- and mortgage-backed securitization market and is evident in the fact that spreads applied to lower rated asset- and mortgage-backed securities are considerably wider than spreads observed on senior bonds classes and in the whole-loan market. The objective in fair valuing the loans and related securitization debt is to account properly for our retained economic interest in the securitizations. As a result of reduced liquidity in capital markets, values of both these loans and the securitized bonds are expected to be volatile. Since this approach involves the use of significant unobservable inputs, we classified all the mortgage loans elected under the fair value option as Level 3, at December 31, 2010 and 2009. Refer to the section within this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information.

•

Commercial finance receivables and loans, net — We evaluate our commercial finance receivables and loans, net, for impairment. We generally base the evaluation on the fair value of the underlying collateral supporting the loans when expected to be the sole source of repayment. When the carrying value exceeds the fair value of the collateral, an impairment loss is recognized and reflected as a nonrecurring fair value measurement.

•

MSRs — We typically retain MSRs when we sell assets into the secondary market. MSRs currently do not trade in an active market with observable prices; therefore, we use internally developed discounted cash flow models (an income approach) to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that we believe approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees in each case less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

•

Interests retained in financial asset sales — Interests retained in financial asset sales are carried at fair value. The interests retained are in securitization trusts and deferred purchase prices on the sale of whole-loans. Due to inactivity in the market, valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions, including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•

Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures, or traded within highly active dealer markets, such as agency to-be-announced securities. To determine the fair value of these instruments, we utilize the exchange price or dealer market price for the particular derivative contract; therefore, we classified these contracts as Level 1.

We also execute over-the-counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, and floors. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are entered into the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA). The CVA calculation utilizes our credit default swap spreads and the spreads of the counterparty. Additionally, we reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis.

•	Collateral placed with counterparties — Collateral in the form of investment securities are primarily carried at fair value using quoted prices in active markets for similar assets.

•

Repossessed and foreclosed assets — Foreclosed on or repossessed assets resulting from loan defaults are carried at the lower of either cost or fair value and are included in other assets on the Consolidated Balance Sheet. The fair value disclosures include only assets carried at fair value.

The majority of assets acquired due to default are foreclosed assets. We revalue foreclosed assets on a periodic basis. We classified properties that are valued by independent third-party appraisals as Level 2. When third-party appraisals are not obtained, valuations are typically obtained from third-party broker price opinion; however, depending on the circumstances, the property list price or other sales price

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

information may be used in lieu of a broker price opinion. Based on historical experience, we adjust these values downward to take into account damage and other factors that typically cause the actual liquidation value of foreclosed properties to be less than broker price opinion or other price sources. This valuation adjustment is necessary to ensure the valuation ascribed to these assets considers unique factors and circumstances surrounding the foreclosed asset. As a result of applying internally developed adjustments to the third-party-provided valuation of the foreclosed property, we classified these assets as Level 3 in the fair value disclosures.

•

On-balance sheet securitization debt — We elected the fair value option for certain mortgage loans held-for-investment and the related on-balance sheet securitization debt. We value securitization debt that was elected pursuant to the fair value option and any economically retained positions using market observable prices whenever possible. The securitization debt is principally in the form of asset- and mortgage-backed securities collateralized by the underlying mortgage loans held-for-investment. Due to the attributes of the underlying collateral and current market conditions, observable prices for these instruments are typically not available. In these situations, we consider observed transactions as Level 2 inputs in our discounted cash flow models. Additionally, the discounted cash flow models utilize other market observable inputs, such as interest rates, and internally derived inputs including prepayment speeds, credit losses, and discount rates. Fair value option-elected financing securitization debt is classified as Level 3 as a result of the reliance on significant assumptions and estimates for model inputs. Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities for further information about the election. The debt that was not elected under the fair value option is reported on the balance sheet at cost, net of premiums or discounts and issuance costs.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis including financial instruments elected for the fair value option. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The tables below display the hedges separately from the hedged items; therefore, they do not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, 2010	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
U.S. Treasury and federal agencies	$77	$—	$—	$77
Mortgage-backed
Residential	—	25	44	69
Asset-backed	—	—	94	94

Total trading securities	77	25	138	240
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	3,313	5	—	3,318
States and political subdivisions	—	2	—	2
Foreign government	873	375	—	1,248
Mortgage-backed
Residential	—	5,824	1	5,825
Asset-backed	—	1,948	—	1,948
Corporate debt securities	—	1,558	—	1,558
Other debt securities	—	151	—	151

Total debt securities	4,186	9,863	1	14,050
Equity securities (a)	796	—	—	796

Total available-for-sale securities	4,982	9,863	1	14,846
Mortgage loans held-for-sale, net (b)	—	6,420	4	6,424
Consumer mortgage finance receivables and loans, net (b)	—	—	1,015	1,015
Mortgage servicing rights	—	—	3,738	3,738
Other assets
Interests retained in financial asset sales	—	—	568	568
Fair value of derivative contracts in receivable position
Interest rate contracts	242	3,464	105	3,811
Foreign currency contracts	—	155	—	155

Total fair value of derivative contracts in receivable position	242	3,619	105	3,966
Collateral placed with counterparties (c)	728	—	—	728

Total assets	$6,029	$19,927	$5,569	$31,525

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$—	$—	$(972)	$(972)
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(208)	(3,222)	(118)	(3,548)
Foreign currency contracts	—	(312)	—	(312)

Total fair value of derivative contracts in liability position	(208)	(3,534)	(118)	(3,860)

Total liabilities	$(208)	$(3,534)	$(1,090)	$(4,832)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Our investment in any one industry did not exceed 23%.

(b)	Carried at fair value due to fair value option elections.

(c)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Recurring fair value measurements
December 31, 2009	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$—	$44	$99	$143
Asset-backed	—	—	596	596

Total trading securities	—	44	695	739
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	1,989	1,521	—	3,510
States and political subdivisions	—	811	—	811
Foreign government	911	262	—	1,173
Mortgage-backed
Residential	—	3,455	6	3,461
Asset-backed	—	985	20	1,005
Corporate debt securities	2	1,471	—	1,473
Other	47	—	—	47

Total debt securities	2,949	8,505	26	11,480
Equity securities	671	4	—	675

Total available-for-sale securities	3,620	8,509	26	12,155
Mortgage loans held-for-sale, net (a)	—	5,545	—	5,545
Consumer mortgage finance receivables and loans, net (a)	—	—	1,391	1,391
Mortgage servicing rights	—	—	3,554	3,554
Other assets
Cash reserve deposits held-for-securitization trusts	—	—	31	31
Interests retained in financial asset sales	—	—	471	471
Fair value of derivative contracts in receivable position	184	2,035	435	2,654
Collateral placed with counterparties (b)	808	37	—	845

Total assets	$4,612	$16,170	$6,603	$27,385

Liabilities
Long-term debt
On balance sheet securitization debt (a)	$—	$—	$(1,294)	$(1,294)
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position	(172)	(1,391)	(332)	(1,895)

Total liabilities	$(172)	$(1,391)	$(1,626)	$(3,189)

(a)	Carried at fair value due to fair value option elections.

(b)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	Fair value at January 1, 2010	Net realized/unrealized gains(losses)			Purchases, issuances, and settlements, net	Fair value at December 31, 2010	Net unrealized gains (losses) included in earnings still held at December 31, 2010
		included in earnings		included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$99	$6	(a)	$—	$(61)	$44	$24	(a)
Asset-backed	596	—		5	(507)	94	—

Total trading securities	695	6		5	(568)	138	24
Investment securities
Available-for-sale securities
Debt securities
Mortgage backed
Residential	6	—		(2)	(3)	1	—
Asset backed	20	—		—	(20)	—	—

Total debt securities	26	—		(2)	(23)	1	—
Mortgage loans held-for-sale, net (b)	—	3	(b)		1	4	3	(b)
Consumer mortgage finance receivables and loans, net (b)	1,391	1,903	(b)	—	(2,279)	1,015	1,189	(b)
Mortgage servicing rights	3,554	(871	) (c)	—	1,055	3,738	(871	) (c)
Other assets
Cash reserve deposits held-for-securitization trusts	31	—		—	(31)	—	—
Interests retained in financial asset sales	471	94	(d)		3	568	14	(d)
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts, net	103	180	(e)	—	(296)	(13)	388	(e)

Total assets	$6,271	$1,315		$3	$(2,138)	$5,451	$747

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$(1,294)	$(1,881	) (b)	$—	$2,193	$(972)	$(1,387	) (b)

Total liabilities	$(1,294)	$(1,881)		$—	$2,193	$(972)	$(1,387)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	The fair value adjustment was reported as other (loss) gain on trading securities, net, and the related interest was reported as interest on trading securities in the Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections. Refer to the next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Consolidated Statement of Income.

(c)	Fair value adjustment was reported as servicing-asset valuation and hedge activities, net, in the Consolidated Statement of Income.

(d)	Reported as other income, net of losses, in the Consolidated Statement of Income.

(e)	Refer to Note 23 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Level 3 recurring fair value measurements
	Fair value at January 1, 2009	Net realized/unrealized gains (losses)			Purchases, issuances, and settlements, net	Net transfers into/(out of) Level 3	Fair value at December 31, 2009	Net unrealized (losses) gains included in earnings still held at December 31, 2009
		included in earnings		included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$211	$(42	) (a)	$—	$(89)	$19	$99	$33	(a)
Asset-backed	509	165	(a)	13	(91)	—	596	166	(a)

Total trading securities	720	123		13	(180)	19	695	199
Investment securities
Available-for-sale securities
Debt securities
Mortgage-backed
Residential	2	—		(4)	—	8	6	—
Asset-backed	607	6	(b)	5	(598)	—	20	—

Total debt securities	609	6		1	(598)	8	26	—
Equity securities	22	—		1	—	(23)	—	—

Total available-for-sale securities	631	6		2	(598)	(15)	26	—
Consumer mortgage finance receivables and loans, net (c)	1,861	941	(c)	—	(1,411)	—	1,391	480	(c)
Mortgage servicing rights	2,848	(122	) (d)	—	828	—	3,554	(110	) (d)
Other assets
Cash reserve deposits held-for-securitization trusts	41	2	(e)	—	(12)	—	31	3	(e)
Interests retained in financial asset sales	1,001	(14	) (e)	3	(519)	—	471	(10	) (e)
Fair value of derivative contracts in receivable (liability) position, net	149	324	(f)	(5)	(510)	145	103	917	(f)

Total assets	$7,251	$1,260		$13	$(2,490)	$149	$6,271	$1,479

Liabilities
Long-term debt
On-balance sheet securitization debt(c)	$(1,899)	$(875	) (c)	$—	$1,480	$—	$(1,294)	$(455	) (c)

Total liabilities	$(1,899)	$(875)		$—	$1,480	$—	$(1,294)	$(445)

(a)	The fair value adjustment was reported as other (loss) gain on trading securities, net, and the related interest was reported as interest on trading securities in the Consolidated Statement of Income.

(b)	The fair value adjustment was reported as other gain (loss) on investment, net, and the related interest and dividends were reported as interest and dividends on available-for-sale investment securities.

(c)	Carried at fair value due to fair value option elections. Refer to the next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Consolidated Statement of Income.

(d)	Fair value adjustment reported as servicing-asset valuation and hedge activities, net, in the Consolidated Statement of Income.

(e)	Reported as other income, net of losses, in the Consolidated Statement of Income.

(f)	Refer to Note 23 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Nonrecurring Fair Value

We may be required to measure certain assets at fair value from time to time. These periodic fair value measures typically result from the application of lower-of-cost or fair value accounting or certain impairment measures. These items would constitute nonrecurring fair value measures.

The following tables display the assets measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measures				Lower-of-cost or fair value or valuation reserve allowance	Total gains included in earnings for the year ended
December 31, 2010	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Mortgage loans held-for-sale, net (a)	$—	$—	$844	$844	$(48)	$	n/m	(b)
Commercial finance receivables and loans, net (c)
Automobile	—	—	379	379	(52)		n/m	(b)
Mortgage	—	28	26	54	(14)		n/m	(b)
Other	—	—	107	107	(61)		n/m	(b)

Total commercial finance receivables and loans, net	—	28	512	540	(127)
Other assets
Real estate and other investments (d)	—	5	—	5	n/m		$—
Repossessed and foreclosed assets (e)	—	43	44	87	(13)		n/m	(b)

Total assets	$—	$76	$1,400	$1,476	$(188)		$—

n/m = not meaningful

(a)	Represents loans held for sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents model homes impaired during 2010. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated value if the model home is marketed for sale.

(e)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Nonrecurring fair value measures				Lower-of-cost or fair value or valuation reserve allowance	Total losses included in earnings for the year ended
December 31, 2009	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Loans held-for-sale, net (a)	$—	$31	$5,453	$5,484	$(227)	n/m	(b)
Commercial finance receivables and loans, net (c)	—	85	1,443	1,528	(770)	$(87	) (d)
Other assets
Real estate and other investments (e)	—	49	65	114	n/m (f)	(226)
Repossessed and foreclosed assets (g)	—	111	108	219	(104)	n/m	(b)
Goodwill (h)	—	—	—	—	n/m (f)	(607)

Total assets	$—	$276	$7,069	$7,345	$(1,101)	$(920)

n/m = not meaningful

(a)	Represents loans held-for-sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2009. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2009. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents losses recognized on the impairment of our resort finance portfolio, which provided debt capital to resort and timeshare developers.

(e)	Represents model homes impaired during 2009. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated fair value if the model home is marketed for sale.

(f)	The total gain (loss) included in earnings is the most relevant indicator of the impact on earnings.

(g)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

(h)	Represents goodwill impaired during 2009. The impairment related to a reporting unit within our Insurance operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Fair Value Option for Financial Assets and Financial Liabilities

On January 1, 2008, we elected to measure at fair value certain domestic consumer mortgage finance receivables and loans and the related debt held in on-balance sheet mortgage securitization structures. During the three months ended September 30, 2009, we also elected the fair value option for conforming and government-insured residential mortgage loans held-for-sale funded after July 31, 2009. As of January 1, 2010, we elected the fair value option for all on-balance sheet mortgage securitization structures that were required to be consolidated due to the adoption of ASU 2009-17. Refer to Note 1 for additional information related to the adoption. Our intent in electing fair value for all these items was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities.

A description of the financial assets and liabilities elected to be measured at fair value is as follows.

•

On-balance sheet mortgage securitizations — We carry the fair value-elected consumer loans as finance receivable and loans, net, on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless the loans are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. We classified the fair value adjustment recorded for the loans as other income, net of losses, in the Consolidated Statement of Income.

We continued to record the fair value-elected debt balances as long-term debt on the Consolidated Balance Sheet. Our policy is to separately record interest expense on the fair value-elected securitization debt, which continues to be classified as interest on long-term debt in the Consolidated Statement of Income. We classified the fair value adjustment recorded for this fair value-elected debt as other income, net of losses, in the Consolidated Statement of Income.

•

Conforming and government-insured mortgage loans held-for-sale — During the three months ended September 30, 2009, we elected the fair value option for conforming and government-insured mortgage loans held-for-sale funded after July 31, 2009. We elected the fair value option to mitigate earnings volatility by better matching the accounting for the assets with the related hedges.

Excluded from the fair value option were conforming and government-insured loans funded on or prior to July 31, 2009, and those repurchased or reorganized. The loans funded on or prior to July 31, 2009, were ineligible because the election must be made at the time of funding. Repurchased and rerecognized conforming and government-insured loans were not elected because the election will not mitigate earning volatility. We repurchase or rerecognize loans due to representation and warranty obligations or conditional repurchase options. Typically, we will be unable to resell these assets through regular channels due to characteristics of the assets. Since the fair value of these assets is influenced by factors that cannot be hedged, we did not elect the fair value option.

We carry the fair value-elected conforming and government-insured loans as loans held-for-sale, net, on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless they are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. Upfront fees and costs related to the fair value-elected loans were not deferred or capitalized. The fair value adjustment recorded for these loans is classified as gain (loss) on mortgage loans, net, in the Consolidated Statement of Income. In accordance with GAAP, the fair value option election is irrevocable once the asset is funded even if it is subsequently determined that a particular loan cannot be sold.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarize the fair value option elections and information regarding the amounts recorded as earnings for each fair value option-elected item.

	Changes included in the Consolidated Statement of Income
Year ended December 31,	Interest and fees on finance receivables and loans		Interest on loans held-for-sale		Interest on long-term debt		Gain on mortgage loans, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
	($ in millions)
2010
Assets
Mortgage loans held-for-sale, net	$—		$221	(b)	$—		$845	$3	$1,069	$—	(c)
Consumer mortgage finance receivables and loans, net	555	(b)	—		—		—	1,348	1,903	(8	) (d)
Liabilities
Long-term debt
On-balance sheet securitization debt	$—		$—		$(313	) (e)	$—	$(1,568)	(1,881)	$29	(f)

Total									$1,091

2009
Assets
Mortgage loans held-for-sale, net	$—		$85	(b)	$—		$344	$—	$429	$—	(c)
Consumer mortgage finance receivables and loans, net	508	(b)	—		—		—	433	941	(118	) (d)
Liabilities
Long-term debt
On-balance sheet securitization debt	$—		$—		$(227	) (e)	$—	$(648)	(875)	$230	(f)

Total									$495

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	Interest income is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due.
(c)	The credit impact for loans held-for-sale is assumed to be zero because the loans are either suitable for sale or are covered by a government guarantee.
(d)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(e)	Interest expense is measured by multiplying bond principal by the coupon rate and the number of days of interest due to the investor.
(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table provides the aggregate fair value and the aggregate unpaid principal balance for the fair value option-elected loans and long-term debt instruments.

	December 31,
	2010		2009
	Unpaid principal balance	Fair value(a)	Unpaid principal balance	Fair value (a)
	($ in millions)
Assets
Mortgage loans held-for-sale, net Total loans	$6,354	$6,424	$5,427	$5,545
Nonaccrual loans	3	1	3	3
Loans 90+ days past due (b)	—	—	—	—
Consumer mortgage finance receivables and loans, net Total loans	2,905	1,015	7,180	1,391
Nonaccrual loans (c)	586	260	2,343	499
Loans 90+ days past due(b)(c)	366	184	1,434	314
Liabilities
Long-term debt
On-balance sheet securitization debt	$(2,969)	$(972)	$(7,166)	$(1,294)

(a)	Excludes accrued interest receivable.

(b)	Loans 90+ days past due are also presented within the nonaccrual loan balance and the total loan balance; however, excludes government-insured loans that are still accruing interest.

(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and loans 90+ days past due to individual loans based on the unpaid principal balances. For further discussion regarding the pooled basis, refer to the previous section of this note titled Consumer mortgage finance receivables and loans, net.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2010 and 2009.

	December 31,
	2010		2009
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	($ in millions)
Financial assets
Trading securities	$240	$240	$739	$739
Investment securities	14,846	14,846	12,158	12,158
Loans held-for-sale, net	11,411	11,449	20,625	19,855
Finance receivables and loans, net	100,540	99,462	75,256	72,213
Interests retained in financial asset sales	568	568	471	471
Fair value of derivative contracts in receivable position	3,966	3,966	2,654	2,654
Collateral placed with counterparties (a)	728	728	845	845
Financial liabilities
Deposit liabilities (b)	$37,291	$37,546	$30,549	$30,795
Short-term borrowings	7,508	7,509	10,292	10,282
Long-term debt (c)	87,181	88,996	88,527	85,306
Fair value of derivative contracts in liability position	3,860	3,860	1,895	1,895

(a)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

(b)	The carrying value and fair value amounts exclude dealer deposits.

(c)	Debt includes deferred interest for zero-coupon bonds of $569 million and $506 million at December 31, 2010 and 2009, respectively.

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•	Trading securities — Refer to the previous section of this note titled Trading securities for a description of the methodologies and assumptions used to determine fair value.

•

Investment securities — Bonds, equity securities, and other available-for-sale investment securities are carried at fair value. Refer to the previous section of this note titled Available-for-sale securities for a description of the methodologies and assumptions used to determine fair value. The fair value of the held-to-maturity investment securities is based on valuation models using market-based assumption.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

•	Loans held-for-sale, net — Refer to the previous sections of this note also titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine fair value.

•

Finance receivables and loans, net — With the exception of mortgage loans held-for-investment, the fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach). The carrying value of wholesale receivables in certain markets and certain other automobile- and mortgage-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of wholesale receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

For mortgage loans held-for-investment used as collateral for securitization debt, we used a portfolio approach or an in-use premise to measure these loans at fair value. The objective in fair valuing these loans (which are legally isolated and beyond the reach of our creditors) and the related collateralized borrowings is to reflect our retained economic position in the securitizations. For mortgage loans held-for-investment that are not securitized, we used valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations consider unique attributes of the loans such as geography, delinquency status, product type, and other factors. Refer to the previous section in this note titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine the fair value of mortgage loans held-for-sale.

•	Derivative instruments — Refer to the previous section of this note titled Derivative instruments for a description of the methodologies and assumptions used to determine fair value.

•

Collateral placed with counterparties — Collateral placed with counterparties in the table above represents only collateral in the form of investment securities. Refer to the previous section of this note also titled Collateral placed with counterparties for additional information.

•

Interests retained in financial asset sales — Refer to the previous sections of this note titled Interests retained in financial asset sales for a description of the methodologies and assumptions used to determine fair value.

•

Debt — The fair value of debt was determined using quoted market prices for the same or similar issues, if available, or was based on the current rates offered to us for debt with similar remaining maturities.

•

Deposit liabilities — Deposit liabilities represent certain consumer bank deposits as well as mortgage escrow deposits. The fair value of deposits with no stated maturity is equal to their carrying amount. The fair value of fixed-maturity deposits was estimated by discounting cash flows using currently offered rates for deposits of similar maturities.

28. Segment and Geographic Information

Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance.

Basis of Presentation

We report our results of operations on a line-of-business basis through five operating segments – North American Automotive Finance operations, International Automotive Finance operations, Insurance operations,

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Mortgage – Origination and Servicing operations, and Mortgage – Legacy Portfolio and Other operations, with the remaining activity reported in Corporate and Other. The operating segments are determined based on the products and services offered and geographic considerations, and reflect the manner in which financial information is currently evaluated by management. The following is a description of each of our reportable operating segments.

•

North American Automotive Finance operations — Provides automotive financing services to consumers and automotive dealers in the United States and Canada and includes the automotive activities of Ally Bank and ResMor Trust. For consumers, we offer retail automotive financing and leasing for new and used vehicles, and through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing.

•

International Automotive Finance operations — Provides automotive financing and full-service leasing to consumers and dealers outside of the United States and Canada. Our International Automotive Finance operations will focus the majority of new originations in five core international markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture.

•

Insurance operations — Offers consumer and commercial insurance products sold primarily through the dealer channel including vehicle extended service contracts, commercial insurance coverage in the United States and internationally (primarily covering dealers’ wholesale vehicle inventory), and personal automobile insurance in certain countries outside the United States.

•

Mortgage — Origination and Servicing operations —The principal activities include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the United States and Canada; servicing residential mortgage loans for ourselves and others; and providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We also originate high quality prime jumbo mortgage loans in the United States. We finance our mortgage loan originations primarily in Ally Bank in the United States and in our trust company, ResMor Trust, in Canada.

•

Mortgage — Legacy Portfolio and Other operations — Primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, include, among other things; lending to real estate developers and homebuilders in the United States and United Kingdom; purchasing, selling, and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; certain conforming origination channels closed in 2008; and our mortgage reinsurance business.

Corporate and Other consists of our Commercial Finance Group, certain equity investments, other corporate activities, the residual impacts of our corporate funds-transfer-pricing (FTP) and treasury asset liability management activities (ALM), and reclassifications and eliminations between the reportable operating segments.

We utilize an FTP methodology for the majority of our business operations. The FTP methodology assigns charge rates and credit rates to classes of assets and liabilities based on expected duration and the LIBOR swap curve plus an assumed credit spread. Matching duration allocates interest income and interest expense to these reportable segments so their respective results are insulated from interest rate risk. This methodology is consistent with our ALM practices, which includes managing interest rate risk centrally at a corporate level. The net residual impact of the FTP methodology is included within the results of Corporate and Other as summarized below.

The information presented in our reportable operating segments and geographic areas tables that follow are based in part on internal allocations, which involve management judgment.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Change in Reportable Segment Information

As a result of a change in management’s view of our operations, we have changed the presentation and profit measures of our reportable operating segments as of December 31, 2010. These changes include the following.

•

We presented our Origination and Servicing operations and Legacy Portfolio and Other operations reportable operating segments under the new collective business description, Mortgage. Previously our Origination and Servicing operations and Legacy Portfolio and Other operations were combined in one reportable operating segment, Mortgage operations. The new presentation is consistent with the organizational alignment of the business and management’s current view of the mortgage business.

•

Beginning in the fourth quarter of 2010, we began presenting operating results for all of our reportable operating segments on solely a pretax basis. This presentation is consistent with the measure of operating segment results regularly reviewed by our chief operating decision maker.

•	During the fourth quarter of 2010, we made modifications to the FTP allocations applicable to our North American Automotive Finance operations commercial loan portfolio.

Amounts for 2009 and 2008 have been reclassified to conform to the current management view.

Financial information for our reportable operating segments is summarized as follows.

	Global Automotive Services			Mortgage(a)		Corporate and Other(c)	Consolidated(d)
Year ended December 31,	North American Automotive Finance operations	International Automotive Finance operations(b)	Insurance operations	Origination and Servicing operations	Legacy Portfolio and Other operations
	($ in millions)
2010
Net financing revenue (loss)	$3,321	$683	$97	$(26)	$605	$(2,099)	$2,581
Other revenue (expense)	690	316	2,263	1,834	260	(42)	5,321

Total net revenue (loss)	4,011	999	2,360	1,808	865	(2,141)	7,902
Provision for loan losses	286	54	—	(29)	173	(42)	442
Other noninterest expense	1,381	717	1,791	920	946	526	6,281

Income (loss) from continuing operations before income tax expense	$2,344	$228	$569	$917	$(254)	$(2,625)	$1,179

Total assets	$81,893	$15,979	$8,789	$24,478	$12,308	$28,561	$172,008

2009
Net financing revenue (loss)	$3,074	$705	$192	$(58)	$626	$(2,461)	$2,078
Other revenue (expense)	757	263	2,079	1,063	(685)	940	4,417

Total net revenue (loss)	3,831	968	2,271	1,005	(59)	(1,521)	6,495
Provision for loan losses	611	230	—	41	4,231	491	5,604
Other noninterest expense	1,596	895	1,942	925	2,014	478	7,850

Income (loss) from continuing operations before income tax expense	$1,624	$(157)	$329	$39	$(6,304)	$(2,490)	$(6,959)

Total assets	$68,282	$21,802	$10,614	$20,010	$18,884	$32,714	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Global Automotive Services			Mortgage(a)		Corporate and Other(c)	Consolidated(d)
Year ended December 31,	North American Automotive Finance operations	International Automotive Finance operations(b)	Insurance operations	Origination and Servicing operations	Legacy Portfolio and Other operations
	($ in millions)

2008
Net financing revenue (loss)	$1,531	$877	$261	$(149)	$510	$(2,113)	$917
Other revenue	1,066	365	2,700	1,281	168	9,691	15,271

Total net revenue	2,597	1,242	2,961	1,132	678	7,578	16,188
Provision for loan losses	1,198	204	—	8	1,682	10	3,102
Other noninterest expense	1,721	936	2,462	662	2,066	502	8,349

(Loss) income from continuing operations before income tax expense	$(322)	$102	$499	$462	$(3,070)	$7,066	$4,737

Total assets	$71,981	$29,290	$12,013	$11,870	$32,893	$31,429	$189,476

(a)	Represents the ResCap legal entity and the mortgage activities of Ally Bank and ResMor Trust.
(b)	Amounts include intrasegment eliminations between our North American Automotive Finance operations, International Automotive Finance operations, and Insurance operations.
(c)	At December 31, 2010, 2009, and 2008, total assets were $1.6 billion, $3.3 billion, and $6.0 billion for the Commercial Finance Group, respectively.
(d)	Net financing revenue after the provision for loan losses totaled $2,139 million, $(3,526) million, and $(2,185) million in 2010, 2009, and 2008, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Information concerning principal geographic areas was as follows.

Year ended December 31,	Revenue(a)	Income (loss) from continuing operations before income tax expense (benefit) (b)	Net income (loss) (b)	Identifiable assets (c)	Long-lived assets (d)
	($ in millions)
2010
Canada	$904	$449	$402	$17,321	$1,522
Europe	807	346	278	11,321	406
Latin America	869	170	164	6,917	35
Asia	4	7	(43)	24	—

Total foreign	2,584	972	801	35,583	1,963
Total domestic (e)	5,318	207	274	135,900	7,541

Total	$7,902	$1,179	$1,075	$171,483	$9,504

2009
Canada	$654	$197	$148	$17,885	$3,985
Europe	921	31	(86)	15,555	906
Latin America	709	116	163	6,574	33
Asia	(55)	(24)	(13)	1,378	8

Total foreign	2,229	320	212	41,392	4,932
Total domestic (e)	4,266	(7,279)	(10,510)	130,388	11,399

Total	$6,495	$(6,959)	$(10,298)	$171,780	$16,331

2008
Canada	$(116)	$(526)	$(382)	$19,044	$6,211
Europe	1,236	224	116	37,266	2,349
Latin America	971	186	228	7,350	167
Asia	(6)	(13)	(20)	2,445	179

Total foreign	2,085	(129)	(58)	66,105	8,906
Total domestic (e)	14,103	4,866	1,926	122,014	17,915

Total	$16,188	$4,737	$1,868	$188,119	$26,821

(a)	Revenue consists of net financing revenue and total other revenue as presented in our Consolidated Statement of Income.

(b)	The domestic amounts include original discount amortization of $1.2 billion, $1.1 billion, and $70 million for the years ended December 31, 2010, 2009, and 2008, respectively.

(c)	Identifiable assets consist of total assets excluding goodwill.

(d)	Long-lived assets consist of investment in operating leases, net, and net property and equipment.

(e)	Amounts include eliminations between our domestic and foreign operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

29. Parent and Guarantor Consolidating Financial Statements

Certain of our senior notes are guaranteed by a group of subsidiaries (the Guarantors). The Guarantors, each of which is a 100% directly owned subsidiary of Ally Financial Inc., are Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V., and GMAC Continental LLC. The Guarantors fully and unconditionally guarantee the senior notes on a joint and several basis.

The following financial statements present condensed consolidating financial data for (i) Ally Financial Inc. (on a parent company only basis), (ii) the combined Guarantors, (iii) the combined nonguarantor subsidiaries (all other subsidiaries), (iv) an elimination column for adjustments to arrive at the information for the parent company, Guarantors, and nonguarantors on a consolidated basis, and (v) the parent company and our subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, Guarantors, and nonguarantors.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Income

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2010
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$938	$26	$5,591	$—	$6,555
Interest and fees on finance receivables and loans — intercompany	526	5	4	(535)	—
Interest on loans held-for-sale	75	—	589	—	664
Interest on trading securities	—	—	15	—	15
Interest and dividends on available-for-sale investment securities	4	—	360	(2)	362
Interest and dividends on available-for-sale investment securities — intercompany	112	—	9	(121)	—
Interest bearing cash	13	—	57	—	70
Other interest income, net	—	—	2	(1)	1
Operating leases	1,063	—	2,717	—	3,780

Total financing revenue and other interest income	2,731	31	9,344	(659)	11,447
Interest expense
Interest on deposits	52	—	608	—	660
Interest on short-term borrowings	43	1	403	—	447
Interest on long-term debt	3,804	14	1,903	8	5,729
Interest on intercompany debt	(21)	6	560	(545)	—

Total interest expense	3,878	21	3,474	(537)	6,836
Depreciation expense on operating lease assets	435	—	1,595	—	2,030

Net financing (loss) revenue	(1,582)	10	4,275	(122)	2,581
Dividends from subsidiaries
Nonbank subsidiaries	182	5	—	(187)	—

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Other revenue
Servicing fees	434	—	1,130	(1)	1,563
Servicing-asset valuation and hedge activities, net	—	—	(394)	—	(394)

Total servicing income, net	434	—	736	(1)	1,169
Insurance premiums and service revenue earned	—	—	1,865	—	1,865
Gain on mortgage and automotive loans, net	31	—	1,236	—	1,267
Loss on extinguishment of debt	(127)	—	(8)	12	(123)
Other gain on investments, net	6	—	505	(6)	505
Other (loss) gain on trading securities, net	(13)	—	7	—	(6)
Other income, net of losses	(80)	1	1,284	(561)	644

Total other revenue	251	1	5,625	(556)	5,321
Total net revenue	(1,149)	16	9,900	(865)	7,902
Provision for loan losses	(204)	(1)	647	—	442
Noninterest expense
Compensation and benefits expense	785	11	826	—	1,622
Insurance losses and loss adjustment expenses	—	—	876	—	876
Other operating expenses	744	4	3,632	(597)	3,783

Total noninterest expense	1,529	15	5,334	(597)	6,281
(Loss) income from continuing operations before income tax (benefit) expense and undistributed income of subsidiaries	(2,474)	2	3,919	(268)	1,179
Income tax (benefit) expense from continuing operations	(592)	(1)	746	—	153

Net (loss) income from continuing operations	(1,882)	3	3,173	(268)	1,026

Income (loss) from discontinued operations, net of tax	70	—	(21)	—	49
Undistributed income of subsidiaries
Bank subsidiary	902	902	—	(1,804)	—
Nonbank subsidiaries	1,985	259	—	(2,244)	—

Net income	$1,075	$1,164	$3,152	$(4,316)	$1,075

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2009
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$891	$36	$5,468	$—	$6,395
Interest and fees on finance receivables and loans — intercompany	837	5	7	(849)	—
Interest on loans held-for-sale	238	—	209	—	447
Interest on trading securities	—	—	132	—	132
Interest and dividends on available-for-sale investment securities	—	—	226	—	226
Interest and dividends on available-for-sale investment securities — intercompany	280	—	3	(283)	—
Interest-bearing cash	26	—	73	—	99
Other interest income, net	—	—	86	—	86
Operating leases	466	—	5,249	—	5,715

Total financing revenue and other interest income	2,738	41	11,453	(1,132)	13,100

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Interest expense
Interest on deposits	27	—	673	—	700
Interest on short-term borrowings	30	2	534	—	566
Interest on long-term debt	3,819	22	2,407	(240)	6,008
Interest on intercompany debt	(46)	10	684	(648)	—

Total interest expense	3,830	34	4,298	(888)	7,274
Depreciation expense on operating lease assets	169	—	3,579	—	3,748

Net financing (loss) revenue	(1,261)	7	3,576	(244)	2,078
Dividends from subsidiaries
Nonbank subsidiaries	550	—	—	(550)	—
Other revenue
Servicing fees	690	—	859	—	1,549
Servicing-asset valuation and hedge activities, net	—	—	(1,104)	—	(1,104)

Total servicing income, net	690	—	(245)	—	445
Insurance premiums and service revenue earned	—	—	1,977	—	1,977
Gain on mortgage and automotive loans, net	10	—	801	—	811
Gain on extinguishment of debt	623	—	1,751	(1,709)	665
Other gain on investments, net	558	—	153	(545)	166
Other gain on trading securities, net	8	—	165	—	173
Other income, net of losses	(249)	2	1,025	(598)	180

Total other revenue	1,640	2	5,627	(2,852)	4,417
Total net revenue	929	9	9,203	(3,646)	6,495
Provision for loan losses	(148)	—	5,752	—	5,604
Noninterest expense
Compensation and benefits expense	590	6	980	—	1,576
Insurance losses and loss adjustment expenses	—	—	1,042	—	1,042
Other operating expenses	714	12	5,109	(603)	5,232

Total noninterest expense	1,304	18	7,131	(603)	7,850
Loss from continuing operations before income tax (benefit) expense and undistributed (loss) income of subsidiaries	(227)	(9)	(3,680)	(3,043)	(6,959)
Income tax (benefit) expense from continuing operations	(24)	—	98	—	74

Net loss from continuing operations	(203)	(9)	(3,778)	(3,043)	(7,033)

Loss from discontinued operations, net of tax	(287)	—	(2,978)	—	(3,265)
Undistributed (loss) income of subsidiaries
Bank subsidiary	(1,953)	(1,953)	—	3,906	—
Nonbank subsidiaries	(7,855)	70	—	7,785	—

Net loss	$(10,298)	$(1,892)	$(6,756)	$8,648	$(10,298)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2008
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$1,029	$41	$7,367	$(5)	$8,432
Interest and fees on finance receivables and loans — intercompany	1,079	31	200	(1,310)	—
Interest on loans held-for-sale	473	—	364	—	837
Interest on trading securities	—	—	130	(3)	127
Interest and dividends on available-for-sale investment securities	99	—	263	14	376
Interest and dividends on available-for-sale investment securities — intercompany	6	—	8	(14)	—
Interest-bearing cash	136	—	239	—	375
Other interest income, net	(40)	—	362	3	325
Operating leases	4,238	—	3,350	(6)	7,582

Total financing revenue and other interest income	7,020	72	12,283	(1,321)	18,054
Interest expense
Interest on deposits	87	—	620	—	707
Interest on short-term borrowings	270	10	1,168	3	1,451
Interest on long-term debt	3,420	16	5,354	(507)	8,283
Interest in intercompany debt	(83)	38	855	(810)	—

Total interest expense	3,694	64	7,997	(1,314)	10,441
Depreciation expense on operating lease assets	2,731	(2)	2,749	—	5,478
Impairment of investment in operating leases	915	—	303	—	1,218

Net financing (loss) revenue	(320)	10	1,234	(7)	917
Dividends from subsidiaries
Nonbank subsidiaries	568	—	—	(568)	—
Other revenue
Servicing fees	918	—	829	—	1,747
Servicing-asset valuation and hedge activities, net	—	—	(263)	—	(263)

Total servicing income, net	918	—	566	—	1,484
Insurance premiums and service revenue earned	—	—	2,710	—	2,710
(Loss) gain on mortgage and automotive loans, net	(165)	—	324	—	159
Gain on extinguishment of debt	8,131	—	1,916	2,581	12,628
Other loss on investments, net	(67)	—	(311)	—	(378)
Other gain (loss) on trading securities, net	3	—	(692)	—	(689)
Other income, net of losses	(914)	2	1,058	(789)	(643)

Total other revenue	7,906	2	5,571	1,792	15,271
Total net revenue	8,154	12	6,805	1,217	16,188
Provision for loan losses	696	2	2,404	—	3,102
Noninterest expense
Compensation and benefits expense	444	10	1,462	—	1,916
Insurance losses and loss adjustment expenses	—	—	1,402	—	1,402
Other operating expenses	1,231	3	4,700	(903)	5,031

Total noninterest expense	1,675	13	7,564	(903)	8,349

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Income (loss) from continuing operations before income tax expense (benefit) and undistributed loss of subsidiaries	5,783	(3)	(3,163)	2,120	4,737
Income tax expense (benefit) from continuing operations	8	(1)	(143)	—	(136)

Net income (loss) from continuing operations	5,775	(2)	(3,020)	2,120	4,873

Income (loss) from discontinued operations, net of tax	10	—	(3,015)	—	(3,005)
Undistributed loss of subsidiaries
Bank subsidiary	(116)	(116)	—	232	—
Nonbank subsidiaries	(3,801)	(368)	—	4,169	—

Net income (loss)	$1,868	$(486)	$(6,035)	$6,521	$1,868

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
December 31, 2010
Assets
Cash and cash equivalents
Noninterest-bearing	$1,251	$—	$463	$—	$1,714
Interest-bearing	3,414	1	6,541	—	9,956
Interest-bearing — intercompany	—	—	504	(504)	—

Total cash and cash equivalents	4,665	1	7,508	(504)	11,670
Trading securities	—	—	240	—	240
Investment securities	1,488	—	13,358	—	14,846
Investment securities — intercompany	2	—	—	(2)	—
Loans held-for-sale	—	—	11,411	—	11,411
Finance receivables and loans, net
Finance receivables and loans, net	10,047	425	91,941	—	102,413
Intercompany loans to
Bank subsidiary	3,650	—	—	(3,650)	—
Nonbank subsidiaries	9,461	367	463	(10,291)	—
Allowance for loan losses	(266)	(1)	(1,606)	—	(1,873)

Total finance receivables and loans, net	22,892	791	90,798	(13,941)	100,540
Investment in operating leases, net	3,864	—	5,264	—	9,128
Intercompany receivables from
Bank subsidiary	5,930	—	—	(5,930)	—
Nonbank subsidiaries	—	213	—	(213)	—
Investment in subsidiaries
Bank subsidiary	10,886	10,886	—	(21,772)	—
Nonbank subsidiaries	23,632	3,123	—	(26,755)	—
Mortgage servicing rights	—	—	3,738	—	3,738
Premiums receivable and other insurance assets	—	—	2,190	(9)	2,181
Other assets	2,912	3	15,539	(890)	17,564
Assets of operations held-for-sale	(160)	—	850	—	690

Total assets	$76,111	$15,017	$150,896	$(70,016)	$172,008

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$2,131	$—	$2,131
Interest-bearing	1,459	—	35,458	—	36,917

Total deposit liabilities	1,459	—	37,589	—	39,048
Short-term borrowings	2,519	89	4,900	—	7,508
Long-term debt	43,897	239	42,476	—	86,612
Intercompany debt to Nonbank subsidiaries	504	462	13,481	(14,447)	—
Intercompany payables to Nonbank subsidiaries	4,466	—	1,716	(6,182)	—
Interest payable	1,229	3	597	—	1,829
Unearned insurance premiums and service revenue	—	—	2,854	—	2,854
Reserves for insurance losses and loss adjustment expenses	—	—	862	—	862
Accrued expenses and other liabilities	1,548	1	11,437	(860)	12,126
Liabilities of operations held-for-sale	—	—	680	—	680

Total liabilities	55,622	794	116,592	(21,489)	151,519

Total equity	20,489	14,223	34,304	(48,527)	20,489

Total liabilities and equity	$76,111	$15,017	$150,896	$(70,016)	$172,008

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
December 31, 2009
Assets
Cash and cash equivalents
Noninterest-bearing	$418	$—	$1,422	$—	$1,840
Interest-bearing	339	5	12,604	—	12,948
Interest-bearing — intercompany	—	—	—	—	—

Total cash and cash equivalents	757	5	14,026	—	14,788
Trading securities	—	—	739	—	739
Investment securities	—	—	12,158	—	12,158
Investment securities — Intercompany	380	—	261	(641)	—
Loans held-for-sale	1,758	—	18,867	—	20,625
Finance receivables and loans, net
Finance receivables and loans, net	4,997	524	72,180	—	77,701
Intercompany loans to
Bank subsidiary	5,139	—	—	(5,139)	—
Nonbank subsidiaries	16,073	83	161	(16,317)	—
Allowance for loan losses	(383)	(3)	(2,059)	—	(2,445)

Total finance receivables and loans, net	25,826	604	70,282	(21,456)	75,256
Investment in operating leases, net	1,479	—	14,516	—	15,995
Intercompany receivables from
Bank subsidiary	1,001	—	—	(1,001)	—
Nonbank subsidiaries	178	—	198	(376)	—
Investment in subsidiaries
Bank subsidiary	7,903	7,903	—	(15,806)	—
Nonbank subsidiaries	26,186	3,067	—	(29,253)	—
Mortgage servicing rights	—	—	3,554	—	3,554
Premiums receivable and other insurance assets	—	—	2,728	(8)	2,720
Other assets	4,443	4	16,795	(1,355)	19,887
Assets of operations held-for-sale	(324)	—	6,908	—	6,584

Total assets	$69,587	$11,583	$161,032	$(69,896)	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$1,755	$—	$1,755
Interest-bearing	1,041	—	28,960	—	30,001

Total deposit liabilities	1,041	—	30,715	—	31,756
Short-term borrowings	1,795	39	8,458	—	10,292
Long-term debt	40,888	406	46,732	(5)	88,021
Intercompany debt to
Nonbank subsidiaries	260	163	21,702	(22,125)	—
Intercompany payables to
Nonbank subsidiaries	1,385	1	—	(1,386)	—
Interest payable	1,082	12	553	(10)	1,637
Unearned insurance premiums and service revenue	—	—	3,192	—	3,192
Reserves for insurance losses and loss adjustment expenses	—	—	1,215	—	1,215
Accrued expenses and other liabilities	2,297	(7)	9,452	(1,286)	10,456
Liabilities of operations held-for-sale	—	—	4,898	—	4,898

Total liabilities	48,748	614	126,917	(24,812)	151,467

Total equity	20,839	10,969	34,115	(45,084)	20,839

Total liabilities and equity	$69,587	$11,583	$161,032	$(69,896)	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2010
Operating activities
Net cash (used in) provided by operating activities	$4,552	$13	$7,230	$(188)	$11,607
Investing activities
Purchases of available-for-sale securities	(1,485)	—	(22,631)	—	(24,116)
Proceeds from sales of available-for-sale securities	41	—	17,872	(41)	17,872
Proceeds from maturities of available-for-sale securities	—	—	4,527	—	4,527
Net decrease (increase) in investment securities — intercompany	323	—	260	(583)	—
Net (increase) decrease in finance receivables and loans	(5,177)	98	(12,227)	—	(17,306)
Proceeds from sales of finance receivables and loans	6	—	3,132	—	3,138
Change in notes receivable from GM	—	(2)	(36)	—	(38)
Net (decrease) increase in loans — intercompany	7,736	(283)	(302)	(7,151)	—
Net (increase) decrease in operating lease assets	(2,770)	—	7,846	—	5,076
Purchases of mortgages servicing rights, net	—	—	(56)	—	(56)
Capital contributions to subsidiaries	(2,036)	(1,737)	—	3,773	—
Returns of contributed capital	880	—	—	(880)	—
Sale of business unit, net	59	—	102	—	161
Other, net	104	(1)	3,072	—	3,175

Net cash (used in) provided by investing activities	(2,319)	(1,925)	(1,559)	(4,882)	(7,567)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	735	50	(4,414)	—	(3,629)
Net increase in bank deposits	—	—	6,556	—	6,556
Proceeds from issuance of long-term debt – third party	5,824	90	33,047	41	39,002
Repayments of long-term debt — third party	(4,292)	(256)	(44,982)	—	(49,530)
Net change in debt — intercompany	243	300	(7,774)	7,231	—
Dividends paid — third party	(1,253)	—	—	—	(1,253)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,068)	1,068	—
Capital contributions from parent	—	1,725	2,048	(3,773)	—
Other, net	418	—	451	—	869

Net cash provided by (used in) financing activities	1,675	1,909	(16,136)	4,567	(7,985)
Effect of exchange-rate changes on cash and cash equivalents	—	—	102	—	102

Net (increase) decrease in cash and cash equivalents	3,908	(3)	(7,245)	(503)	(3,843)
Cash and cash equivalents reclassified to assets held-for-sale	—	—	725	—	725
Cash and cash equivalents at beginning of year	757	5	14,026	—	14,788

Cash and cash equivalents at end of year	$4,665	$2	$7,506	$(503)	$11,670

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2009
Operating activities
Net cash (used in) provided by operating activities	$(3,308)	$25	$(1,299)	$(550)	$(5,132)
Investing activities
Purchases of available-for-sale securities	(145)	—	(21,148)	145	(21,148)
Proceeds from sales of available-for-sale securities	89	—	10,153	(89)	10,153
Proceeds from maturities of available-for-sale securities	—	—	4,527	—	4,527
Net decrease (increase) in investment securities — intercompany	2	—	(103)	101	—
Net (increase) decrease in finance receivables and loans	(363)	118	14,504	—	14,259
Proceeds from sales of finance receivables and loans	446	—	(186)	—	260
Change in notes receivable from GM	—	—	803	—	803
Net (increase) decrease in loans — intercompany	(2,551)	163	(261)	2,649	—
Net (increase) decrease in operating lease assets	(1,519)	—	7,399	—	5,880
Capital contributions to subsidiaries	(8,092)	(6,052)	—	14,144	—
Returns of contributed capital	706	—	—	(706)	—
Sale of business unit, net	—	—	296	—	296
Other, net	(64)	(1)	2,163	—	2,098

Net cash (used in) provided by investing activities	(11,491)	(5,772)	18,147	16,244	17,128

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	6	(78)	(266)	—	(338)
Net increase in bank deposits	—	—	10,703	—	10,703
Proceeds from issuance of long-term debt — third party	9,641	128	20,821	89	30,679
Repayments of long-term debt — third party	(8,831)	(107)	(52,410)	(145)	(61,493)
Net change in debt — intercompany	(7)	(255)	2,995	(2,733)	—
Proceeds from issuance of common members’ interests	1,247	—	—	—	1,247
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	8,750	—	—	—	8,750
Dividends paid — third party	(1,592)	—	—	—	(1,592)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,256)	1,256	—
Capital contributions from parent	—	6,052	8,092	(14,144)	—
Other, net	699	—	365	—	1,064

Net cash provided by (used in) financing activities	9,913	5,740	(10,956)	(15,677)	(10,980)
Effect of exchange-rate changes on cash and cash equivalents	—	—	(602)	—	(602)

Net (decrease) increase in cash and cash equivalents	(4,886)	(7)	5,290	17	414
Cash and cash equivalents reclassified to assets held-for-sale	—	—	(777)	—	(777)
Cash and cash equivalents at beginning of year	5,643	12	9,513	(17)	15,151

Cash and cash equivalents at end of year	$757	$5	$14,026	$—	$14,788

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2008
Operating activities
Net cash provided by (used in) operating activities	$2,049	$(19)	$12,633	$(568)	$14,095
Investing activities
Purchases of available-for-sale securities	(6,783)	—	(11,317)	1,898	(16,202)
Proceeds from sales of available-for-sale securities	8,903	—	5,165	—	14,068
Proceeds from maturities of available-for-sale securities	898	—	6,604	—	7,502
Net increase in investment securities — intercompany	—	—	(158)	158	—
Net decrease (increase) in finance receivables and loans	6,504	(32)	(902)	—	5,570
Proceeds from sales of finance receivables and loans	1,347	—	19	—	1,366
Change in notes receivable from GM	—	—	(62)	—	(62)
Net (increase) decrease in loans — intercompany	(7,559)	149	2,418	4,992	—
Net decrease (increase) in operating lease assets	2,925	2	(5,838)	—	(2,911)
Sales of mortgage servicing rights, net	—	—	797	—	797
Capital contributions to subsidiaries	(1,402)	(24)	—	1,426	—
Returns of contributed capital	274	—	—	(274)	—
Sale of business unit, net	—	—	319	—	319
Other, net	(515)	(1)	987	—	471

Net cash provided by (used in) investing activities	4,592	94	(1,968)	8,200	10,918

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	(5,393)	118	(17,540)	—	(22,815)
Net increase in bank deposits	—	—	6,447	—	6,447
Proceeds from issuance of long-term debt — third party	—	245	44,479	—	44,724
Repayments of long-term debt	(10,001)	(263)	(47,465)	(1,898)	(59,627)
Net change in debt — intercompany	268	(181)	5,080	(5,167)	—
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	5,000	—	—	—	5,000
Dividends paid — third party	(113)	—	—	—	(113)
Dividends paid and returns of contributed capital — intercompany	—	(16)	(826)	842	—
Capital contributions from parent	—	24	1,402	(1,426)	—
Other, net	(1,761)	—	(23)	—	(1,784)

Net cash used in financing activities	(12,000)	(73)	(8,446)	(7,649)	(28,168)
Effect of exchange-rate changes on cash and cash equivalents	—	—	629	—	629

Net (decrease) increase in cash and cash equivalents	(5,359)	2	2,848	(17)	(2,526)
Cash and cash equivalents at beginning of year	11,002	10	6,665	—	17,677

Cash and cash equivalents at end of year	$5,643	$12	$9,513	$(17)	$15,151

30. Guarantees, Commitments, Contingencies, and Other Risks

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in the underlying agreements with the guaranteed parties. The following summarizes our outstanding guarantees made to third parties on our Consolidated Balance Sheet, for the periods shown.

	December 31,
	2010		2009
	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
	($ in millions)
Default automotive repurchases	$1,274	$151	$699	$81
Guarantees for repayment of third-party debt	1,068	989	782	—
Standby letters of credit and other guarantees	513	121	2,012	153

Default Automotive Repurchases

Our International Automotive Finance operations provide certain investors in our on- and off-balance sheet arrangements (securitizations) and whole-loan transactions with repurchase commitments for loans that become

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation represents the principal balance for loans sold that are covered by these stipulations. Refer to Note 11 for further information regarding our securitization trusts.

Guarantees for Repayment of Third-party Debt

Under certain arrangements, our International Automotive Finance operations guarantee the repayment of third party debt obligations in the case of default. These guarantees are collateralized by retail loans or finance leases.

Standby Letters of Credit

Our Commercial Finance Group issues standby letters of credit to customers that represent irrevocable guarantees of payment of specified financial obligations. Third-party beneficiaries primarily utilize standby letters of credit as insurance in the event of nonperformance by our customers. Assets of the customers (i.e., trade receivables, inventory, and cash deposits) generally collateralize letters of credit. Expiration dates on letters of credit range from certain ongoing commitments that will expire during the upcoming year to terms of several years for certain letters of credit.

If nonperformance by a customer occurs for letters of credit, we can be liable for payment of the letter of credit to the beneficiary with our likely recourse being a charge back to the customer or liquidation of the collateral. The majority of customers with whom we have letter of credit exposure fall into the “acceptable” risk rating category of our Commercial Finance Group’s internal risk-rating system. This category is essentially at the midpoint of our risk rating classifications.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commitments

Financing Commitments

The contractual commitments were as follows.

	December 31,
	2010	2009
	($ in millions)
Commitments to
Sell mortgages or securities (a)	$14,349	$10,465
Originate/purchase mortgages or securities (a)	7,735	9,193
Sell retail automotive receivables (b)	—	4,807
Provide capital to investees (c)	76	145
Warehouse and construction-lending commitments (d)	1,509	1,291
Home equity lines of credit (e)	2,749	2,972
Unused revolving credit line commitments (f)	1,910	3,006

(a)	Amounts primarily include commitments accounted for as derivatives.

(b)	We entered into agreements with third-party banks to sell automotive retail receivables in which we transferred all credit risk to the purchaser (whole-loan sales). We completed the final transactions under these deals in October 2010.

(c)	We are committed to contribute capital to certain private equity funds. The fair value of these commitments is considered in the overall valuation of the underlying assets with which they are associated.

(d)	The fair value of these commitments is considered in the overall valuation of the related assets.

(e)	We are committed to fund the remaining unused balances on home equity lines of credit for certain home equity loans sold into securitization structures (both on- and off-balance sheet structures) if certain deal-specific triggers are met. At December 31, 2010, the commitments to fund home equity lines of credit in off-balance sheet securitizations represented $1.0 billion of the total unfunded commitments of $2.7 billion.

(f)	The unused portion of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.

The mortgage lending and revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused mortgage-lending and unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Lease Commitments

Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2010, are as follows.

Year ended December 31,
($ in millions)
2011	$85
2012	64
2013	57
2014	51
2015	39
2016 and thereafter	60

Total minimum payment required	$356

Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $97 million, $104 million, and $189 million in 2010, 2009, and 2008, respectively.

Contractual Commitments

We have entered into multiple agreements for information technology, marketing and advertising, and voice and communication technology and maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions.

Year ended December 31,
($ in millions)
2011	$291
2012 and 2013	324
2014 and 2015	194
2016 and thereafter	9

Total future payment obligations	$818

Contingencies

Legal Contingencies

We are subject to potential liability under laws and government regulations and various claims and legal actions that are pending or may be asserted against us.

We are named as defendants in a number of legal actions and are, from time to time, involved in governmental proceedings arising in connection with our various businesses. Some of the pending actions purport to be class actions. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Temporary Suspension of Mortgage Foreclosure Sales and Evictions

Representatives of federal and state governments, including the United States Department of Justice, the FRB, the FDIC, the SEC and law enforcement authorities in all 50 states, have announced investigations into the procedures followed by mortgage servicing companies and banks, including subsidiaries of Ally, in connection with mortgage foreclosure home sales and evictions. We are cooperating with these investigations. The result of these investigations is uncertain but we expect that Ally or its subsidiaries will become subject to penalties, sanctions, or other adverse actions that could have a material adverse impact on us.

On September 17, 2010, GMAC Mortgage, LLC (GMACM), an indirect wholly owned subsidiary of Ally Financial Inc., temporarily suspended mortgage foreclosure home sales and evictions and postponed hearings on motions for judgment in certain states. This decision was made after an operational matter was detected in the execution of certain affidavits used in connection with judicial foreclosures in some but not all states. The issue relates to whether persons signing the affidavits had appropriately verified the information in them and whether they were signed in the immediate physical presence of a notary. In response to this and to enhance existing processes, GMACM implemented supplemental procedures that are used in all new foreclosure cases to seek to ensure that affidavits are properly verified and executed. GMACM is also conducting an additional review of all foreclosure files in all states prior to going to foreclosure sale.

Our review related to this matter is ongoing, and we cannot predict the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure processes. However, thus far we have not found any evidence of unwarranted foreclosures. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure file remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits; regulatory fines and sanctions; and reputational risks. At December 31, 2010, we recorded a liability of approximately $13 million related to potential fines and penalties we determined were probable and estimable. We did not record any additional liability related to unasserted claims or loss contingencies at December 31, 2010, because we do not believe such liabilities are probable and estimable based on information currently available nor are we able to estimate a range of losses.

Mortgage-backed Securities Litigation

There are nine cases relating to various private-label MBS offerings that are currently pending. Plaintiffs in these cases include Cambridge Place Investment Management Inc. (two cases pending in Suffolk County Superior Court, Massachusetts); The Charles Schwab Corporation (case pending in San Francisco County Superior Court, California); Federal Home Loan Bank of Chicago (case pending in Cook County Circuit Court, Illinois); Federal Home Loan Bank of Indianapolis (case filed in Marion County Superior Court, Indiana); Massachusetts Mutual Life Ins. Co. (case pending in federal court in the District of Massachusetts); Allstate Insurance Co. (served in Hennepin County, Minnesota, District Court); New Jersey Carpenters Health Fund, et al. (a putative class action in which certification has been denied, pending in federal court in the Southern District of New York); and the West Virginia Investment Management Board (case pending in the Kanawha County Circuit Court, West Virginia). Each of the above cases includes as defendants certain of our mortgage

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

subsidiaries, and the New Jersey Carpenters and Massachusetts Mutual cases also include as defendants certain current and former employees. The plaintiffs in all cases have alleged that the various defendant subsidiaries made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to MBS offerings. The alleged misstatements and omissions typically concern underwriting standards. Plaintiffs claim that such misstatements and omissions constitute violations of state and/or federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission. The range of any potential losses related to these matters is not currently determinable.

There are two additional cases pending in the New York County Supreme Court where MBIA Insurance Corp. (MBIA) has alleged that two of our mortgage subsidiaries breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. MBIA further alleges that the defendant subsidiaries failed to follow certain remedy procedures set forth in the contracts and improperly serviced the mortgage loans. Along with claims for breach of contract, MBIA also alleges fraud. The range of any potential losses related to these matters is not currently determinable.

Private-label Matters

Claims related to private-label mortgage-backed securities (PLS) have been brought under federal and state securities laws (among other theories), and it is possible that additional similar claims will be brought in the future. The claims made to date are similar in some respects to the repurchase demands we have previously disclosed related to alleged breaches of representations and warranties our mortgage subsidiaries made in connection with mortgage loans they sold or securitized. Further and as previously disclosed, the Federal Housing Finance Agency (FHFA), as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to PLS in which Fannie Mae and Freddie Mac had invested. Certain of our mortgage subsidiaries received such subpoenas. In connection with our settlement with Fannie Mae announced on December 23, 2010, the FHFA has agreed to withdraw the subpoenas that relate to Fannie Mae. However, we continue to respond to the subpoenas related to Freddie Mac. The FHFA has indicated that documents provided in response to the subpoenas will enable the FHFA to determine whether they believe issuers of PLS are potentially liable to Freddie Mac for losses they might have suffered. While a final outcome in any existing or future legal proceeding related to the foregoing, if unfavorable, could result in additional liability, the range of any potential losses related to the above described matters is not currently determinable.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Other Risks

Loan Repurchases and Obligations Related to Loan Sales

Overview

Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and to whole-loan investors. We have issued private-label mortgage-backed securities infrequently since 2007. In prior years, our volume of private-label securitization issuances were considerably larger, and they included securitized loans where monolines have insured the related bonds. We have settled with both Fannie Mae and Freddie Mac, limiting our

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

remaining exposure with the GSEs. In connection with securitizations and loan sales, investors are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. ResCap assumes all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided Ally Bank a guaranteed coverage of liability. Upon a breach of a representation, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or indemnify the investor for incurred losses.

Originations

We believe our exposure to representation and warranty claims is most significant for loans sold between 2004 through 2008, specifically the 2006 and 2007 vintages which were originated and sold prior to enhanced underwriting standards and risk-mitigation actions implemented in 2008 and forward, including product offerings which are more conservative. Since 2009, we have focused primarily on prime conforming and government-insured mortgages in the United States and high-quality government-insured residential mortgages in Canada. In addition, we ceased offering interest-only jumbo mortgages in 2010. Our representation and warranty risk-mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan by loan assessments that could result in us repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), or actively seeking recourse against correspondent lenders from whom we purchased loans.

Repurchase Process

As soon as practical, after receiving a claim under representation and warranty obligations, we evaluate the request and take appropriate action. Historically, repurchase demands were related to loans that became delinquent within the first few years following origination and varied by investor. As a result of market developments over the past several years repurchase demand behavior has changed significantly. Direct investors, GSEs, and whole-loan investors are more likely to submit claims for loans that become delinquent at any time while a loan is outstanding or when a loan incurs a loss. Actual incurred losses more significantly drive monoline investor behavior, which can significantly extend the period over which claims are likely to be presented. This occurs because insurance claims paid by the monolines are not required until overcollateralization is depleted and the monolines are not incented to request loan repurchases until they have paid the insurance claims. Representation and warranty claims are generally reviewed on a loan by loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent we do not consider them valid. We are not required to either repurchase the loan or provide an indemnification payment where claims are not valid.

We seek to manage the risk of repurchase and the associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default the less likely it is that an alleged breach of representation and warranty will have a material impact on the loan’s performance. When we do repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. While investors’ repurchase and demand behavior has changed given the recent market conditions, we continue to maintain constructive relationships with the GSEs and other investors.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Representation and Warranty Obligation Reserve Methodology

The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. As such, losses cannot currently be reasonably estimated and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Consolidated Balance Sheet and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Consolidated Statement of Income. The repurchase reserve at December 31, 2010, primarily represents exposure not related to the GSEs.

The following tables summarize the changes in our reserve for representation and warranty obligations.

	Year ended December 31,
	2010	2009
	($ in millions)
Balance at January 1,	$1,263	$231
Provision for mortgage representation and warranty expenses
Loan sales	70	11
Change in estimate — continuing operations	670	1,475
Change in estimate — discontinued operations	—	6

Total additions	740	1,492
Realized losses (a)	(1,185)	(450)
Recoveries	12	9
Transfer to discontinued operations	—	(19)

Balance at December 31,	$830	$1,263

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with counterparty.

Government sponsored Enterprises

Between 2004 and 2008, we sold $250.8 billion of loans. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loan sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government-insured loans were securitized with Ginnie Mae. For the year ended December 31, 2010, we received $842 million in repurchase claims of which $784 million are associated with the 2004 through 2008 vintages of loans sold to the GSEs. We resolved $968

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

million claims including $756 million in either settlement, repurchase, or indemnification payments and $212 million related to rescinded claims. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and our best estimate of future claims we might receive. We consider our experiences with the each GSE in evaluating our liability. During 2010, we reached agreements with Freddie Mac and Fannie Mae which resolve material repurchase obligations with each counterparty.

In March 2010, certain of our mortgage subsidiaries entered into an agreement with Freddie Mac under which we made a one-time payment to Freddie Mac for the release of repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

On December 23, 2010, certain of our mortgage subsidiaries entered into an agreement with Fannie Mae under which we made a one-time payment to Fannie Mae for the release of repurchase obligations, including private label securitization exposure, related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. We continue to be responsible for other contractual obligations we have with Fannie Mae including all indemnification obligations that may arise in connection with the servicing of the mortgages. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

The FHFA as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to private-label mortgage-backed securities in which Fannie Mae and Freddie Mac had invested. Certain of these subpoenas were directed at our mortgage subsidiaries. In connection with the agreement reached with Fannie Mae, the FHFA has agreed to withdraw those subpoenas that relate to Fannie Mae while the subpoenas that relate to Freddie Mac remain open.

Whole-loan Sales

In addition to the settlements with the GSEs noted earlier, we have settled with several whole-loan investors concerning alleged breaches of underwriting standards. For the year ended December 31, 2010, we have received $126 million in repurchase claims of which $120 million are associated with the 2004 through 2008 vintages of loans sold to whole-loan investors. We resolved $108 million of claims, including $44 million in either settlements, repurchases, or indemnification payments and $64 million related to rescinded claims.

Monoline Insurers

Historically, our Mortgage operations have securitized whole loans where the monolines have insured all or some of the related bonds and have guaranteed the timely repayment of bond principal and interest when an issuer defaults. Overall, the representation and warranty obligations to monoline insurers are not as stringent as those to the GSEs and impose a higher burden of proof on the insurer. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material adverse effect on the interest of the security holders or the insurer. For the period 2004 through 2008, we sold $42.7 billion of loans into these monoline-wrapped securitizations. For the year ended December 31, 2010, we received $151 million in repurchase claims from the monolines associated with the 2004 through 2008 securitizations. We resolved $43 million of the claims including $36 million of indemnification payments and $7 million related to rescinded claims.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Unlike the repurchase protocols and experience established with the GSEs, experience with monolines has not been as predictable. A significant portion of the outstanding unresolved monoline repurchase claims are with one insurer with whom we are currently in litigation.

Private-label Securitization

Historically, our Mortgage operations were very active in the securitization market selling whole loans into special-purpose entities and selling these private-label mortgage backed securities to investors. We have issued private-label mortgage-backed securities infrequently since 2007.

In general, representations and warranties provided as part of our securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, an investor must prove breach of the representations and warranties that materially and adversely affects the interest of all investors. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising not less than 25% of the percentage interest constituting a class of securities for that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders. If, for example, we as servicer became aware of such facts and circumstances, we would typically be required to initiate a repurchase at that time. The GSEs were among the purchasers of securities in our private-label securitizations.

Regarding our securitization activities, we have exposure to potential loss primarily through two avenues. First, investors may request that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale. Contractual representations and warranties are different based on the specific deal structure and investor. Second, investors in securitizations may attempt to achieve rescission of their investments, or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans. We have a limited amount of repurchase experience with these investors, and therefore it is currently not possible to estimate future repurchase obligations and any related loss or range of loss.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

31. Quarterly Financial Statements (unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
	($ in millions)
2010
Net financing revenue	$752	$709	$590	$530
Total other revenue	1,098	1,388	1,457	1,378

Total net revenue	1,850	2,097	2,047	1,908
Provision for loan losses	144	218	9	71
Other noninterest expense	1,519	1,444	1,713	1,605

Income from continuing operations before income tax expense	187	435	325	232
Income tax expense from continuing operations	36	33	48	36

Net income from continuing operations	151	402	277	196

Income (loss) from discontinued operations, net of tax	11	163	(8)	(117)

Net income	$162	$565	$269	$79

	(per share data in whole dollars)
Basic earnings per common share (a)(b)
(Loss) income from continuing operations	$(439)	$472	$(64)	$(1,005)
Income (loss) from discontinued operations, net of tax	13	204	(9)	(146)

Net (loss) income	$(426)	$676	$(73)	$(1,151)

Diluted earnings per common share (a)(b)
(Loss) income from continuing operations	$(439)	$211	$(64)	$(1,005)
Income (loss) from discontinued operations, net of tax	13	91	(9)	(146)

Net (loss) income	$(426)	$302	$(73)	$(1,151)

	($ in millions)
2009
Net financing revenue	$459	$379	$564	$676
Total other revenue	1,247	865	1,407	898

Total net revenue	1,706	1,244	1,971	1,574
Provision for loan losses	745	1,117	679	3,063
Other noninterest expense	1,650	1,723	2,163	2,314

Loss from continuing operations before income tax (benefit) expense	(689)	(1,596)	(871)	(3,803)
Income tax (benefit) expense from continuing operations	(128)	1,093	(294)	(597)

Net loss from continuing operations	(561)	(2,689)	(577)	(3,206)

Loss from discontinued operations, net of tax	(114)	(1,214)	(190)	(1,747)

Net loss	$(675)	$(3,903)	$(767)	$(4,953)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	First quarter	Second quarter	Third quarter	Fourth quarter
	(per share data in whole dollars)
Basic and diluted earnings per common share (a)
Loss from continuing operations	$(1,384)	$(5,408)	$(1,763)	$(6,816)
Loss from discontinued operations, net of tax	(229)	(2,249)	(351)	(3,221)

Net loss	$(1,613)	$(7,657)	$(2,114)	$(10,037)

	($ in millions)
2008
Net financing revenue (loss)	$702	$226	$464	$(475)
Total other revenue	1,859	1,271	780	11,361

Total net revenue	2,561	1,497	1,244	10,886
Provision for loan losses	431	642	837	1,192
Other noninterest expense	1,840	2,128	2,468	1,913

Income (loss) from continuing operations before income tax expense (benefit)	290	(1,273)	(2,061)	7,781
Income tax expense (benefit) from continuing operations	74	8	(116)	(102)

Net income (loss) from continuing operations	216	(1,281)	(1,945)	7,883

Loss from discontinued operations, net of tax	(805)	(1,201)	(578)	(421)

Net (loss) income	$(589)	$(2,482)	$(2,523)	$7,462

	(per share data in whole dollars)
Basic and diluted earnings per common share (a)
Income (loss) from continuing operations	$2,007	$(11,870)	$(18,015)	$70,643
Loss from discontinued operations, net of tax	(7,459)	(11,117)	(5,351)	(3,772)

Net (loss) income	$(5,452)	$(22,987)	$(23,366)	$66,871

(a)	Due to averaging of shares, quarterly earnings per common share may not equal totals reported for the full year.
(b)	The first quarter includes two quarterly cash dividends each on the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, and Fixed Rate Cumulative Perpetual Preferred Stock, Series G, totaling $477 million, which are deducted from income to arrive at basic and diluted earnings per common share for the first quarter. Traditionally, the second dividends of $303 million would have been declared in the second quarter and deducted from income to arrive at basic and diluted earnings per common share for the second quarter.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

32. Subsequent Events

Declaration of Quarterly Dividend Payments

On January 4, 2011, the Ally Board of Directors declared quarterly dividend payments on certain outstanding preferred stock. This included a cash dividend of $1.125 per share, or a total of $134 million, on Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 and a cash dividend of $17.50 per share, or a total of $45 million, on Fixed Rate Cumulative Perpetual Preferred Stock, Series G. The dividends were paid on February 15, 2011.

February 2011 Notes Offering and Debt Repurchase

On February 11, 2011, we completed a securities offering of $2.25 billion in aggregate principal amount of Ally senior guaranteed notes due February 2014. The offering included $1.0 billion of fixed rate notes at par to yield 4.5% and $1.25 billion of floating rate notes with the same maturity date to yield a spread of 320 basis points over the three-month London interbank offer rate.

In addition, in February, we repurchased certain debt that will result in a $42 million loss for the first quarter 2011. The loss primarily represented accelerated original issue discount amortization of $31 million that was scheduled to amortize in 2011.